Exhibit 10.3

EXECUTION VERSION

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT CUSTOMARILY AND ACTUALLY TREATS AS PRIVATE AND CONFIDENTIAL. REDACTED INFORMATION IS INDICATED BY [***]

THIRD AMENDED AND RESTATED

AGREEMENT OF EXEMPTED LIMITED PARTNERSHIP

OF

THE WE COMPANY MANAGEMENT HOLDINGS L.P.

a Cayman Islands exempted limited partnership

THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR ANY OTHER APPLICABLE SECURITIES LAWS AND ARE BEING SOLD IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. SUCH SECURITIES MUST BE ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE OFFERED FOR SALE, PLEDGED, MORTGAGED, CHARGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH (I) THE SECURITIES ACT, ANY APPLICABLE STATE SECURITIES LAWS AND ANY OTHER APPLICABLE SECURITIES LAWS; AND (II) THE TERMS AND CONDITIONS OF THIS THIRD AMENDED AND RESTATED AGREEMENT OF EXEMPTED LIMITED PARTNERSHIP IN THE ABSENCE OF SUCH REGISTRATION, UNLESS THE TRANSFEROR DELIVERS TO THE PARTNERSHIP AN OPINION OF COUNSEL SATISFACTORY TO THE PARTNERSHIP, TO THE EFFECT THAT THE PROPOSED SALE, TRANSFER OR OTHER DISPOSITION MAY BE EFFECTED WITHOUT REGISTRATION UNDER THE SECURITIES ACT AND UNDER APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS.

Dated on October 20, 2021

i

Section 10.2	Transfer of the Parent Entities’ Partnership Interests	56
Section 10.3	Limited Partners’ Rights to Transfer	56
Section 10.4	Substituted Limited Partners	58
Section 10.5	Assignees	58
Section 10.6	General Provisions	59
Section 10.7	PIU Aggregator	60

ARTICLE XI
ADMISSION OF PARTNERS

Section 11.1	Admission of Successor General Partner	60
Section 11.2	Partners; Admission of Additional Limited Partners	61
Section 11.3	Limit on Number of Partners	61
Section 11.4	Admission	62

ARTICLE XII
TERMINATION, LIQUIDATION AND DISSOLUTION

Section 12.1	No Termination or Dissolution	62
Section 12.2	Events Causing Termination	62
Section 12.3	Distribution upon Liquidation	62
Section 12.4	Rights of Holders	63
Section 12.5	Dissolution	64
Section 12.6	Reasonable Time for Winding Up	64

ARTICLE XIII
PROCEDURES FOR ACTIONS AND CONSENTS
OF PARTNERS; AMENDMENTS; MEETINGS

Section 13.1	Actions and Consents of Partners	64
Section 13.2	Amendments	64
Section 13.3	Procedures for Meetings and Actions of the Partners	64

ARTICLE XIV REDEMPTION RIGHTS

Section 14.1	Redemption Rights of Qualifying Parties	66
Section 14.2	Certain Adjustments	70
Section 14.3	Coordination and Cooperation; Cash Election	70

ARTICLE XV
PARTNERSHIP CLASS PI COMMON UNIT CONVERSION

Section 15.1	Conversion Mechanics and Notice	71

ARTICLE XVI
MISCELLANEOUS

Section 16.1	Partnership Counsel	72
Section 16.2	Damages not an Adequate Remedy	72
Section 16.3	Governing Law and Consent to Jurisdiction	72

EXHIBIT A	NOTICE OF REDEMPTION

EXHIBIT B	ADDRESS OF DOMICILE OR PRINCIPAL PLACE OF BUSINESS

EXHIBIT C	CAPITAL ACCOUNTS

EXHIBIT D	NOTICE OF CONVERSION

EXHIBIT E	CONSENT BY SPOUSE

EXHIBIT F	ANTI-MONEY LAUNDERING REPRESENTATIONS AND UNDERTAKINGS

ANNEX A	PARTNERSHIP UNIT DESIGNATIONS

THIRD AMENDED AND RESTATED AGREEMENT OF EXEMPTED

LIMITED PARTNERSHIP OF THE WE COMPANY MANAGEMENT HOLDINGS L.P.

THIS THIRD AMENDED AND RESTATED AGREEMENT OF EXEMPTED LIMITED PARTNERSHIP OF THE WE COMPANY MANAGEMENT HOLDINGS L.P., dated on October 20, 2021 (the “Effective Date”), is entered into by and among The We Company MC LLC, a Delaware limited liability company (“TWC MC”), The We Company Management LLC, a Delaware limited liability company (“WCM”), Euclid WW Holdings Inc., a Delaware corporation, each of the other Limited Partners (as defined herein) and, in its capacity as the parent company of TWC MC and not as a Partner in the Partnership, WeWork Inc., a Delaware corporation (“Super HoldCo”).

WHEREAS, The We Company Management Holdings L.P., a Cayman Islands exempted limited partnership (the “Partnership”), was formed and registered under the Exempted Limited Partnership Law (2018 Revision) (as it may be amended from time to time, and any successor to such statute, the “Act”), pursuant to (i) a Certificate filed pursuant to Section 9 of the Act on April 5, 2019 (the “Formation Date”), and (ii) the Initial Exempted Limited Partnership Agreement of The We Company Management Holdings L.P., dated on April 5, 2019 (the “Original Agreement”), by and between Super HoldCo and WCM;

WHEREAS, in accordance with the deed of substitution of general partner dated May 8, 2019, Super HoldCo transferred its general partner interest in the Partnership to TWC MC and withdrew as general partner of the Partnership pursuant to clause 13 of the Original Agreement;

WHEREAS, in accordance with the Original Agreement, the Original Agreement was amended and restated on July 15, 2019 (the “July 15, 2019 Agreement”);

WHEREAS, in accordance with the July 15, 2019 Agreement, the July 15, 2019 Agreement was amended and restated on October 30, 2019 (the “October 30, 2019 Agreement”); and

WHEREAS, in accordance with the October 30, 2019 Agreement, the parties now desire to continue the Partnership and amend and restate the October 30, 2019 Agreement in its entirety as hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE I

DEFINED TERMS

Section 1.1 Definitions. The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement:

“A Cash Amount” means an amount of cash equal to the product of (i) the Trading Price and (ii) the A-to- A Shares Amount.

“A-to-A Shares Amount” means a number of Class A Shares equal to the excess, if any, of:

(a) the product of (i) the number of A Tendered Units multiplied by (ii) the Adjustment Factor as of the Specified Redemption Date, over

(b) the quotient of (1) any Unoffset Tax Distributions associated with the A Tendered Units (if any) in excess of the corresponding Unoffset Tax Distributions attributable to the same number of Partnership Class A Common Units held directly or indirectly by Super HoldCo at such time, divided by (2) the Trading Price; provided, that the applicable Tendering Party may reduce the value of the foregoing clause (1) on a dollar-for-dollar basis by paying any such amount to the Partnership in cash.

“Additional Limited Partner” means a Person who is admitted to the Partnership as a Limited Partner pursuant to the Act and Article X or Section 11.2, who is shown as such on the books and records of the Partnership, and who has not ceased to be a Limited Partner pursuant to the Act and this Agreement.

“Adjusted Capital Account Deficit” means, with respect to any Partner, the deficit balance, if any, in such Partner’s Capital Account as of the end of the relevant Fiscal Year after giving effect to the following adjustments: (a) credit to such Capital Account any amounts that such Partner is obligated to restore pursuant to Treasury Regulations section 1.704-1(b)(2)(ii)(c) and the penultimate sentences of Treasury Regulations sections 1.704-2(g)(1) and 1.704-2(i)(5) and (b) debit to such Capital Account such Partner’s share of the items described in Treasury Regulations sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6). This definition of “Adjusted Capital Account Deficit” is intended to comply with the provisions of Treasury Regulations section 1.704-1(b)(2)(ii)(d) and shall be interpreted and applied consistently therewith.

“Adjusted Trading Price” means the product of the Trading Price multiplied by the Adjustment Factor.

“Adjustment Factor” means, initially and after the transactions contemplated by the Merger Agreement, 1.0; provided, however, that the Adjustment Factor shall be appropriately, equitably and reasonably adjusted to the extent necessary to prevent inappropriate dilution or accretion and to otherwise maintain existing economic entitlements in the case of the following events: (i) any subdivision (by any stock split, stock dividend or distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse stock split, reclassification, reorganization, recapitalization or otherwise) of any equity securities of Super HoldCo that is not accompanied by a substantively identical subdivision or combination of the Partnership Units; or (ii) any subdivision (by any unit split, unit dividend or distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse unit split, reclassification, reorganization, recapitalization or otherwise) of any Partnership Units that is not accompanied by a substantively identical subdivision or combination of the equity securities of Super HoldCo (the events described in subclauses (i) and (ii), “Adjustment Events”).

“Advanced Tax Distribution” means, with respect to any Partnership Unit at any time, the Tax Distributions previously made with respect to the Partnership Unit pursuant to Section 4.2(a) that have not yet reduced other distributions with respect to such Partnership Unit in accordance with Section 4.2(b).

“Affiliate” shall mean, with respect to any specified Person, (i) any Person that directly or indirectly controls, is controlled by, or is under common control with such specified Person (and, in the case of any Person that is an entity, shall include any general partner, managing member, manager, officer or director of such Person or any venture capital fund, investment fund or account now or hereafter existing that is controlled by one or more general partners, managers or managing members of, or shares the same management company or investment adviser with, or is otherwise affiliated with, such Person); or (ii) if the specified Person is an individual, any member of the Immediate Family of the specified Person. For purposes of this definition, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Distribution Threshold” means, in respect of any Partnership Class PI Common Unit, an amount that is equal to or greater than the value (determined by the General Partner (with the consent of the Compensation Committee of the Board of Directors) in a manner consistent with the principles of IRS Revenue Procedure 93-27) of the liquidating distributions that would be made under Section 12.3(a)(iii) if, immediately after such Partnership Class PI Common Unit were issued, the Partnership were to (i) sell all of its assets for cash at their fair market values (as determined in accordance with this sentence), (ii) receive from each Partner any amounts then unconditionally due and payable by such Partner to the Partnership and any contributions required to be made by such Partner to the Partnership (with or without lapse of time), (iii) settle all of its debts and liabilities in accordance with Section 12.3(a)(i) and Section 12.3(a)(ii), in each case, to the extent of the available assets of the Partnership (but limited, in the case of nonrecourse liabilities as to which the creditors’ rights to repayment are limited solely to one or more assets of the Partnership, to the value of such assets, determined in accordance with clause (i)), and (iv) make liquidating distributions of its remaining assets in accordance with such provision. The Aggregate Distribution Threshold in respect of each Partnership Class PI Common Unit shall (i) notwithstanding any other provision herein to the contrary, at all times be no less than necessary to comply with the requirements of IRS Revenue Procedure 93-27 (and, accordingly, shall be appropriately adjusted to take into account Capital Contributions after the date of grant of the applicable Partnership Class PI Common Unit as reasonably determined by the General Partner, after reasonable consultation with the Management Representative), and (ii) be set forth in the applicable Profits Interest Award Agreement (or set forth in a supplement thereto as promptly as practicable after the date of such Profits Interest Award Agreement).

“Agreement” means this Third Amended and Restated Agreement of Exempted Limited Partnership of The We Company Management Holdings L.P., together with the Schedules, Annexes and Exhibits hereto, as now or hereafter amended, restated, modified, supplemented or replaced.

“Applicable Record Date” means the record date reasonably established by the General Partner for the purpose of determining the Partners entitled to notice of or to vote at any meeting of Partners or to consent to any matter, or to receive any distribution or the allotment of any other rights, or in order to make a determination of Partners for any other proper purpose, which, in the case of a record date fixed for the determination of Partners entitled to receive any distribution, shall (unless otherwise reasonably determined by the General Partner) generally be the same as the record date established by Super HoldCo for a dividend or distribution to its stockholders. Such record date shall not precede the date upon which the resolution fixing the record date is adopted by the General Partner and such record date shall not be more than 60 nor less than 10 days before the date of the applicable meeting or consent.

“Assets” means any assets and property of the Partnership, and “Asset” means any one such asset or property.

“Assignee” means a Person to whom a Partnership Interest has been Transferred, but who has not become a Substituted Limited Partner, and who has the rights set forth in Section 10.5.

“Bankruptcy” means, with respect to any Person:

(i) (A) if such Person (1) makes a general assignment for the benefit of creditors, (2) files a voluntary bankruptcy petition, (3) becomes the subject of an order for relief or is declared insolvent in any bankruptcy or insolvency proceeding, (4) files a petition or answer seeking for such Person a reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any law, (5) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Person in a proceeding of the type described in clauses (1)-(4) above, or (6) seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of such Person or of all or any substantial part of such Person’s properties, or

(ii) (A) a proceeding is commenced seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any law and 90 days have expired without the proceeding being dismissed, or (B) without that Person’s consent or acquiescence, a trustee, receiver, or liquidator is appointed of that Partner or of all or any substantial part of its properties and 90 days have expired without the appointment being vacated or stayed, or if stayed, 90 days have expired after the date of expiration of a stay, unless the appointment has been vacated.

“Board of Directors” means the Board of Directors of Super HoldCo.

“Business Day” means any weekday, excluding any legal holiday observed pursuant to United States federal or New York State law or regulation.

“C-Corp Subsidiary” means Euclid WW Holdings Inc.

“Capital Contribution” means, with respect to any Partner, the amount of money and the initial Carrying Value of any Contributed Asset that such Partner contributes to the Partnership or is deemed to contribute pursuant to Article III which shall be set forth on Exhibit C.

“Capital Stock” means any class or series of stock of Super HoldCo now or hereafter authorized.

“Carrying Value” means, with respect to any Asset, the asset’s adjusted basis for U.S. federal income tax purposes, except as follows:

(i) the Carrying Value of any asset contributed or deemed contributed by a Partner to the Partnership shall be the fair market value of such asset at the time of contribution;

(ii) the Carrying Value of any asset distributed or deemed distributed by the Partnership to any Partner shall be adjusted immediately prior to such distribution to equal its fair market value at such time;

(iii) the Carrying Values of all Assets may be adjusted to equal their respective fair market values as of the following times:

1.

immediately prior to the date of the acquisition of any new or additional Partnership Interest (including any Profits Interests) by any new or existing Partner, other than in exchange for a de minimis Capital Contribution (except that, for the avoidance of doubt, no Capital Contribution is required with respect to the issuance of Profits Interests);

2.	immediately prior to the date of the distribution of more than a de minimis amount of Partnership property to a Partner;

3.	immediately prior to the liquidation of the Partnership within the meaning of Treasury Regulations section 1.704-1(b)(2)(ii)(g);

4.

in connection with the grant of a Partnership Interest (other than a de minimis Partnership Interest) as consideration for the provision of services to or for the benefit of the Partnership or a Subsidiary of the Partnership by an existing Partner acting in a partner capacity, or by a new Partner acting in a partner capacity in anticipation of becoming a Partner; provided that an adjustment described in subclauses 1, 2 and 4 of this clause (iii) may only not be made if the General Partner (together with the Consent of the Management Representative, such consent not to be unreasonably withheld, conditioned or delayed) reasonably determines that not making such adjustment is necessary to reflect the collective economic interests of the Partners in the Partnership; and

5.

at any other time, as permitted by the Treasury Regulations, within the discretion of the General Partner, with the Consent of the Management Representative (not to be unreasonably withheld, conditioned or delayed) (including, to the extent permitted by the Treasury Regulations, immediately prior to a conversion pursuant to Section 15.1).

In the case of any asset that has a Carrying Value determined pursuant to subclauses 1, 2, 4 or 5 above, depreciation shall be computed based on the asset’s Carrying Value as so determined, and not on the asset’s adjusted tax basis, as more fully described under the definition of Net Income and Net Loss below.

“Catch-up Base Amount” means an amount (not less than $0 and not more than the fair market value of, (i) in the case of any Profits Interests granted before the date hereof, a Class B Share at the time of grant, and (ii) in the case of any Profits Interests granted on or after the date hereof, a Class A Share at the time of grant) as reasonably determined by the General Partner (and, in the case of Partnership Class PI Common Units, with the consent of the Compensation Committee of the Board of Directors), which amount with respect to any Profits Interests, as of the date of grant of such Profits Interests, shall be set forth in the applicable Profits Interest Award Agreement; provided that in the event of any change in the Partnership’s capital structure that affects any Profits Interests issued with a Strike Price Catch-up Amount (such as a subdivision of Partnership Class PI Common Units into a greater number of Partnership Class PI Common Units or any other event referred to in the definition of Adjustment Factor), the Catch-up Base Amount with respect to any such affected Profits Interests shall be equitably adjusted to the extent necessary (in the reasonable and good faith determination of the General Partner, after reasonable consultation with the Management Representative) to prevent such capital structure change from (i) changing the economic rights represented by the applicable Profits Interests in a manner that is disproportionately favorable or unfavorable in relation to the economic rights of other classes of outstanding Partnership Units or (ii) reducing or increasing the aggregate Strike Price Catch-up Amounts to which such Profits Interests are entitled.

“Certificate” means the Section 9 Statement (and any and all amendments thereto and restatements thereof) filed with the Registrar on behalf of the Partnership pursuant to the Act.

“Change of Control Transaction” means: (a) a merger, tender or exchange offer, consolidation, amalgamation or other similar combination involving Super HoldCo and any other Person, pursuant to which the stockholders of Super HoldCo immediately prior to such merger, consolidation or other combination (as a group) would own, as of immediately after such transaction or series of related transactions, less than fifty percent (50%) of the total economic and voting power of all outstanding equity securities of Super HoldCo (or of any resulting or surviving entity) or (b) a sale, lease, exchange or other transfer of all or substantially all of the assets of Super HoldCo and its Subsidiaries (taken as a whole) to any other Person (other than a wholly owned Subsidiary of Super HoldCo) not in the ordinary course of its business, whether in a single transaction or a series of related transactions.

“Charitable Entity” means any organization, foundation, impact investing enterprise, public benefit entity or similar entity whose primary purpose is to preserve the natural environment, combat climate change or support any other environmental, educational or charitable cause.

“Charter” means the certificate of incorporation of Super HoldCo, within the meaning of Section 104 of the General Corporation Law of the State of Delaware, as amended from time to time.

“Class A Share” means a share of Class A common stock of Super HoldCo, $0.001 par value per share.

“Class B Share” means a share of Class B common stock of WeWork Inc., $0.001 par value per share, issued prior to the date of this Agreement.

“Class C Share” means a share of Class C common stock of Super HoldCo, $0.001 par value per share.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Common Share” means a Class A Share or Class C Share (and shall not include any additional series or class of Super HoldCo’s common stock created after the date of this Agreement).

“Consent” means the consent to, approval of, or vote in favor of a proposed action by a Partner given in accordance with Article XIII.

“Consent of the Management Representative” means the consent or approval of the Management Representative, which consent or approval, for all purposes of this Agreement, shall be required only in the event that the related action disproportionately and adversely impacts (other than in a de minimis fashion) (i) the rights, privileges, preferences or obligations of the Partnership Class PI Common Units or the Partnership Class A Common Units relative to any other class of Partnership Units or (ii) any Limited Partner in its capacity as a holder of Partnership Common Units relative to any other Limited Partner in its capacity as a holder of Partnership Common Units or relative to any stockholder of Super HoldCo in its capacity as a holder of stock in Super HoldCo. For the avoidance of doubt, in furtherance and not in limitation of the foregoing, any reference to the Consent of the Management Representative contained in this Agreement shall not be required if the foregoing standard is not met.

“Consent of the Non-Super HoldCo Partners” means the Consent of a Majority in Interest of the Non-Super HoldCo Partners (and subject to the Consent of the Management Representative (not to be unreasonably withheld, conditioned or delayed)), which Consent shall be obtained before the taking of any action for which it is required by this Agreement and, except as otherwise provided in this Agreement, may be given or withheld by Partners in their discretion.

“Consent of the Partners” means the Consent of a Majority in Interest of the Partners (and subject to the Consent of the Management Representative (not to be unreasonably withheld, conditioned or delayed)), which Consent shall be obtained before the taking of any action for which it is required by this Agreement and, except as otherwise provided in this Agreement, may be given or withheld by Partners in their discretion.

“Contributed Asset” means each Asset or other asset, in such form as may be permitted by the Act, but excluding cash, contributed or deemed contributed to the Partnership.

“Controlled Entity” means, as to any Person, (a) any corporation more than fifty percent (50%) of the outstanding voting stock of which is owned by such Person or such Person’s Immediate Family or Affiliates, (b) any trust, whether or not revocable, of which such Person or such Person’s Immediate Family or Affiliates are the sole beneficiaries, (c) any partnership of which such Person or an Affiliate of such Person is the managing partner and in which such Person or such Person’s Immediate Family or Affiliates hold partnership interests representing at least twenty-five percent (25%) of such partnership’s capital and profits and (d) any limited liability company of which such Person or an Affiliate of such Person is the manager or managing member and in which such Person or such Person’s Immediate Family or Affiliates hold limited liability company interests representing at least twenty-five percent (25%) of such limited liability company’s capital and profits.

“Cut-Off Time” means, with respect to any Notice of Redemption, the close of business on the fifth (5th) Business Day after the General Partner’s receipt of such Notice of Redemption.

“Debt” means, as to any Person, as of any date of determination: (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services; (ii) all amounts owed by such Person to banks or other Persons in respect of reimbursement obligations under letters of credit, surety bonds and other similar instruments guaranteeing payment or other performance of obligations by such Person; (iii) all indebtedness for borrowed money or for the deferred purchase price of property or services secured by any lien on any property owned by such Person, to the extent attributable to such Person’s interest in such property, even though such Person has not assumed or become liable for the payment thereof; and (iv) obligations of such Person as lessee under capital leases.

“Distribution Threshold Per Profits Interest” means, with respect to each Profits Interest, an amount equal to the aggregate distribution that would be made in respect of (i) in the case of any Profits Interests granted before the date hereof, one Class B Share, and (ii) in the case of any Profits Interests granted on or after the date hereof, one Class A Share at the time of grant, in each case if, immediately prior to the grant of such Profits Interest, (a) the Partnership were to make liquidating distributions under Section 12.3(a)(iii) in an amount equal to the Aggregate Distribution Threshold determined with respect to such Profits Interest, and (b) Super HoldCo distributed in liquidation an amount equal to Super HoldCo’s direct or indirect economic entitlement to such amounts in accordance with the rights and preferences of its equity securities (including all instruments outstanding on the date of grant that are convertible, exercisable or exchangeable for equity, but excluding any amounts relating to unvested instruments). The initial Distribution Threshold Per Profits Interest with respect to any Profits Interest shall be set forth in the applicable Profits Interest Award Agreement (or set forth in a supplement thereto as promptly as practicable after the date of such Profits Interest Award Agreement). In the event of any change in the Partnership’s capital structure which affects any Profits Interests (such as a subdivision of Partnership Class PI Common Units into a greater number of Partnership Class PI Common Units or any other event referred to in the definition of Adjustment Factor), the Distribution Threshold Per Profits Interest with respect to any such affected Partnership Class PI Common Units shall be equitably adjusted to the extent necessary (in the reasonable and good faith determination of the General Partner, after reasonable consultation with the Management Representative) to prevent such capital structure change from changing the economic rights represented by the applicable Profits Interests in a manner that is disproportionately favorable or unfavorable in relation to the economic rights of other classes of outstanding Partnership Units.

“Equity Plan” means any plan, agreement or other arrangement that provides for the grant or issuance of equity or equity-based awards and that is now in effect or is hereafter adopted by the Partnership or Super HoldCo (or its predecessor, WeWork Inc.) for the benefit of any of their respective employees or other service providers (including directors, advisers and consultants), or the employees or other service providers (including directors, advisers and consultants) of any of their respective Affiliates or Subsidiaries.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and any successor statute thereto, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Factor” means, in respect of any Partnership Class PI Common Unit, the quotient, rounded to four decimal places, of:

(i) the sum of (A) the amount obtained by subtracting the Distribution Threshold Per Profits Interest in respect of such Partnership Unit from the Adjusted Trading Price (it being understood that such amount may be negative) plus (B) the Unpaid Catch-up Amount (if any) in respect of such Partnership Unit that would be paid in respect of such Partnership Class PI Common Unit if, on the applicable date, the Partnership were to (I) sell all of its assets for cash at their fair market values (taking into account the Adjusted Trading Price or the valuation implied by any applicable Change of Control Transaction or Termination Transaction), (II) receive from each Partner any amounts then unconditionally due and payable by such Partner to the Partnership and any contributions required to be made by such Partner to the Partnership (with or without lapse of time), (III) settle all of its debts and liabilities in accordance with Section 12.3(a)(i) and Section 12.3(a)(ii), in each case, to the extent of the available assets of the Partnership (but limited, in the case of nonrecourse liabilities as to which the creditors’ rights to repayment are limited solely to one or more assets of the Partnership, to the value of such assets, determined in accordance with clause (I)), and (IV) make liquidating distributions of its remaining assets in accordance with Section 12.3(a)(iii), disregarding for this purpose all Unvested Profits Interests, plus (C) any and all amounts that would have been (but were not) distributed in respect of such Partnership Unit had such Partnership Unit participated in all distributions (I) that were declared after the date of such Partnership Unit’s issuance and have an Applicable Record Date prior to the date of the applicable Conversion (subject to Section 14.1(d)(i)), (II) that resulted in a corresponding distribution by Super HoldCo in respect of at least one Class A Share, and (III) in which the Partnership Class A Common Units participated (it being understood that there were no such distributions prior to the date hereof); divided by

(ii) the Adjusted Trading Price.

The principles of Section 3.8(a) shall apply mutatis mutandis to the foregoing calculations. For the avoidance of doubt, the amount described in clause (i)(B) shall be reasonably determined by the General Partner based on the value of the Partnership implied by the Adjusted Trading Price as of the applicable time.

“First Restatement Date” means July 15, 2019.

“Funding Debt” means any Debt incurred by or on behalf of any of the Parent Entities for the purpose of providing funds to the Partnership.

“General Partner” means TWC MC and/or any additional or successor General Partner(s) designated as such pursuant to the Act and this Agreement, and, in each case, that has not ceased to be a general partner pursuant to the Act and this Agreement, in such Person’s capacity as a general partner of the Partnership.

“Holder” means either (a) a Partner or (b) an Assignee that owns a Partnership Unit; provided, that in the case of any Holder that holds more than one class of Partnership Units, where applicable, “Holder” shall refer to such Person in its capacity as a Holder of each such class and not all classes, as appropriate.

“Immediate Family” means, (i) with respect to any individual, (A) his or her ancestors, spouse, issue (natural or adopted), spouses of issue, Spousal Equivalent, siblings (natural or adopted), (B) any trustee or trustees, including successor and additional trustees, of trusts principally for the benefit of such individual, any one or more of the individuals described in the foregoing clause (i)(A) and/or one or more Charitable Entities that is a permissible current or remainder beneficiary of such trust, and (C) any entity or entities all of the beneficial owners of which are such trusts and/or such individuals, (ii) with respect to a legal representative, the Immediate Family (as otherwise defined in the foregoing clause (i)) of the individual for whom such legal representative was appointed and (iii) with respect to a trustee, the Immediate Family (as otherwise defined in the foregoing clause (i)) of the individuals who are the principal beneficiaries of the trust. As used herein (including in the definition of “Transfer”), a person is deemed to be a “Spousal Equivalent” provided the following circumstances are true: (a) irrespective of whether or not the relevant person and the Spousal Equivalent are the same sex, they are the sole spousal equivalent of the other for the last twelve (12) months, (b) they intend to remain so indefinitely, (c) neither are married to anyone else, (d) both are at least 18 years of age and mentally competent to consent to contract, (e) they are not related by blood to a degree of closeness that would prohibit legal marriage in the state in which they legally reside, (f) they are jointly responsible for each other’s common welfare and financial obligations, and (g) they have resided together in the same residence for the last twelve (12) months and intend to do so indefinitely.

“Incapacity” or “Incapacitated” means: (i) as to any Partner who is an individual, death or for whom a guardian, conservator or receiver (or similar) has been appointed to manage such individual’s affairs; (ii) as to any Partner that is a corporation, the filing of a certificate of dissolution, or its equivalent, for the corporation or the revocation of its charter; (iii) as to any Partner that is a partnership or limited liability company, the dissolution and commencement of winding up of the partnership or limited liability company; (iv) as to any Partner that is an estate, the distribution by the fiduciary of the estate’s entire interest in the Partnership; (v) as to any trustee of a trust that is a Partner, the termination of the trust (but not the substitution of a new trustee); or (vi) as to any Partner, the Bankruptcy of such Partner.

“Indemnitee” means (i) any Person made, or threatened to be made, a party to a proceeding by reason of its status as (a) the General Partner, (b) a manager, member, director, officer, employee, agent or representative of the General Partner or the Partnership or (c) the Management Representative, (ii) any Person made, or threatened to be made, a party to a proceeding by reason of its status as (a) the parent entity of the General Partner (including Super HoldCo) or (b) a manager, member, director, officer, employee, agent or representative of the parent entity of the General Partner (including Super HoldCo) or the Management Representative and (iii) such other Persons (including Affiliates, employees or agents of the General Partner, any Parent Entity or the Partnership) as the General Partner may designate from time to time (whether before or after the event giving rise to potential liability).

“Ineligible Cash Election Class A Unit” means, with respect to any A Tendered Unit, any such A Tendered Unit issued pursuant to the Conversion of a Vested Profits Interest that vested (pursuant to the terms of the applicable Profits Interest Award Agreement) within six months of the date of the applicable Specified Redemption Date.

“IRS” means the United States Internal Revenue Service.

“Limited Partner” means each Person that is, from time to time, admitted to the Partnership as a limited partner pursuant to the Act and this Agreement, and any Substituted Limited Partner or Additional Limited Partner, each shown as such in the books and records of the Partnership, in each case, that has not ceased to be a limited partner of the Partnership pursuant to the Act and this Agreement, in such Person’s capacity as a limited partner of the Partnership; provided, that in the case of any Limited Partner that holds more than one class of Partnership Units, where applicable, “Limited Partner” shall refer to such Person in its capacity as a Limited Partner, and with respect to the Partnership Units held by such Limited Partner, of each such class and not all classes, as appropriate.

“Majority in Interest of the Non-Super HoldCo Partners” means Partners (excluding the Parent Entities) holding more than fifty percent (50%) of all outstanding Partnership Units held by all Partners (excluding the Parent Entities).

“Majority in Interest of the Partners” means Partners (including the Parent Entities and any Controlled Entity of any Parent Entity) entitled to vote on or consent to any matter holding more than fifty percent (50%) of all outstanding Partnership Units held by all Partners (including the Parent Entities and any Controlled Entity of any Parent Entity) entitled to vote on or consent to such matter.

“Management Representative” means a Person that is appointed by the Majority in Interest of the Non-Super HoldCo Partners, which Person shall execute a joinder to this Agreement, solely in such Person’s capacity as the Management Representative; provided, that no Person shall be qualified to serve as the Management Representative if such Person (i) is deceased or (ii) is permanently and totally disabled such that he or she is unable to engage, with or without reasonable accommodation by the Partnership, in any substantial gainful activity by reason of any medically determinable physical or mental impairment that would reasonably be expected to result in imminent death or which has lasted or would reasonably be expected to last for a continuous period of not less than twelve (12) months as determined by a licensed medical practitioner.

“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of March 25, 2021, by and among BowX Acquisition Corp., BowX Merger Subsidiary Corp. and WeWork Inc.

“Net Income” and “Net Loss” shall mean, for each Fiscal Year, an amount equal to the net taxable income or loss of the Partnership for such Fiscal Year determined in accordance with Section 703(a) of the Code (it being understood that for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in such taxable income or loss) and determined in accordance with the accounting method used by the Partnership for U.S. federal income tax purposes with the following adjustments (without duplication):

(i) all items of income, gain, loss or deduction allocated pursuant to Section 5.2 or Section 5.3 shall not be taken into account in computing such taxable income or loss;

(ii) any income that is exempt from U.S. federal income taxation and not otherwise taken into account in computing Net Income and Net Loss shall be added to such taxable income or loss;

(iii) if the Carrying Value of any asset differs from its adjusted tax basis for U.S. federal income tax purposes, any gain or loss resulting from a disposition of such asset shall be calculated with reference to such Carrying Value;

(iv) upon an adjustment to the Carrying Value of any asset pursuant to clauses (ii) or (iii) of the definition of Carrying Value (other than an adjustment in respect of depreciation), the amount of the adjustment shall be included as gain or loss in computing such taxable income or loss;

(v) if the Carrying Value of any asset differs from its adjusted tax basis for U.S. federal income tax purposes, the amount of depreciation, amortization or cost recovery deductions with respect to such asset for purposes of determining Net Income and Net Loss shall be an amount which bears the same ratio to such Carrying Value as the U.S. federal income tax depreciation, amortization or other cost recovery deductions bears to such adjusted tax basis (provided that if the U.S. federal income tax depreciation, amortization or other cost recovery deduction is zero, the General Partner may use any reasonable method for purposes of determining depreciation, amortization or other cost recovery deductions in calculating Net Income and Net Loss); and

(vi) except for items set forth in clauses (i) through (v) above, any Partnership expenditures not deductible in computing taxable income or loss, not properly capitalizable and not otherwise taken into account in computing Net Income and Net Loss pursuant to this definition shall be treated as deductible items.

“New Securities” means (i) any rights, options, warrants or convertible or exchangeable securities that entitle the holder thereof to subscribe for or purchase, convert such securities into or exchange such securities for, Common Shares or Preferred Shares, excluding Preferred Shares and grants under the Equity Plans, (ii) other securities the value of which is derived from the value of Common Shares or Preferred Shares (excluding Preferred Shares and grants under any Equity Plan) or (iii) any Debt issued by Super HoldCo that provides any of the rights described in the preceding clauses (i) or (ii).

“Nonrecourse Debt” has the meaning ascribed to “nonrecourse liability” in Treasury Regulations section 1.704-2(b)(3).

“Nonrecourse Deductions” shall be as defined in Treasury Regulations section 1.704-2(b). The amount of Nonrecourse Deductions for a Fiscal Year equals the net increase, if any, in the amount of Partnership Minimum Gain during that Fiscal Year, determined according to the provisions of Treasury Regulations section 1.704-2(c).

“Notice of Redemption” means a Notice of Redemption substantially in the form of Exhibit A attached hereto.

“Parent Entities” means each of: (i) Super HoldCo; (ii) BowX Merger Subsidiary II, LLC; (iii) TWC MC; (iv) WCM; (v) the C-Corp Subsidiary; (vi) the highest entity in an unbroken chain of entities ending with immediately above the Partnership or any Surviving Partnership; provided that each entity in such unbroken chain owns, at the time of the determination, securities possessing fifty percent (50%) or more of the total combined voting power of all classes of securities in one of the other entities in such chain or in the Partnership or any Surviving Partnership; or (vii) any Subsidiary of Super HoldCo or the entity referenced in clause (v), excluding, in each case of clauses (vi) and (vii), (a) WE Holdings and any other entity in which Adam Neumann possesses fifty percent (50%) or more of the total combined economic interests and (b) the Partnership or any Surviving Partnership and each of their respective Subsidiaries.

“Partner” means the General Partner or a Limited Partner, and “Partners” means the General Partner and the Limited Partners.

“Partner Nonrecourse Debt” shall be as defined in Treasury Regulations section 1.704-2(b)(4).

“Partner Nonrecourse Debt Minimum Gain” shall be as defined in Treasury Regulations sections 1.704-2(i)(2) and 1.704-2(i)(3).

“Partner Nonrecourse Deductions” shall be as defined in Treasury Regulations section 1.704-2(i)(2). The amount of Partner Nonrecourse Deductions shall be determined as set forth in Treasury Regulations section 1.704-2(i).

“Partnership Class A Common Unit” means a Partnership Unit designated as a “Partnership Class A Common Unit” with the rights and obligations specified with respect to a Partnership Class A Common Unit set forth in this Agreement.

“Partnership Class PI Common Unit” means a Partnership Unit designated as a “Partnership Class PI Common Unit” with the rights and obligations specified with respect to a Partnership Class PI Common Unit set forth in this Agreement and any applicable Profits Interest Award Agreement.

“Partnership Common Unit” means a Partnership Class A Common Unit or Partnership Class PI Common Unit.

“Partnership Employee” means an employee of the Partnership or an employee of a Subsidiary of the Partnership, if any.

“Partnership Equivalent Units” means, with respect to any class or series of Preferred Shares, Partnership Units with powers, preferences, conversion and other rights (other than voting rights), restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption that are substantially the same as (or correspond to) the powers, preferences, conversion and other rights, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of such Preferred Shares as appropriate to reflect the relative rights, powers and preferences of such Preferred Shares as to the Common Shares and the other classes and series of Preferred Shares as such Partnership Equivalent Units would have as to Partnership Common Units and the other classes and series of Partnership Units corresponding to the other classes of Preferred Shares, but not as to matters such as voting for members of the Board of Directors that are not applicable to the Partnership. For the avoidance of doubt, the voting rights, redemption rights and rights to Transfer Partnership Equivalent Units need not be similar to the rights of the corresponding class or series of Preferred Shares, provided, however, with respect to redemption rights, the terms of Partnership Equivalent Units must be such so that the Partnership complies with Section 3.7.

“Partnership Interest” means an ownership interest in the Partnership represented by Partnership Units held by either a Limited Partner or the General Partner and includes any and all benefits to which the holder of such a Partnership Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. There may be one or more classes or series of Partnership Interests. A Partnership Interest shall be expressed as a number of Partnership Common Units or other Partnership Units.

“Partnership Minimum Gain” shall be as defined in Treasury Regulations sections 1.704-2(b)(2) and 1.704-2(d).

“Partnership Preferred Unit” means a Partnership Unit of a particular class or series that the General Partner has authorized pursuant to Section 3.1, Section 3.2 or Section 3.3 that has distribution rights, or rights upon liquidation, winding up and dissolution, that are superior or prior to the Partnership Common Units.

“Partnership Unit” means a Partnership Common Unit, a Partnership Preferred Unit or any other portion of the Partnership Interests that the General Partner has authorized pursuant to Section 3.1, Section 3.2 or Section 3.3.

“Percentage Interest” means, with respect to each Partner, as to any class or series of Partnership Units, the fraction, expressed as a percentage, the numerator of which is the aggregate number of Partnership Units of such class or series held by such Partner and the denominator of which is the total number of Partnership Units of such class or series held by all Partners.

“Permitted Charity” means any organization exempt from taxation pursuant to section 501(c)(3) or section 501(c)(4) of the Code.

“Permitted Transfer” means (a) any Transfer by a Limited Partner to an Affiliate of such Limited Partner, (b) a Transfer by a Limited Partner to the Partnership pursuant to any forfeiture or repurchase requirements under any Equity Plan, (c) any Transfer of a Partnership Interest or other security (i) by a Limited Partner (other than a Parent Entity) to the Immediate Family of such Limited Partner for estate planning purposes and (ii) by a Limited Partner (other than a Parent Entity) or Immediate Family of a Limited Partner (other than a Parent Entity) to which securities have been Transferred pursuant to clause (i), to a Permitted Charity, (d) a Transfer by a Limited Partner by will or by the laws of descent and distribution or by instrument to an inter vivos or testamentary trust in which the Partnership Interest or other security is to be passed to beneficiaries upon the death of the trustor (settlor), or by gift to “family member” as that term is defined in Rule 701 et seq. promulgated under the Exchange Act, and which may not be made subject to execution, attachment or similar process (provided that the terms of this Agreement shall be binding upon the executor, administrator, successors and assigns of the Holder who is a party to this Agreement), (e) any Transfer permitted in a Profits Interest Award Agreement, (f) any Transfer of Partnership Class A Common Units by the PIU Aggregator to any of its limited partners, (g) any Transfer of any or all Partnership Class A Common Units or Class C Shares held by We Holdings to its partners, members or stockholders and (h) any Transfer approved by a majority of the independent members of the Board of Directors then in office who are disinterested with respect to such Transfer; provided in the case of a Permitted Transfer pursuant to clauses (a), (c) and (f) above, the transferee shall receive and hold such Partnership Interests subject to the provisions of this Agreement.

“Permitted Transferee” means any permitted recipient of a Permitted Transfer.

“Person” means an individual or a corporation, partnership, trust, unincorporated organization, association, limited liability company or other entity.

“PIU Aggregator” means any direct or indirect Subsidiary of Super HoldCo or any aggregator entity controlled by Super HoldCo or any direct or indirect Subsidiary of Super HoldCo that has in place a governing agreement (including a Limited Partnership Agreement or Limited Liability Company Agreement) that provides the right or option to hold, own or acquire Partnership Class A Common Units or securities convertible into or exchangeable for Partnership Class A Common Units, including The We Company PI L.P., a Cayman Islands exempted limited partnership, provided that the governing agreement for any such Subsidiary or aggregator entity has in place provisions that are at least as favorable to the Partnership as the provisions in Sections 3.2 (limited to the last sentence thereof), 4.1(c), 4.2, 6.4 and 7.6 of that certain Third Amended and Restated Agreement of Exempted Limited Partnership of The We Company PI L.P. entered into on or about the date hereof.

“Preferred Share” means a share of stock of Super HoldCo now or hereafter authorized or reclassified that has dividend rights, or rights upon liquidation, winding up and dissolution, that are superior or prior to the Common Shares.

“Profits Interest” means a Partnership Class PI Common Unit that is issued with an Aggregate Distribution Threshold determined in accordance with the definition thereof. A Profits Interest is intended to meet the definition of a “profits interest” in IRS Revenue Procedures 93-27 and 2001-43, and the provisions of this Agreement shall be interpreted and applied consistently with such intention.

“Profits Interest Award Agreement” means an agreement between the Partnership or any Affiliate of the Partnership, on the one hand, and one or more Persons, on the other hand, in form or forms reasonably approved by the General Partner and, to the extent that any such agreement provides for any deviation from the terms of this Agreement, by the Compensation Committee of the Board of Directors, as it may be amended or supplemented from time to time with the written approval of the General Partner acting reasonably and in good faith, the Compensation Committee of the Board of Directors (if required hereby) and the applicable Person(s) or as otherwise permitted therein, pursuant to which Profits Interests or another class of similar Partnership Units are awarded to such Person(s).

“Qualified Transferee” means an “accredited investor,” as defined in Rule 501 promulgated under the Securities Act.

“Qualifying Party” means (a) a Limited Partner, (b) an Assignee who is the transferee of a Limited Partner’s Partnership Interest in a Permitted Transfer, or (c) a Person who is the transferee of a Limited Partner’s Partnership Interest in a Permitted Transfer; provided, however, that a Qualifying Party shall not include any Parent Entity.

“Redemption Committee” means a committee of members of the Board of Directors that includes at least two members (or one, if the Board of Directors does not include at least two members) who qualify as independent directors under Section 303A.00 of the NYSE Listed Company Manual or NASDAQ Marketplace Rule 4200(a)(15), as applicable, which committee makes its determination by majority approval (including a majority of such independent directors); provided, that, the Redemption Committee may not, and is not authorized to, elect or otherwise direct or approve the payment of cash for Ineligible Cash Election Class A Units (other than in respect of fractional shares). For the avoidance of doubt, the Redemption Committee may be a standing committee of the Board of Directors that satisfies the conditions described in this definition.

“Registrar” means the Registrar of Exempted Limited Partnerships of the Cayman Islands.

“Revised Audit Rules” shall mean the revised partnership audit rules under the United States Bipartisan Budget Act of 2015 and any sections of the Code or Treasury Regulations promulgated thereunder and with respect thereto, each as amended from time to time, and any similar state and local rules and regulations.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Section 4.9 Transaction” means (a) an acquisition by a Parent Entity contemplated by, and in accordance with, Section 4.9, provided, that the entity or assets acquired pursuant thereto are transferred to the Partnership in accordance with this Agreement or (b) a transaction conducted in accordance with, and solely to facilitate an acquisition by a Parent Entity contemplated by, Section 4.9 that, in the case of each of (a) and (b), (i) would not, and would not reasonably be expected to, be adverse (other than to a de minimis extent) to any of the Limited Partners (other than the Parent Entities) (for the avoidance of doubt, assuming for these purposes that the terms of the acquisition by a Parent Entity contemplated by Section 4.9, in and of themselves and without giving effect to any transactions by or with the Partnership pursuant to Section 4.9, would not, and would not reasonably be expected to, be so adverse), (ii) is on terms and conditions reasonably determined by the General Partner to be no less favorable to the Partnership than would be available to the Partnership from any third party (including, in the case of a sale to the Partnership, the seller of the assets to the Parent Entities) and (iii) does not result in any Limited Partner being personally liable to the applicable Parent Entities in respect of such transaction.

“Strike Price Catch-up Amount” means, in respect of any Profits Interest issued with a Strike Price Catch-up Amount (as set forth in the applicable Profits Interest Award Agreement), the excess of (a) the Distribution Threshold Per Profits Interest over (b) the Catch-up Base Amount.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, joint venture, trust or other legal entity of which such Person (either directly or through or together with another direct or indirect Subsidiary of such Person) (i) owns a majority of the equity interests having ordinary voting power for the election of directors or trustees or other governing body, or (ii) otherwise controls the management, including through a Person’s status as general partner, manager or managing member of the entity.

“Substituted Limited Partner” means a Person who is admitted as a Limited Partner to the Partnership pursuant to Section 10.4 and who has not ceased to be a Limited Partner pursuant to the Act and this Agreement.

“Termination Transaction” means: (a) a merger, tender or exchange offer, consolidation, amalgamation or other similar combination involving Super HoldCo and any other Person that is not a Change of Control Transaction; (b) a reclassification, recapitalization or change of the outstanding shares of Capital Stock (other than a change in par value, or from par value to no par value, or as a result of a stock split, stock dividend or similar subdivision); (c) the adoption of any plan of liquidation or dissolution of Super HoldCo or any other Liquidating Event, in each case, that is not a Change of Control Transaction; or (d) a Transfer of all or any portion of Super HoldCo’s Partnership Interest or TWC MC’s status as the General Partner, other than (i) a Transfer to the Partnership or a direct or indirect wholly owned subsidiary of any Parent Entity that is wholly owned (directly or indirectly) by Super HoldCo or (ii) a Transfer effected in accordance with Section 10.2(b).

“Trading Price” means, subject to Section 7.4(a), the last sentence of Section 14.1(a)(i) and the last sentence of Section 15.1, the closing price of a Class A Share on the stock exchange on which the Class A Shares are traded, calculated to four decimal places as reported by Bloomberg, L.P. (or any successor service), and determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours, for the same trading day as the day the applicable Notice of Conversion or Notice of Redemption is properly delivered to the Partnership hereunder. Notwithstanding the foregoing, a Holder may deliver a Notice of Conversion or Notice of Redemption only on a trading day of an established securities exchange and at a time when such Holder would be permitted to publicly purchase or sell securities of Super HoldCo if such Holder is then subject to the corporate policy of Super HoldCo governing securities trading for directors and officers of Super HoldCo that Super HoldCo has in effect at the time such Notice of Conversion or Notice of Redemption is delivered by the Holder.

“Transfer” and any grammatical variation thereof shall refer to any, direct, indirect or synthetic, sale, exchange, issuance, redemption, assignment, distribution, encumbrance, hypothecation, gift, pledge, mortgage, charge, retirement, resignation, transfer or other withdrawal, disposition or alienation in any way (whether voluntarily, involuntarily or by operation of law). Transfer shall specifically, without limitation of the above, include assignments and distributions resulting from death, incompetency, bankruptcy, liquidation and dissolution. Notwithstanding the foregoing, when the term is used in Article X (other than Section 10.3(c)), “Transfer” does not include (a) any Redemption of Partnership Common Units by the Partnership, or acquisition of A Tendered Units by Super HoldCo (directly or through any of its Subsidiaries), pursuant to Section 7.3 or Section 14.1, (b) any Conversion of Partnership Class PI Common Units pursuant to Section 15.1, (c) any redemption of Partnership Units pursuant to any Partnership Unit Designation, (d) the granting of a revocable proxy to the Board of Directors at the request of the Board of Directors in connection with actions to be taken at an annual or special meeting of stockholders of Super HoldCo, (e) entering into any voting agreement, support agreement, tender agreement or similar agreement (in each case with or without granting a proxy) to which Super HoldCo is a party and that the Board of Directors has approved, or effectuating any actions or transactions contemplated thereunder, (f) any pledge or security interest (1) pursuant to or contemplated by (x) the Amended and Restated Secured Non-Recourse Promissory Note, dated as of February 26, 2021, executed and delivered by Adam Neumann and/or (y) the

Amended and Restated Pledge Agreement, dated as of February 26, 2021, among Adam Neumann, WE Holdings, LLC and StarBright WW LP, in the case of clause (x) and (y), as amended, supplemented, modified, replaced or refinanced (the agreements described in this clause (1), the “AN Pledge Agreements”) or (2) that creates a security interest in such Partnership Units pursuant to a bona fide loan or indebtedness transaction for so long as such Limited Partner continues to exercise the power (whether exclusive or shared) to vote or direct the voting of any Class C Shares that correspond to such pledged Partnership Units by proxy, voting agreement or otherwise; it being agreed that the sale by the lender parties or agents thereto pursuant to a foreclosure (a “Foreclosure Sale”) on any such Partnership Units (including Partnership Units and shares of Super HoldCo actually issued upon the Conversion, Redemption, Tendered Unit Acquisition, conversion or exchange of such Partnership Units in the event of any Foreclosure Sale) or other securities pledged pursuant to the AN Pledge Agreements to a third party pursuant to the provisions of the applicable loan agreement and any pledge agreement will not constitute a Transfer ; provided, further, that the transfer of the power (whether exclusive or shared) to vote or direct the voting of any Class C Shares that correspond to such Partnership Units to any such lender parties or agents pursuant to the exercise of remedies shall not be deemed to result in a Transfer, notwithstanding that such transfer of voting power may not be a Permitted Transfer, or (g) the fact that the spouse or Spousal Equivalent of any Limited Partner possesses or obtains an interest in such Limited Partner’s Partnership Units or Class C Shares arising solely by reason of the application of the community property laws of any jurisdiction, so long as no other event or circumstance shall exist or have occurred that constitutes a Transfer.

“Treasury Regulations” means one or more United States Department of Treasury regulations promulgated under the Code, whether such regulations are in proposed, temporary or final form, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Unoffset Tax Distributions” means, with respect to any Partnership Unit, any Tax Distributions paid in respect of such Partnership Unit in excess of the aggregate amount of distributions that would have been paid in respect of such Partnership Unit if Section 4.2 were not contained in this Agreement.

“Unpaid Catch-up Amount” means, in respect of any Profits Interest issued with a Strike Price Catch-up Amount (as set forth in the applicable Profits Interest Award Agreement), at any time, an amount equal to the excess of (i) the Strike Price Catch-up Amount in respect of such Profits Interest over (ii) the aggregate amount distributed prior to such time pursuant to the first proviso in Section 4.1(b) in respect of such Profits Interest.

“Unvested Profits Interest” means any Profits Interest that has not vested as of the date of determination pursuant to the terms of the Profits Interest Award Agreement pursuant to which such Profits Interest was granted.

“Vested Profits Interest” means any Profits Interest that has vested as of the date of determination pursuant to the terms of the Profits Interest Award Agreement pursuant to which such Profits Interest was granted.

“We Holdings” means We Holdings LLC, a Delaware limited liability company (together with any successors in interest thereto).

“WW Entities” means and includes each of the Partnership, the Parent Entities (including Super HoldCo) and their respective Controlled Entities.

Section 1.2 Interpretation. In this Agreement and in the exhibits hereto, except to the extent that the context otherwise requires:

(a) the headings are for convenience of reference only and shall not affect the interpretation of this Agreement;

(b) defined terms include the plural as well as the singular and vice versa, and context-appropriate grammatical variations of defined terms shall be applied in such manner as to give effect to the underlying meaning of such defined terms;

(c) words importing gender include all genders;

(d) a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been or may from time to time be amended, extended, re-enacted or consolidated and to all statutory instruments or orders made under it;

(e) any reference to a “day” or a “Business Day” shall mean the whole of such day, being the period of 24 hours running from midnight to midnight;

(f) references to Articles, Sections, subsections, clauses and Exhibits are references to Articles, Sections, subsections, clauses and Exhibits to this Agreement;

(g) the words “including” and “include” and other words of similar import shall be deemed to be followed by the phrase “without limitation”;

(h) unless otherwise specified, references to any party to this Agreement or any other document or agreement shall include its successors and permitted assigns;

(i) when consent of any Person is to be given in one capacity, any such consent shall be deemed given by such Person only in such capacity and not in any other capacity; and

(j) unless otherwise specified, references to “gross negligence,” “fraud” or “willful misconduct” shall have the respective meanings as determined under Delaware law with regard to agreements entered into and executed solely in Delaware.

INDEX OF DEFINED TERMS

A Tendered Units	Section 14.1(a)
AAA	Section 16.4
Acquired Percentage	Section 14.1(b)
Act	Recitals
Actions	Section 6.6(a)
Additional Funds	Section 3.3(a)
Additional Limited Partner	Section 1.1
Adjusted Capital Account Deficit	Section 1.1
Adjusted Trading Price	Section 1.1
Adjustment Events	Section 1.1
Adjustment Factor	Section 1.1
Advance Super HoldCo Election	Section 14.3
Advanced Tax Distribution	Section 1.1
Affiliate	Section 1.1
Aggregate Distribution Threshold	Section 1.1
Agreement	Section 1.1

Applicable Record Date	Section 1.1
Asset	Section 1.1
Assets	Section 1.1
Assignee	Section 1.1
Bankruptcy	Section 1.1
Board of Directors	Section 1.1
Business Day	Section 1.1
Capital Account	Section 3.5(a)
Capital Contribution	Section 1.1
Capital Stock	Section 1.1
Carrying Value	Section 1.1
Catch-up Base Amount	Section 1.1
C-Corp Subsidiaries	Section 1.1
Certificate	Section 1.1
Change of Control Transaction	Section 1.1
Change of Control Transaction Notice	Section 7.4(b)(i)
Charter	Section 1.1
Class A Share	Section 1.1
Class C Share	Section 1.1
Code	Section 1.1
Common Share	Section 1.1
Consent	Section 1.1
Consent by Spouse	Section 16.14
Consent of the Management Representative	Section 1.1
Consent of the Non-Super HoldCo Partners	Section 1.1
Consent of the Partners	Section 1.1
Contingent Notice	Section 14.1(b)
Contributed Asset	Section 1.1
Controlled Entity	Section 1.1
Conversion	Section 15.1
Converted A Cash Amount	Section 1.1
Converted A-to-Converted A Shares Amount	Section 1.1
Cut-Off Time	Section 1.1
Debt	Section 1.1
Declination	Section 14.1(a)
Distribution Threshold Per Profits Interest	Section 1.1
Effective Date	Introduction
Equity Plan	Section 1.1
ERISA	Section 1.1
Exchange Act	Section 1.1
Exchange Factor	Section 1.1
First Restatement Date	Section 1.1
Fiscal Year	Section 16.5
Formation Date	Recitals
Funding Debt	Section 1.1
General Partner	Section 1.1
Holder	Section 1.1
Immediate Family	Section 1.1
Imputed Underpayment	Section 9.4(b)
Incapacitated	Section 1.1
Incapacity	Section 1.1

Indemnitee	Section 1.1
Ineligible Cash Election Class B Unit	Section 1.1
IRS	Section 1.1
Issuance Consideration	Section 3.3(e)
July 15, 2019 Agreement	Recitals
Liabilities	Section 6.6(a)
Limited Partner	Section 1.1
Liquidating Event	Section 12.2
Liquidator	Section 12.3(a)
M&A Distribution	Section 4.9
Majority in Interest of the Non-Super HoldCo Partners	Section 1.1
Majority in Interest of the Partners	Section 1.1
Management Representative	Section 1.1
Merger Agreement	Section 1.1
Net Income	Section 1.1
Net Loss	Section 1.1
New Securities	Section 1.1
Nonrecourse Debt	Section 1.1
Nonrecourse Deductions	Section 1.1
Notice of Conversion	Section 15.1
Notice of Redemption	Section 1.1
October 30, 2019 Agreement	Recitals
Original Agreement	Recitals
Parent Entities	Section 1.1
Partner	Section 1.1
Partner Nonrecourse Debt	Section 1.1
Partner Nonrecourse Debt Minimum Gain	Section 1.1
Partner Nonrecourse Deductions	Section 1.1
Partners	Section 1.1
Partnership	Recitals
Partnership Class A Common Unit	Section 1.1
Partnership Class PI Common Unit	Section 1.1
Partnership Common Unit	Section 1.1
Partnership Counsel	Section 16.1
Partnership Employee	Section 1.1
Partnership Equivalent Units	Section 1.1
Partnership Interest	Section 1.1
Partnership Minimum Gain	Section 1.1
Partnership Preferred Unit	Section 1.1
Partnership Representative	Section 9.4(a)
Partnership Unit	Section 1.1
Partnership Unit Designation	Section 3.2(a)
Percentage Interest	Section 1.1
Permitted Charity	Section 1.1
Permitted Transfer	Section 1.1
Permitted Transferee	Section 1.1
Person	Section 1.1
PIU Aggregator	Section 1.1
Preferred Share	Section 1.1
Profits Interest	Section 1.1
Profits Interest Award Agreement	Section 1.1

Qualified Transferee	Section 1.1
Qualifying Party	Section 1.1
Redemption	Section 14.1(a)
Redemption Committee	Section 1.1
Register	Section 3.1
Registrar	Section 1.1
Regulatory Allocations	Section 5.3
Revised Audit Rules	Section 1.1
SEC	Section 1.1
Section 4.9 Transaction	Section 1.1
Securities Act	Section 1.1
Specified Redemption Date	Section 14.1(a)
Spousal Equivalent	Section 1.1
Strike Price Catch-up Amount	Section 1.1
Subsidiary	Section 1.1
Substituted Limited Partner	Section 1.1
Super HoldCo	Introduction
Surviving Partnership	Section 7.4(c)(ii)
Tax Distribution	Section 4.2(a)
Tendered Unit Acquisition	Section 14.1(b)
Tendering Party	Section 14.1(a)
Termination Transaction	Section 1.1
Trading Price	Section 1.1
Transfer	Section 1.1
Treasury Regulations	Section 1.1
TWC MC	Introduction
Unoffset Tax Distributions	Section 1.1
Unpaid Catch-up Amount	Section 1.1
Unvested Profits Interest	Section 1.1
Vested Profits Interest	Section 1.1
WCM	Introduction
We Holdings	Section 1.1
WW Entities	Section 1.1

ARTICLE II

GENERAL PROVISIONS

Section 2.1 Formation. The Partnership is an exempted limited partnership previously formed and registered pursuant to the provisions of the Act and upon the terms and subject to the conditions set forth in the Original Agreement. Except as expressly provided in this Agreement to the contrary, the rights and obligations of the Partners and the administration and termination of the Partnership shall be governed by the Act. The Certificate, and all actions taken or to be taken by any employee of Skadden, Arps, Slate, Meagher & Flom LLP or Maples Group and any other Person who executed and filed or who executes and files, after the date hereof, the Certificate are hereby adopted and ratified, or authorized, as the case may be.

Section 2.2 Name. The name of the Partnership is “The We Company Management Holdings L.P.” The Partnership may also conduct business at the same time under one or more fictitious names if the General Partner determines that such is in the best interests of the Partnership. The General Partner may change the name of the Partnership, from time to time, in accordance with applicable law.

Section 2.3 Principal Place of Business; Other Places of Business. The principal business office of the Partnership is located at 115 West 18th Street, 2nd Floor, New York, New York 10011, or such other place within or outside the Cayman Islands as the General Partner may from time to time designate. The Partnership may maintain offices and places of business at such other place or places within or outside the Cayman Islands as the General Partner deems advisable.

Section 2.4 Registered Office. So long as required by the Act, the Partnership shall continuously maintain a registered office in the Cayman Islands. As of the date of this Agreement, the address of the registered office of the Partnership in the Cayman Islands is at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

Section 2.5 Term. The term of the Partnership commenced on the Formation Date and such term shall continue until the Partnership is dissolved in accordance with the Act or this Agreement. Notwithstanding the termination of the business of the Partnership, the existence of the Partnership shall continue until termination pursuant to this Agreement or as otherwise provided in the Act.

Section 2.6 No Concerted Action. Each Partner hereby acknowledges and agrees that, except as expressly provided herein, in performing its obligations or exercising its rights hereunder, it is acting independently and is not acting in concert with, on behalf of, as agent for, or as joint venturer of, any other Partner. Other than in respect of the Partnership, nothing contained in this Agreement shall be construed as creating a corporation, association, joint stock company, business trust, organized group of persons, whether incorporated or not, among or involving any Partner or its Affiliates, and nothing in this Agreement shall be construed as creating or requiring any continuing relationship or commitment as between such parties other than as specifically set forth herein.

Section 2.7 Business Purpose. The Partnership may carry on any lawful business, purpose or activity in which an exempted limited partnership may be engaged under applicable law (including the Act).

Section 2.8 Powers. Subject to the limitations set forth in this Agreement, the Partnership will possess and may exercise all of the powers and privileges granted to it by the Act, by any other applicable law or this Agreement, together with all powers incidental thereto, so far as such powers are necessary or convenient to the conduct, promotion or attainment of the purpose of the Partnership set forth in Section 2.7.

Section 2.9 Certificates; Filings. The Certificate was previously filed on behalf of the Partnership with the Registrar, as required by the Act. The General Partner, acting reasonably and in good faith, may execute and file any duly authorized amendments to the Certificate from time to time in a form prescribed by the Act. The General Partner shall also cause to be made, on behalf of the Partnership, such additional filings and recordings as the General Partner shall deem necessary or advisable. If requested in good faith by the General Partner, the Limited Partners shall promptly execute all certificates and other documents consistent with the terms of this Agreement reasonably necessary for the General Partner to accomplish all filing, recording, publishing and other acts as may be appropriate to comply with all requirements for (a) the formation and operation of an exempted limited partnership under the laws of the Cayman Islands, (b) if the General Partner reasonably and in good faith deems it advisable, the operation of the Partnership as an exempted limited partnership, or partnership in which the Limited Partners have limited liability, in all jurisdictions where the Partnership proposes to operate and (c) all other filings required to be made by the Partnership, in each case, which actions do not result in personal liability to any Limited Partner (without such Limited Partner’s prior written consent).

Section 2.10 Representations and Warranties by the Partners and Super HoldCo.

(a) Each Partner that is an individual (including each Additional Limited Partner or Substituted Limited Partner as a condition to becoming an Additional Limited Partner or a Substituted Limited Partner) represents and warrants to, and covenants with, each other Partner that, as of the date upon which such Partner becomes a Partner (i) the consummation of the transactions contemplated by this Agreement to be performed by such Partner will not result in a breach or violation of, or a default under, any material agreement by which such Partner or any of such Partner’s property is bound, or any statute, regulation, order or other law to which such Partner is subject and (ii) this Agreement is binding upon, and enforceable against, such Partner in accordance with its terms.

(b) Each Partner that is not an individual (including each Additional Limited Partner or Substituted Limited Partner as a condition to becoming an Additional Limited Partner or a Substituted Limited Partner) represents and warrants to, and covenants with, each other Partner that, as of the date upon which such Partner becomes a Partner (i) all transactions contemplated by this Agreement to be performed by it have been duly authorized by all necessary action, including that of its general partner(s), managing member(s), manager(s), member(s), committee(s), trustee(s), beneficiaries, directors, officers and/or stockholder(s) (as the case may be) as required, (ii) the consummation of such transactions shall not result in a breach or violation of, or a default under, its partnership or operating agreement, trust agreement, charter or bylaws (as the case may be), any material agreement by which such Partner or any of such Partner’s properties or any of its partners, members, beneficiaries, trustees or stockholders (as the case may be) is or are bound, or any statute, regulation, order or other law to which such Partner or any of its partners, members, trustees, beneficiaries or stockholders (as the case may be) is or are subject, and (iii) this Agreement is binding upon, and enforceable against, such Partner in accordance with its terms.

(c) Super HoldCo represents and warrants to, and covenants with, each Partner that (i) all transactions contemplated by this Agreement to be performed by it have been duly authorized by all necessary action, including that of its directors and/or stockholders as required, (ii) the consummation of such transactions shall not result in a breach or violation of, or a default under, its charter or bylaws, any material agreement by which Super HoldCo is bound, or any statute, regulation, order or other law to which Super HoldCo is subject, and (iii) this Agreement is binding upon, and enforceable against, Super HoldCo in accordance with its terms.

(d) Each Partner (including each Additional Limited Partner or Substituted Limited Partner as a condition to becoming an Additional Limited Partner or Substituted Limited Partner) represents and warrants that as of the date upon which such Partner becomes a Partner, it is an “accredited investor” as defined in Rule 501 promulgated under the Securities Act and represents, warrants and agrees that, as of the date upon which such Partner becomes a Partner, it has acquired and continues to hold its interest in the Partnership for its own account for investment purposes only and not for the purpose of, or with a view toward, the resale or distribution of all or any part thereof, and not with a view toward selling or otherwise distributing such interest or any part thereof at any particular time or under any predetermined circumstances. Each Partner further represents and warrants that, as of the date upon which such Partner becomes a Partner, it is a sophisticated investor, able and accustomed to handling sophisticated financial matters for itself, and that it has a sufficiently high net worth that it does not anticipate a need for the funds that it has invested in the Partnership in what it understands to be a speculative and illiquid investment.

(e) The representations and warranties contained in Sections 2.10(a), 2.10(b), 2.10(c) and 2.10(d) shall survive the execution and delivery of this Agreement by each Partner (and, in the case of an Additional Limited Partner or a Substituted Limited Partner, the admission of such Additional Limited Partner or Substituted Limited Partner as a Limited Partner in the Partnership) and the termination, liquidation and dissolution of the Partnership.

(f) Each Partner (including each Additional Limited Partner or Substituted Limited Partner as a condition to becoming an Additional Limited Partner or Substituted Limited Partner) hereby acknowledges that, as of the date upon which such Partner becomes a Partner, no representations as to potential profit, cash flows, funds from operations or yield, if any, in respect of the Partnership or any Parent Entity have been made by any Partner or any employee or representative or Affiliate of any Partner, and that projections and any other information, including financial and descriptive information and documentation, that may have been in any manner submitted to such Partner shall not constitute any representation or warranty of any kind or nature, express or implied.

(g) Notwithstanding the foregoing, the General Partner may permit the modification of any of the representations and warranties contained in Sections 2.10(a), 2.10(b), 2.10(c) and 2.10(d) as applicable to any Partner (including any Additional Limited Partner or Substituted Limited Partner or any transferee of either, but excluding any Parent Entity) provided that such representations and warranties, as modified, shall be set forth in either (i) a Partnership Unit Designation applicable to the Partnership Units held by such Partner or (ii) a separate writing addressed to the Partnership and the General Partner.

(h) Each Partner hereby represents and warrants and covenants to the Partnership and each other Partner as follows as of the date upon which such Partner becomes a Partner:

(i) Such Partner maintains its domicile or principal place of business at the address shown on Exhibit B with respect to such Partner, and such Partner is not merely transient or temporarily resident at such address.

(ii) Such Partner is aware that (A) its Partnership Interests involve a substantial degree of risk of loss of such Partner’s entire investment and that there is no assurance of any income from such Partner’s investment; (B) any tax benefits which may be available to it may be lost through the adoption of new laws or regulations, changes to existing laws and regulations, changes in the interpretation of existing laws and regulations or as a result of subsequent transactions or events and (C) any disposition of the Partnership Interests may result in unfavorable tax consequences to it. Such Partner is relying solely on its own conclusions or the advice of its own counsel or investment representative with respect to tax aspects of any investment in the Partnership.

(iii) Such Partner has not obtained, nor will such Partner transfer or assign, any of its Partnership Units (or any interest therein) or cause any of its Partnership Units (or any interest therein) to be marketed on or through an “established securities market” within the meaning of Section 7704(b)(1) of the Code, or a “secondary market,” or the substantial equivalent thereof, within the meaning of Section 7704(b)(2) of the Code, including an over-the-counter market or an interdealer quotation system that regularly disseminates firm buy or sell quotations.

(i) As of the date upon which a Partner becomes a Partner, such Partner shall represent and warrant to the Partnership and each other Partner as to the total number of “partners” in the Partnership for purposes of Treasury Regulations Section 1.7704-1(h)(l)(ii) that such Partner represents. For purposes of this calculation, (x) the PIU Aggregator and (y) any other entity that is a direct or indirect Partner in the Partnership that is a flow-through entity (within the meaning of Treasury Regulations Section 1.7704-1(h)(3)) fifty percent (50%) or more of the asset value of which consists of Partnership Units, in each case, shall be treated as representing a number of “partners” in the Partnership for purposes of Treasury Regulations Section 1.7704-1(h)(l)(ii) equal to the number of beneficial owners (within the meaning of Treasury Regulations Section 1.7704-1(h)(3)) of the PIU Aggregator or such other entity, as applicable.

ARTICLE III

CAPITAL CONTRIBUTIONS

Section 3.1 Capital Contributions of the Partners. Other than Partners who hold solely Partnership Class PI Common Units, the Partners as of the Effective Date (or their predecessors in interest) have heretofore made (or are deemed to have made) Capital Contributions to the Partnership. Except as provided by law, or as expressly set forth in this Agreement (including Section 3.2, 3.3 or 4.4) with respect to the Parent Entities, the Partners shall have no obligation or, except with the prior written consent of the General Partner in connection with a bona fide business purpose (as reasonably determined by the General Partner), right to make any additional Capital Contributions or any loans to the Partnership. The General Partner shall cause to be maintained in the principal business office of the Partnership, or such other place as may be determined by the General Partner, the books and records of the Partnership, which shall include, among other things, a register containing the name, address, and number and class of Partnership Units of each Partner, and such other information as the General Partner may deem necessary or desirable (the “Register”). The Register shall not be deemed part of this Agreement. The General Partner shall from time to time update the Register as necessary to accurately reflect the information therein, including as a result of any sales, exchanges or other Transfers, or any redemptions, issuances or similar events involving Partnership Units. Any reference in this Agreement to the Register shall be deemed a reference to the Register as in effect from time to time. Subject to the terms of this Agreement, the General Partner may take any action authorized hereunder in respect of the Register without any need to obtain the consent of any other Partner. No action of any Limited Partner shall be required to amend or update the Register. Except as required by law, no Limited Partner shall be entitled to receive a copy of the information set forth in the Register relating to any Partner other than itself.

Section 3.2 Issuances of Additional Partnership Interests. Subject to the rights of any Holder set forth in a Partnership Unit Designation and the other terms and conditions of this Agreement:

(a) General. Partnership Interests shall be represented by Partnership Units. As of the Effective Date, the outstanding classes of Partnership Units shall be designated as “Partnership Class A Common Units,” or “Partnership Class PI Common Units.” The Partners, and the number and class of Partnership Units held by each Partner (including PIU Aggregator, if applicable), as of the effectiveness of this Agreement, are set forth in the Register. The General Partner, subject to the terms and conditions of the Charter, is hereby authorized to cause the Partnership to issue additional Partnership Interests, in the form of Partnership Units, for any Partnership purpose in accordance with the terms and conditions of this Agreement, at any time or from time to time, to the Partners (including the Parent Entities and including PIU Aggregator) or to other Persons, and to admit such Persons as Additional Limited Partners, for such consideration and on such terms and conditions as shall be established by the General Partner, all without the approval of any Limited Partner. Without limiting the foregoing, the General Partner is expressly authorized to cause the Partnership to issue Partnership Units in accordance with the other terms and conditions of this Agreement (i) upon the conversion, redemption or exchange of any Debt, Partnership Units, or other securities issued by the Partnership, (ii) for less than fair market value, (iii) for no consideration, (iv) in connection with any merger of any other Person into the Partnership, (v) upon (or, in the case of a Section 4.9 Transaction, substantially contemporaneously with) the contribution of property or assets to the Partnership or (vi) in exchange for services or pursuant to an Equity Plan. Subject to the terms and conditions of this Agreement, any additional Partnership Interests may be issued in one or more classes, or one or more series of any of such classes, with such designations, preferences, conversion or other rights, voting powers, restrictions, rights to distributions, qualifications and terms and conditions of redemption (including rights that may be senior or otherwise entitled to preference over existing Partnership Interests) as shall be determined by the General Partner for a bona fide business purpose (as reasonably determined by the General Partner), without the approval of any Limited Partner, and set forth in a written document thereafter attached to and made an exhibit to this Agreement, which exhibit shall be an amendment to this Agreement and shall be incorporated herein by this reference (each, a “Partnership Unit Designation”). Without limiting the generality of the foregoing, the General Partner shall have authority to specify the allocations of items of Partnership income, gain, loss, deduction and credit to each such class or series of Partnership Interests in accordance with the terms and conditions of this Agreement. Except to the extent specifically set forth in any Partnership Unit Designation, a Partnership Interest of any class or series other than a Partnership Common Unit shall not entitle the holder thereof to vote on, or consent to, any matter. Upon the issuance of any additional Partnership Interest, the General Partner shall amend the Register and the books and records of the Partnership as appropriate to reflect such issuance. Notwithstanding anything to the contrary in this Agreement or in any Profits Interests Award Agreement, in the event of any change in the Partnership’s capital structure which affects any Profits Interests or any other Partnership Interests, the General Partner shall, in addition to making appropriate and equitable adjustments to the Catch-up Base Amount and the Distribution Threshold Per Profits Interest in accordance with this Agreement, make appropriate and equitable adjustments to the number of outstanding Profits Interests (by distribution or splitting or merging such interests) to the extent necessary (in the reasonable and good faith determination of the General Partner) to prevent such capital structure change from (x) modifying the economic rights represented by the applicable Profits Interests in a manner that is disproportionately favorable or unfavorable in relation to the economic rights of other classes of outstanding Partnership Units or (y) increasing or reducing the aggregate Strike Price Catch-up Amounts to which such Profits Interests are entitled.

(b) Issuances to the Parent Entities. No additional Partnership Units shall be issued to any Parent Entity unless such Parent Entity is wholly owned (directly or indirectly) by Super HoldCo and: (i) the additional Partnership Units are issued to all Partners holding Partnership Common Units in proportion to their respective Percentage Interests in the Partnership Common Units; (ii) (a) the additional Partnership Units are (x) Partnership Class A Common Units issued in connection with an issuance of an equivalent number of Class A Shares taking into account the Adjustment Factor at the time or (y) Partnership Equivalent Units (other than Partnership Common Units) issued in connection with an issuance of an equivalent number of Preferred Shares, New Securities or other interests in Super HoldCo (other than Common Shares), taking into account the Adjustment Factor at the time, and (b) the applicable Parent Entity contributes to the Partnership the gross (after netting out all fees, costs and expenses incurred by Super HoldCo associated with such issuance, with such fees, costs and expenses to be borne by and for the account of the Partnership in accordance with Section 3.3(e)) cash proceeds or other consideration received by any WW Entities in connection with the issuance of such Common Shares, Preferred Shares, New Securities or other interests in Super HoldCo in accordance with Section 3.3(e); (iii) the additional Partnership Units are issued in connection with a transaction described in Section 4.3(b) that involves the redemption, surrender or cancellation of an equivalent number of Partnership Units of the same class held by one or more Parent Entities or (iv) the additional Partnership Units are issued in connection with any other transaction that is fair to the Holders as a whole other than the Parent Entities, subject to the Consent of the Management Representative (not to be unreasonably withheld, conditioned or delayed).

(c) No Preemptive Rights. Except as expressly provided in this Agreement or in any Partnership Unit Designation, no Person, including any Holder, shall have any preemptive, preferential, participation or similar right or rights to subscribe for or acquire any Partnership Interest, in each case, except to the extent such rights are made available to stockholders of Super HoldCo, in which case, Super HoldCo and the Partnership shall make appropriate provision to make such rights available to the Holders (other than the Parent Entities).

Section 3.3 Additional Funds and Capital Contributions.

(a) General. The General Partner may, at any time and from time to time, determine that the Partnership requires additional funds (“Additional Funds”) for the acquisition or development of additional Assets, for the redemption of Partnership Units or for such other purposes as the General Partner may determine. Additional Funds may be obtained by the Partnership, at the election of the General Partner, in any manner provided in, and in accordance with, the terms of this Section 3.3 without the approval of any Limited Partner.

(b) Additional Capital Contributions. The General Partner, on behalf of the Partnership, may obtain any Additional Funds by accepting Capital Contributions from any Partners or other Persons. In connection with any such Capital Contribution (of cash or property), the General Partner is hereby authorized to cause the Partnership from time to time to issue additional Partnership Units (as set forth in Section 3.2 above and, for the avoidance of doubt, subject to the restrictions and procedures set forth therein) in consideration therefor and the Percentage Interests of the General Partner and the Limited Partners (and, if necessary, the priorities in Section 4.1(b)) shall be appropriately adjusted to reflect the issuance of such additional Partnership Units; provided, however, that to the extent the fair market value of such additional Partnership Units exceeds the fair market value of the Capital Contribution in exchange for which such additional Partnership Units are issued, such issuance shall be subject to the Consent of the Management Representative (not to be unreasonably withheld, conditioned or delayed). For the avoidance of doubt, except as provided by law, or as expressly set forth in this Agreement (including Section 3.2, 3.3 or 4.4) with respect to the Parent Entities, the Partners shall have no obligation to make any additional Capital Contributions or any loans to the Partnership.

(c) Loans by Third Parties. The General Partner, on behalf of the Partnership, may obtain any Additional Funds by causing the Partnership to incur Debt to any Person (other than, except as contemplated in Section 3.3(d), the Parent Entities) upon such terms as the General Partner determines appropriate, including making such Debt convertible, redeemable or exchangeable for Partnership Units; provided, however, that the Partnership shall not incur any such Debt if (i) any Limited Partner would be personally liable for the repayment of such Debt (unless such Limited Partner otherwise agrees in writing) or (ii) the incurrence of such Debt or the terms thereof would disproportionately adversely affect (other than to a de minimis extent) any rights, privileges, preferences or obligations of any of the Limited Partners (other than the Parent Entities); provided, further, that neither the Partnership nor any Parent Entity shall incur any debt that is convertible, redeemable or exchangeable for Partnership Units without complying with all of the provisions of this Agreement that govern the issuance of equity by the Partnership.

(d) Parent Entity Loans. The General Partner, on behalf of the Partnership, may obtain any Additional Funds by causing the Partnership to incur Debt with Super HoldCo or any Parent Entity that is wholly owned (directly or indirectly) by Super HoldCo if (i) such Debt is, to the extent permitted by law, on substantially the same terms and conditions (including interest rate, repayment schedule, and conversion, redemption, repurchase and exchange rights) as Funding Debt incurred by the applicable Parent Entity, the net proceeds of which are loaned to the Partnership to provide such Additional Funds, or (ii) such Debt is on terms and conditions reasonably determined by the General Partner to be no less favorable to the Partnership than would be available to the Partnership from any third party (subject to the Consent of the Management Representative); provided, however, that the Partnership shall not incur any such Debt if any Limited Partner would be personally liable for the repayment of such Debt (unless such Limited Partner otherwise agrees in writing).

(e) Issuance of Securities by Super HoldCo. Super HoldCo shall not issue any additional Common Shares, Preferred Shares or New Securities unless a Parent Entity that is wholly owned (directly or indirectly) by Super HoldCo contributes the cash proceeds or other consideration (the “Issuance Consideration”) received from the issuance of such additional Common Shares, Preferred Shares or New Securities (as the case may be) and from the exercise of the rights contained in any such additional New Securities to the Partnership in exchange for (y) in the case of an issuance of Class A Shares, an equal number of Partnership Class A Common Units (taking into account the Adjustment Factor) or (z) in the case of an issuance of Preferred Shares or New Securities, an equal number of Partnership Equivalent Units (taking into account the Adjustment Factor); provided, however, that notwithstanding the foregoing, Super HoldCo may issue Common Shares, Preferred Shares or New Securities (a) pursuant to Section 3.4, Section 7.7 (in connection with the issuance of Class C Shares) or Section 14.1(b) (in connection with a Redemption or Tendered Unit Acquisition), (b) pursuant to a dividend or distribution (including any stock split) of Common Shares, Preferred Shares or New Securities to all of the holders of Common Shares, Preferred Shares or New Securities (as the case may be), (d) upon a conversion, redemption or exchange of Preferred Shares (as described in Section 3.7) or (e) upon a conversion, redemption, exchange or exercise of New Securities. In the event of any issuance of additional Common Shares, Preferred Shares or New Securities by Super HoldCo, and the contribution to the Partnership, by a Parent Entity, of the Issuance Consideration received from such issuance, (i) the Partnership shall pay Super HoldCo’s and any Parent Entity’s fees, costs and expenses associated with such issuance, including any underwriting commissions, (ii) the Issuance Consideration shall be contributed to the Partnership as soon as practicable after Super HoldCo’s direct or indirect receipt thereof, and (iii) during any time period between the time of Super HoldCo’s direct or indirect receipt of the Issuance Consideration and the contribution of such Issuance Consideration to the Partnership, the Parent Entities shall hold such Issuance Consideration, and operate any acquired assets that are part of such Issuance Consideration, for the benefit of the Partnership. For the avoidance of doubt, the provisions of this Section 3.3(e) shall be subject to the restrictions and procedures set forth in Section 3.2.

(f) Issuance of Securities by Parent Entities other than Super HoldCo. No Parent Entity other than Super HoldCo shall issue to any Person other than Super HoldCo or another Parent Entity that is wholly owned (directly or indirectly) by Super HoldCo, any (i) equity interests, (ii) rights, options, warrants or convertible or exchangeable securities that entitle the holder thereof to subscribe for or purchase, convert such securities into or exchange such securities for any equity interests in the issuer thereof, (iii) other securities the value of which is derived from the value of the equity of such entity or (iv) any Debt issued by any Parent Entity that provides any of the rights described in the preceding clauses (i), (ii) or (iii).

(g) Prevention of Cash Accumulation at Parent Entities. Within ninety (90) days of any Parent Entity receiving a distribution from the Partnership (other than a distribution pursuant to Section 4.2 or an M&A Distribution), such distribution shall be further distributed by such Parent Entity (unless the Parent Entity is Super HoldCo), through other Parent Entities if necessary, to Super HoldCo, and used to pay a corresponding dividend by Super HoldCo, provided, that in the event such Parent Entity or Super HoldCo (as relevant) is prohibited by applicable law (including the order of any agency having appropriate jurisdiction) from distributing the amounts received as required hereby, such entity shall (i) notify the General Partner and the Management Representative of such issue, and (ii)(A) make the distributions required hereby as soon as legally possible to the persons who are entitled to receive a distribution on such date and (B) notify the General Partner and the Management Representative of the subsequent distribution.

Section 3.4 Equity Plans.

(a) If at any time Super HoldCo issues one or more Class A Shares in connection with any Equity Plan, whether such Class A Shares are issued upon exercise (including cashless exercise) of an option, settlement of a restricted stock unit, as restricted stock or otherwise, the General Partner shall cause the Partnership to issue a corresponding number (determined based upon the Adjustment Factor then in effect) of Partnership Class A Common Units to TWC MC (or, at the sole discretion of Super HoldCo, to any or all of the other Parent Entities); provided that Super HoldCo shall be required to contribute and cause TWC MC (and all of the other Parent Entities) to contribute all of the net proceeds (if any) received by Super HoldCo from or otherwise in connection with such issuance of Class A Shares, including the exercise price of any option exercised, to the Partnership. If any such Class A Shares so issued by Super HoldCo in connection with an Equity Plan are subject to vesting or forfeiture provisions, then the Partnership Class A Common Units that are issued by the Partnership to Parent Entities in connection therewith in accordance with the preceding provisions of this Section 3.4(a) shall be subject to vesting or forfeiture on the same basis; if any of such Class A Shares vest or are forfeited, then a corresponding number (determined based upon the Adjustment Factor then in effect) of Partnership Class A Common Units issued by the Partnership in accordance with the preceding provisions of this Section 3.4(a) shall automatically vest or be forfeited. Any cash or property held by Super HoldCo, other Parent Entities or the Partnership or on any of such Person’s behalf in respect of dividends paid on restricted Class A Shares that fail to vest shall be returned to the Partnership upon the forfeiture of such restricted Class A Shares.

(b) The Partnership intends, and the Partners acknowledge and agree, that, to the maximum extent permitted by applicable law, the Partnership or an applicable Subsidiary of the Partnership shall withhold any and all taxes required to be withheld in connection with the transactions described in Section 3.4(a), and shall remit to the appropriate taxing authority all such withheld taxes and all other employment-related taxes in connection with such transactions.

Section 3.5 Capital Accounts.

(a) A separate capital account (a “Capital Account”) shall be established and maintained for each Partner. The balance of each Partner’s Capital Account on the Effective Date shall be set forth in the format of Exhibit C, shall be provided to all Partners as promptly as practicable following the date hereof, and shall be updated thereafter from time to time in accordance with this Agreement.

(b) The balance in each Partner’s Capital Account shall be adjusted by (i) increasing such balance by (x) all Net Income allocable to such Partner in respect of its Partnership Units pursuant to Section 5.1 and any items of income or gain which are allocated to such Partner pursuant to Section 5.2 or Section 5.3, in each case for such Fiscal Year, plus (y) the sum of the amount of any cash Capital Contributions and the fair market value of any other Capital Contributions made by such Partner during such Fiscal Year (net of liabilities assumed from such Partner and the liabilities to which such contributed property is subject), and (ii) decreasing such balance by (A) the sum of the amount of any cash and the fair market value of any other property distributed to such Partner during such Fiscal Year (net of liabilities assumed by such Partner and the liabilities to which such property is subject) and (B) all Net Losses allocable to such Partner in respect of its Partnership Units pursuant to Section 5.1 and any items of loss or deduction of the Partnership allocated to such Partner pursuant to Section 5.2 or Section 5.3, in each case for such Fiscal Year.

(c) If a Partner Transfers any Partnership Units in accordance with this Agreement, then in connection with such Transfer, the original Capital Account established for such transferee shall be in (or, in the case of a Transfer to a Person that is an existing Partner, such Person’s Capital Account shall be increased by) an amount equal to the portion of such Transferring Partner’s Capital Account that relates to the Partnership Units Transferred to such transferee, and the Capital Account of any Partner who makes any such Transfer shall be correspondingly decreased to reflect such Transfer. Any reference in this Agreement to a Capital Contribution of or distribution to a then-Partner shall include a Capital Contribution or distribution previously made by or to any prior Partner in respect of the Partnership Units of such then-Partner.

(d) Except as otherwise required by law, no Partner shall be required to pay to the Partnership or to any other Partner the amount of any negative balance which may exist from time to time in such Partner’s Capital Account, including upon the liquidation or dissolution of the Partnership.

(e) The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations sections 1.704-1 and 1.704-2, and shall be interpreted and applied in a manner consistent with such Treasury Regulations and any amendment or successor provision thereto.

Section 3.6 No Interest; No Return. No Partner shall be entitled to interest on its Capital Contribution or on such Partner’s Capital Account. Except as provided herein or by law, no Partner shall have any right to demand or receive the return of its Capital Contribution from the Partnership.

Section 3.7 Conversion, Exchange or Redemption of Preferred Shares and Common Shares.

(a) Conversion or Exchange of Preferred Shares. If, at any time, any Preferred Shares are converted into, or exchanged for, Common Shares, in whole or in part, then an equal number of Partnership Equivalent Units held by Super HoldCo (directly or through any of the other Parent Entities, at the sole discretion of Super HoldCo) that correspond to the class or series of Preferred Shares so converted shall automatically be converted or exchanged into a number of Partnership Common Units equal to the quotient of (i) the number of Common Shares issued upon such conversion, divided by (ii) the Adjustment Factor then in effect.

(b) Redemption or Repurchase of Preferred Shares. If, at any time, any Preferred Shares are redeemed, repurchased or otherwise acquired (whether by exercise of a put or call right, automatically or by means of another arrangement) by any Parent Entity, then, immediately prior to such redemption, repurchase or acquisition of Preferred Shares, the Partnership shall purchase an equal number of Partnership Equivalent Units held by Super HoldCo (directly or through any of the other Parent Entities, at the sole discretion of Super HoldCo) that correspond to the class or series of Preferred Shares so redeemed, repurchased or acquired upon the same terms and for the same consideration per Partnership Equivalent Unit, as such Preferred Shares are redeemed, repurchased or acquired (after giving effect to the application of the Adjustment Factor).

(c) Redemption, Repurchase or Forfeiture of Common Shares. If, at any time, any Common Shares are redeemed, repurchased or otherwise acquired (whether by exercise of a put or call right, upon forfeiture of any award granted under any Equity Plan, automatically or by means of another arrangement) by any Parent Entity, then, immediately prior to such redemption, repurchase or acquisition of Common Shares, the Partnership shall redeem a number of Partnership Common Units held by Super HoldCo (directly or through any of the other Parent Entities, at the sole discretion of Super HoldCo) equal to the quotient of (i) the number of Common Shares so redeemed, repurchased or acquired, divided by (ii) the Adjustment Factor then in effect, with such redemption, repurchase or acquisition to be upon the same terms and for the same price per Partnership Common Unit (after giving effect to application of the Adjustment Factor) as such Common Shares are redeemed, repurchased or acquired.

(d) Conversion of Partnership Class B Common Units. If, as of the date hereof, any Partnership Class B Common Units (as defined in the October 30, 2019 Agreement) are outstanding, such Partnership Class B Common Units shall automatically be converted into a number of Partnership Class A Common Units equal to the number of Class C Shares corresponding to such Partnership Class B Common Units as of immediately prior to the conversion pursuant to this Section 3.7(d).

Section 3.8 Tax Treatment of Profits Partnership Interests.

(a) With respect to any Profits Interests, (i) recipients who are subject to taxation in the United States shall be required to make timely elections under Section 83(b) of the Code and (ii) the applicable Profits Interest Award Agreement shall provide that no distributions shall be made with respect to such Partnership Units, and no value shall be ascribed to them for purposes of any redemption or exchange rights pursuant to Article XIV or Article XV which would reasonably be expected to cause the Partnership Units to fail to meet the definition of a “profits interest” in IRS Revenue Procedures 93-27 and 2001-43. If distributions with respect to any Profits Interests are reduced pursuant to the preceding sentence, the General Partner shall make appropriate adjustments to future distributions with respect to the holder of such Profits Interests and all other Holders of Partnership Units, so that the holder of such Profits Interests receives (consistent with the principles of this Section 3.8(a)) an amount equal to such foregone distributions out of amounts that, but for this sentence, would have been distributed to other Partners.

(b) Notwithstanding anything in this Agreement to the contrary, upon receipt of and solely to the extent required by written advice from independent tax counsel of nationally recognized standing, the General Partner is authorized to amend this Agreement, and any schedules or attachments thereto, as reasonably necessary to ensure that the Profits Interests are treated as described in Section 3.8(a), subject to the Consent of the Management Representative (such consent not to be unreasonably withheld, conditioned or delayed).

ARTICLE IV

DISTRIBUTIONS

Section 4.1 Distributions in General.

(a) Except as provided in Section 4.2, Section 4.9 or Section 12.3, distributions of the Partnership’s cash or other assets to the Partners shall be made at such times and in such amounts as determined by the General Partner in compliance with applicable law and this Agreement, including when necessary for the operation of the Parent Entities or for distributions to Super HoldCo’s stockholders; provided that the Partnership shall retain sufficient working capital reserves as measured immediately after any proposed distribution. No distribution shall be made by the Partnership at a time when a Parent Entity would be prohibited by applicable law from complying with the requirements of Section 3.3(g) hereof with respect to such distribution (disregarding the proviso thereto). No Partner shall be entitled to any distribution or payment with respect to such Partner’s Partnership Interest except as set forth in this Agreement.

(b) Other than distributions pursuant to Section 4.2, Section 4.3(b) or Section 12.3, except as provided in, and subject to the rights of any Parent Entity set forth in, a Partnership Unit Designation (subject to, and in compliance with, Section 3.2(a)), Section 3.8(a), Section 4.1(c) and Section 4.1(d)), if the General Partner declares and determines to make any distribution of cash or other assets to the Partners, all such distributions shall be made to all holders of Partnership Units, pro rata in accordance with the number of such Partnership Units held by each such holder; provided, that immediately upon the aggregate amount of all distributions to all Partners pursuant to this Section 4.1(b) (together with the aggregate value of all Partnership Units redeemed by the Partnership, including pursuant to Section 3.7, but excluding, for the avoidance of doubt, exchanges for additional equity interests of equivalent value in the Partnership or Super HoldCo) exceeding the Aggregate Distribution Threshold in respect of such Partnership Class PI Common Unit that has a Strike Price Catch-up Amount, the holder of such Partnership Class PI Common Unit shall be entitled to receive an amount equal to the aggregate Unpaid Catch-up Amount (if any) in respect of such Partnership Class PI Common Unit, in preference to all other distributions that would otherwise be made under this Section 4.1(b) (it being understood that, for purposes of determining whether and to what extent distributions exceed the Aggregate Distribution Threshold in respect of any Partnership Class PI Common Unit, only distributions that were declared after the date of such Partnership Class PI Common Unit’s issuance and have an Applicable Record Date prior to the date of the applicable determination shall be taken into account), and no other Partnership Interests shall be entitled to participate in distributions pursuant to this proviso until the Unpaid Catch-up Amounts are reduced to zero; provided, further, that distributions under the immediately preceding proviso shall be made among the holders of Partnership Class PI Common Units then entitled to receive an Unpaid Catch-up Amount in proportion to each such holder’s Unpaid Catch-up Amounts.

(c) Notwithstanding the provisions of Section 4.1(b), a holder of a Partnership Class PI Common Unit shall be entitled to a distribution pursuant to Section 4.1(b) in respect of such Partnership Class PI Common Unit only to the extent that the aggregate amount of all distributions to all Partners pursuant to Section 4.1(b) (together with the aggregate value of all Partnership Units redeemed by the Partnership, including pursuant to Section 3.7, but excluding, for the avoidance of doubt, exchanges for additional equity interests of equivalent value in the Partnership or Super HoldCo) following the issuance of such Partnership Class PI Common Unit exceeds the Aggregate Distribution Threshold in respect of such Partnership Class PI Common Unit. For purposes of this Section 4.1(c) and the first proviso of Section 4.1(b), Advanced Tax Distributions shall be treated as distributions pursuant to Section 4.1(b) to the extent such Advanced Tax Distributions were not made in respect of Partnership Class PI Common Units.

(d) Except for distributions pursuant to Section 4.2, no distributions will be made with respect to any Unvested Profits Interests; provided, that any distributions that would have otherwise been made on any Unvested Profits Interests will be distributed to the holder thereof on a priority basis ahead of distributions to holders of all other Partnership Interests once such Profits Interests have vested. For the avoidance of doubt, once such Profits Interests have vested, distributions shall not be made to any other Partner until such holder has received the full amount of the distributions that would have otherwise been made on such Unvested Profits Interests. The distributions under this Section 4.1(d) shall be made pro rata among the holders of Partnership Class PI Common Unit then-entitled to receive amounts pursuant to this Section 4.1(d) in accordance with such amounts then-owing to such holders.

(e) Except as otherwise provided by law and this Agreement, no Partner shall be required to restore or repay to the Partnership any funds properly distributed to it pursuant to this Section 4.1. In the event a Partner is required to restore or repay to the Partnership any funds so distributed and the circumstances described in Section 34(1) of the Act are applicable, the amount payable pursuant to Section 34(1) of the Act shall not bear any interest.

Section 4.2 Tax Distributions.

(a) Within ninety (90) days after the close of each Fiscal Year, the Partnership shall make a distribution (a “Tax Distribution”) to each Partner so that the aggregate distributions to such Partner pursuant to this Article IV for such Fiscal Year (including all distributions pursuant to this Section 4.2 for such Fiscal Year), equal the aggregate United States federal, state and local income tax liability of such Partner for such Fiscal Year attributable to such Partner’s ownership of its interest in the Partnership, determined (i) solely by reference to such Partner’s share of the Partnership’s income (including income includible by such Partner (or its regarded owner for U.S. federal tax purposes) by reason of Section 951, 951A, or 956 of the Code or otherwise pursuant to subpart F of Part III of the Code, but determined without regard to (A) any income recognized by a holder of an option of the Partnership as a result of the exercise of such option, (B) any income recognized by a Partner in connection with the transfer of Partnership Interests or (C) in the case of any recipient of a guaranteed payment for the performance of services, to the extent that such payment is actually made within three (3) months after the end of the relevant taxable year, in cash or property to the Partner providing services to the Partnership, any income to the Partner in respect of guaranteed payments paid in cash or property for the performance of such services); (ii) except as set forth below in the case of the Parent Entities (which shall use their actual effective tax rates (or if a Partner is a disregarded entity or a partnership for U.S. federal income tax purposes, the actual effective tax rate of such Partner’s regarded owner that is not itself a partnership or disregarded entity)) as if such Partner were subject to the maximum combined United States federal and relevant state and local tax rates (including any applicable Code Section 1411 net investment income tax) applicable to an individual or corporation, as applicable, residing in New York City on ordinary income and net short-term capital gain or on net long-term capital gain, as applicable, and, in the case of a corporation, taking into account the deductibility of state and local income taxes for U.S. federal income tax purposes and the deductibility of local income taxes for state income tax purposes and, in the case of any individual (or, to the extent owned by an individual, any other Partner transparent for U.S. federal income tax purposes), any deduction available under Section 199A of the Code; and (iii) taking into account any prior year Net Losses with respect to the Partnership allocable to such Partner to the extent such Net Losses would be deductible against such Partner’s share of the Partnership’s taxable income (assuming such Net Losses are carried forward to the extent of any applicable law and not applied against any non-Partnership income). Solely in respect of distributions pursuant to this Section 4.2 to the Parent Entities, (i) each calculation of the amounts of such distributions shall take into account (A) the net operating loss carryforwards and any other tax attributes of such Parent Entities from taxable years (or portions thereof) ending before the First Restatement Date hereof that may be utilized to offset taxable income allocable by the Partnership to such Parent Entities and (B) the actual effective combined United States federal and relevant state and local tax rate applicable to the taxable income allocable by the Partnership to the Parent Entities (as reported to the Partnership by Super HoldCo), and (ii) to the extent any such distributions are not ultimately used by the Parent Entities to pay a tax liability (or to the extent used by the Parent Entities to pay a tax liability but ultimately refunded to the Parent Entities by the applicable taxing authority) such amounts shall be contributed by the Parent Entities to the capital of the Partnership (without any issuance of Partnership Units in exchange therefor, but reducing amounts treated as advances under Section 4.2(b) appropriately). If any portion of a Partner’s Partnership Interests is redeemed by the Partnership or forfeited pursuant to the applicable Profits Interest Award Agreement to which such Partner is a party, then such Partner’s distribution pursuant to this Section 4.2 in respect of income of the Partnership after the date of such redemption or forfeiture shall be determined without regard to any items allocated to, or amounts distributed to, such Partner in respect of such redeemed or forfeited Partnership Interests. Subject to the availability of sufficient funds, and as advances of the annual distribution required by this Section 4.2, the Partnership shall make periodic distributions to the Partners in amounts and at times that the General Partner reasonably determines to be sufficient for the Partners to pay estimated taxes, calculated in accordance with the principles set forth in this Section 4.2. Notwithstanding the foregoing and any other provision of this Agreement, the amount otherwise payable to any Partner under this Section 4.2 in respect of a given Fiscal Year shall be reduced (but not below zero) by the total amount of all unreturned distributions made during such Fiscal Year to such Partner (other than other distributions made under this Section 4.2 with respect to a prior Fiscal Year).

(b) Notwithstanding anything to the contrary in this Agreement, but except as set forth in the next sentence, distributions made pursuant to this Section 4.2 if any, shall be treated as a dollar-for-dollar advance of the amounts otherwise distributable to the Partners pursuant to this Article IV and Section 12.3 and will be taken into account in determining subsequent distributions to the Partners pursuant to this Article IV and Section 12.3 so that each Partner receives as promptly as possible the same aggregate amount of distributions such Partner would have received if this Section 4.2 were not contained in this Agreement. If any of a Partner’s Partnership Units are redeemed by the Partnership or forfeited pursuant to the applicable Profits Interest Award Agreement to which such Partner is a party, and such redeemed or forfeited Partnership Units are subject to Advanced Tax Distributions pursuant to this Section 4.2, the Advanced Tax Distributions associated with such redeemed or forfeited Partnership Units shall be reduced to zero so that the Tax Distribution with respect to redeemed or forfeited interests are not applied to determine or reduce subsequent distributions to any Partner with respect to remaining Partnership Units not otherwise forfeited or redeemed.

(c) Any transferee in any Transfer (other than a Transfer pursuant to Article XIV) shall succeed to Advanced Tax Distributions associated with the applicable Transferred Partnership Units. In addition, any Advanced Tax Distributions in respect of a Profits Interest shall carry over into any Partnership Class A Common Unit received on a conversion of such Profits Interest in accordance with Section 15.1.

(d) If a Partner or its direct or indirect owner realizes, in cash (including through a reduction in cash taxes otherwise payable), a tax benefit related to any redeemed or forfeited Partnership Units in the year that such Partnership Units are redeemed or forfeited or in any of the four succeeding years thereafter, such Partner shall pay an amount equal to such benefit to the Partnership. The amount of any such benefit shall be reasonably determined by the Partner using a with-and-without calculation. Upon request of the Partnership or the General Partner, such Partner shall provide the Partnership with any reasonable supporting documentation or detail with respect to the foregoing calculations; provided that such Partner shall not be required to provide the Partnership with any tax returns (or tax returns of its direct or indirect owners). At the option of the applicable Partner, amounts owed to the Partnership under this Section 4.2(d) may be satisfied through a forfeiture of Partnership Units rather than payments in cash, with the value of any forfeited Partnership Units reasonably determined by the General Partner in accordance with clause (i) of the definition of “Exchange Factor” in the case of a Profits Interest and the last value determined for a Class A Share in the case of a Partnership Class A Common Unit (provided that such Class A Share value may be reasonably adjusted by the General Partner to take into account any material events occurring since the date of the applicable valuation). The Partnership, upon request of the Partner, shall repay the Partner the amount (or a portion of the amount) of the benefit paid over pursuant to the foregoing (plus, on an after-tax basis, any interest imposed by the relevant taxing authority) to the extent that the Partner is required to repay the amount (or a portion of the amount) of such benefit to such taxing authority. Notwithstanding any other provision of this Agreement or any Profits Interest Award Agreement to the contrary, a Partner’s obligations under this Section 4.2(d) shall survive the termination of such Partner’s interest in the Partnership.

Section 4.3 Distributions in Kind.

(a) No Holder may demand to receive property other than cash as provided in this Agreement. The General Partner may cause the Partnership to make a distribution in kind of Assets, Surviving Partnership assets or Partnership Interests to the Holders and such assets or Partnership Interests shall be distributed in such a fashion as to ensure that (i) the fair market value (as reasonably determined by the General Partner in good faith) is distributed and allocated in accordance with Articles IV, V and XII, in each case, as determined by the General Partner reasonably and in good faith following consultation with the Management Representative and (ii) such distribution preserves the economic objectives underlying this Agreement with respect to the entirety of the business of the Partnership as of immediately prior to such distribution (including the opportunity to participate in the future value of each business, whether or not any applicable participation requirement or threshold is satisfied as of the date of such distribution). Subject to Section 4.3(c) and notwithstanding Section 6.3(a), if the Partnership distributes property in kind that was contributed to the Partnership by a Parent Entity (or deemed contributed by a Parent Entity, for tax purposes, or received in a tax-deferred exchange for property contributed or so deemed contributed to the Partnership by a Parent Entity), the General Partner shall use commercially reasonable efforts to cause such property to be distributed to the Parent Entity who contributed such property (or was deemed to contribute such property), to the extent that such Partner is otherwise entitled to receive such a distribution at such time, in accordance with the immediately foregoing sentence and the other provisions of this Agreement.

(b) Notwithstanding Section 4.3(a) or Section 4.3(c), the General Partner may cause the Partnership to make a distribution in kind to the C-Corp Subsidiary of property that was contributed to the Partnership by the C-Corp Subsidiary prior to the date hereof (or deemed contributed by the C-Corp Subsidiary, for tax purposes, or received in a tax-deferred exchange for property contributed or so deemed contributed to the Partnership by the C-Corp Subsidiary, in each case, prior to the date hereof) in order to facilitate a sale (other than to any WW Entity) of such distributed property or the C-Corp Subsidiary to which it was distributed; provided that (i) such distribution shall be in redemption of Partnership Units held by the C-Corp Subsidiary and (ii) all proceeds of any such sale must be contributed to the Partnership in exchange for such number and class of Partnership Units in the manner described in clause (iii) of Section 3.2(b).

(c) Notwithstanding the other provisions of this Article IV (but subject to Section 4.3(b)), in the event (i) Super HoldCo desires, for a bona fide business purpose that is not intended, in whole or in part, to be adverse to the Limited Partners (other than the Parent Entities), to engage in a spin-off, split-off or similar transaction, or otherwise cause the distribution of securities of a Subsidiary or (ii) the Partnership desires, for a bona fide business purpose that is not intended, in whole or in part, to be adverse to the Limited Partners (other than the Parent Entities), to engage in a de-merger, the General Partner shall make a reasonable and good faith determination, following consultation with the Management Representative, regarding the treatment of Profits Interests in connection therewith, including the form, type and amount of securities of the de-merged, spun-out, split out or similar entity to be distributed (or otherwise made available) to holders of Profits Interests in connection with such transaction (together with appropriate equitable adjustments to the Distribution Threshold Per Profits Interest and the Catch-up Base Amount), which the General Partner has reasonably and in good faith determined following consultation with the Management Representative shall achieve the economic objective underlying this Agreement with respect to the entirety of the business of the Partnership as of immediately prior to such transaction and shall take into account each Partner’s and their Affiliates’ economic and tax consequences related to the transaction or distribution (including the opportunity to participate in the future value of each business, whether or not any applicable participation requirement or threshold is satisfied as of the date of such transaction).

Section 4.4 Withholding. The Partnership is authorized to withhold from distributions, or with respect to allocations, to the Partners and to pay over to any U.S. federal, state, local or non-United States government any amounts required to be so withheld pursuant to the Code or any provisions of any other U.S. federal, state, local or non-United States law and shall apportion such amounts to the Partners with respect to which such amount was withheld. At least five (5) Business Days prior to any such withholding in respect of any Partner, the Partnership shall notify the Management Representative (or, in the case of any notification that relates to a Parent Entity, the General Partner) of the proposed withholding and shall reasonably cooperate with the Management Representative and the applicable Partner in order to minimize or eliminate such withholding. The Partnership is also authorized to require a Partner to promptly pay to the Partnership any amount otherwise required to be so withheld respect to such Partner that is paid over by the Partnership to the appropriate taxing authority (and such payment shall not be considered a Capital Contribution for purposes of this Agreement). Any amounts so withheld (and not paid to the Partnership by the applicable Partners) and paid over by the Partnership to the appropriate taxing authority shall be offset against the current or next amounts otherwise distributable to such Partners (and, to the extent so withheld and paid over, shall be treated as amounts distributed to such Partner for all purposes of this Agreement). For the avoidance of doubt, except in the event of gross negligence, fraud or willful misconduct by the Partnership, the General Partner, a Partnership Representative, or any managing member, manager, agent, officer, or employee of the foregoing, as the case may be, no Partner shall have any recourse against the Partnership, the General Partner, each Partnership Representative, or any managing member, manager, agent, officer, or employee of the foregoing in respect of any withholdings or payments made or required under this Section 4.4, and in the case of any overwithholding, a Partner’s sole recourse shall be to seek a refund of such excess amounts.

Section 4.5 Distributions upon Liquidation. Notwithstanding the other provisions of this Article IV, upon the occurrence of a Liquidating Event, the assets of the Partnership shall be distributed to the Holders in accordance with Section 12.3.

Section 4.6 Revisions to Reflect Additional Partnership Units. In the event that the Partnership issues additional Partnership Units pursuant to the provisions of Article III, subject to the rights of any Holder set forth in a Partnership Unit Designation, the General Partner (following consultation with the Management Representative) is hereby authorized to make such revisions to this Article IV and to Article V as it reasonably and in good faith determines are equitable and necessary to reflect the issuance of such additional Partnership Units while preserving the economic objectives underlying this Agreement with respect to the entirety of the business of the Partnership as of immediately prior to such revisions (including the opportunity to participate in the future value of each business, whether or not any applicable participation requirement or threshold is satisfied as of the date of such transaction), including making preferential distributions to certain classes of Partnership Units.

Section 4.7 Restricted Distributions. Notwithstanding any provision to the contrary contained in this Agreement, neither the Partnership nor the General Partner, on behalf of the Partnership, shall make a distribution to any Holder (including pursuant to Section 4.2) if such distribution would violate the Act or other applicable law, or to the extent such distribution is prohibited by any contract, agreement or other obligation (including an indenture, credit agreement or other loan document) to which the Partnership or any of its Subsidiaries is a party as of the date hereof, as such agreement or obligation exists as of the date hereof (including the extent to which the Partnership is unable to obtain such funds as a distribution from a Subsidiary due to any such prohibition).

Section 4.8 Calculation of Distributions. In calculating all distributions payable to any holders of Partnership Units, the General Partner shall round the aggregate amount payable to each applicable Partner to the nearest whole cent ($0.01), with one-half cent rounded upward.

Section 4.9 Special Distributions to Facilitate Acquisitions. The General Partner shall be permitted to cause a distribution, loan or other transfer of cash by the Partnership or one or more of its Subsidiaries to be made solely to one or several Partners that are Parent Entities (such distribution, loan or other transfer satisfying the following proviso, an “M&A Distribution”), provided, however that (i) each such distribution, loan or other transfer is (A) made at or following such time as the General Partner reasonably determines that a specific acquisition is reasonably likely to be consummated and (B) used solely to facilitate the consummation of an acquisition by a Parent Entity within the time reasonably specified therefor by the General Partner at the time of such M&A Distribution (with any interest accrued thereon for the benefit of the Partnership), and (ii) such Parent Entities (x) contribute (in the case of an M&A Distribution that was a distribution), (y) transfer in repayment of the applicable M&A Distribution that was a loan, or (z) sell solely in exchange for the applicable previously made M&A Distribution that was not a distribution or a loan, or cause to be contributed (in the case of an M&A Distribution that was a distribution), transferred in repayment of the applicable M&A Distribution that was a loan, or sold solely in exchange for the applicable previously made M&A Distribution that was not a distribution or a loan, as soon as practicable thereafter, to the Partnership or the applicable Subsidiaries of the Partnership the assets directly or indirectly acquired with such distribution, loan or other transfer, as directed by the General Partner. If the M&A Distribution is not used solely to facilitate the consummation of an acquisition in accordance with the foregoing clause (i) within the time specified therefor by the General Partner, the Parent Entities will contribute (in the case of an M&A Distribution that was a distribution), transfer in repayment of the applicable M&A Distribution that was a loan, or retransfer (in the case of an M&A Distribution that was not a distribution or a loan) the full amount of such M&A Distribution and any interest accrued thereon to the Partnership or the applicable Subsidiaries of the Partnership at or prior to 5:00 pm New York time on the applicable date. During any time period between the time of the M&A Distribution and the contribution, repayment or sale contemplated by the foregoing clause (ii) of the immediately foregoing sentence, the Parent Entities shall hold such cash, and operate any acquired assets, for the benefit of the Partnership. The number and classes of Partnership Units held by the Parent Entities and their wholly owned Subsidiaries in the aggregate shall not change as a result of any M&A Distribution or the re-contribution, repayment or retransfer of such M&A Distribution (together with any interest accrued thereon) or contribution, repayment or sale of any assets directly or indirectly acquired with such M&A Distribution, in each case as described in this Section 4.9. For the avoidance of doubt, neither an M&A Distribution nor the re-contribution, repayment or retransfer of such M&A Distribution (together with any interest accrued thereon) or contribution, repayment or sale of any assets directly or indirectly acquired with such M&A Distribution shall (A) result in any adjustment to the Aggregate Distribution Threshold or the Distribution Threshold Per Profits Interest or (B) have any effect on the Exchange Factor. For purposes of all computations required under this Agreement, the amount of (x) any M&A Distribution that has not been repaid to the Partnership or the applicable Subsidiaries of the Partnership (including, to the extent an acquisition has been consummated with the proceeds of such M&A Distribution but the assets so acquired have not yet been contributed, repaid or sold to the Partnership or the applicable Subsidiaries of the Partnership as required hereby, the value of the assets so acquired) and (y) any Issuance Consideration that has not been contributed to the Partnership in accordance with Section 3.3(e), shall be treated as an asset owned by the Partnership or the applicable Subsidiaries of the Partnership and not by any Parent Entity. To the extent that any fees, costs and expenses are incurred in connection with the pursuit of an acquisition described in this Section 4.9, such fees, costs and expenses will be subject to the reimbursement provisions in Section 6.2(b).

ARTICLE V

ALLOCATIONS

Section 5.1 Allocations of Net Income and Net Loss. At the end of each Fiscal Year, after giving effect to the special allocations set forth in Section 5.2 and Section 5.3, and subject to Section 5.8, Net Income or Net Loss, as applicable, including, if necessary, items thereof, realized in any Fiscal Year shall be determined and such amounts shall be allocated among the Partners, including in respect of Unvested Profits Interests, in a manner such that the Capital Account of each such Partner, immediately after giving effect to such allocation, is, as nearly as possible, equal (proportionately) to the amount of the distributions that would be made to such Partner at the end of such Fiscal Year if (i) the Partnership were dissolved and terminated, (ii) its affairs were wound up and each Asset was sold for cash equal to its Carrying Value, (iii) all Partnership liabilities were satisfied (limited with respect to each nonrecourse liability to the Carrying Value of the assets securing such liability), and (iv) the net assets of the Partnership were distributed in accordance with Section 4.1 to all Partners, including in respect of Unvested Profits Interests as if such Unvested Profits Interests were Vested Profits Interests.

Section 5.2 Special Allocations. Notwithstanding any other provision in this Agreement, the following special allocations shall be made in the following order:

(a) Minimum Gain Chargeback. If there is a net decrease in Partnership Minimum Gain or Partner Nonrecourse Debt Minimum Gain (determined in accordance with the principles of Treasury Regulations sections 1.704-2(d) and 1.704-2(i)) during any Partnership taxable year, the Partners shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to their respective shares of such net decrease during such year, determined pursuant to Treasury Regulations sections 1.704-2(g) and 1.704-2(i)(5). The items to be so allocated shall be determined in accordance with Treasury Regulations section 1.704-2(f)(6) and 1.704-2(j)(2). This Section 5.2(a) is intended to comply with the minimum gain chargeback requirements in such Treasury Regulations sections and shall be interpreted and applied consistently therewith; including that no chargeback shall be required to the extent of the exceptions provided in Treasury Regulations sections 1.704-2(f) and 1.704-2(i)(4).

(b) Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Partner’s Adjusted Capital Account Deficit as promptly as possible; provided that an allocation pursuant to this Section 5.2(b) shall only be made if and to the extent that such Partner would have such an Adjusted Capital Account Deficit after all other allocations provided in this Article V have been tentatively made as if this Section 5.2(b) were not in this Agreement. This Section 5.2(b) is intended to comply with the “qualified income offset” provision of Treasury Regulations section 1.704-1(b)(ii)(d) and shall be interpreted and applied consistently therewith.

(c) Gross Income Allocation. In the event any Partner has a deficit Capital Account at the end of any Fiscal Year which is in excess of the amount such Partner is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations section 1.704-2(g)(1) and 1.704-2(i)(5), each such Partner shall be specially allocated items of Partnership income and gain in the amount of such excess as promptly as possible; provided that an allocation pursuant to this Section 5.2(c) shall be made only if and to the extent that a Partner would have a deficit Capital Account in excess of such amount after all other allocations provided for in this Article V have been tentatively made as if Section 5.2(b) and this Section 5.2(c) were not in this Agreement.

(d) Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year shall be allocated among the Partners pro rata in accordance with each Partner’s relative share of Net Income or Net Loss, as applicable, for such Fiscal Year and each Partner’s share of excess Nonrecourse Debt shall be allocated in the same manner.

(e) Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any Fiscal Year shall be allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulations section 1.752-3. If more than one Partner bears the economic risk of loss for a Partner Nonrecourse Debt, any Partner Nonrecourse Deductions attributable to that Partner Nonrecourse Debt shall be allocated among the Partners according to the ratio in which they bear the economic risk of loss.

(f) Section 754 Elections. To the extent an adjustment to the adjusted tax basis of any Asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulations section 1.704-1(b)(2)(iv)(m)(2) or (4), to be taken into account in determining Capital Accounts, the amount of such adjustment to the applicable Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their respective Capital Accounts are required to be adjusted pursuant to such sections of the Treasury Regulations.

(g) Tax Credits. Allocations of tax credits shall be made in accordance with Treasury Regulations section 1.704-1(b)(4)(ii) and allocations of creditable foreign tax expenditures shall be made in accordance with Treasury Regulations section 1.704-1(b)(4)(viii).

Section 5.3 Curative Allocations. The allocations set forth in Section 5.2 (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations. The Partners intend that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of income, gain, loss or deduction pursuant to this Section 5.3. Therefore, notwithstanding any other provision of this Agreement, the Partnership shall allocate items of income, gain, loss and deduction allocable among the Partners so that, to the extent possible, the net amount of such allocations of items and the Regulatory Allocations, and allocations of Net Income and Net Loss to each such Partner shall be equal to the net amount that would have been allocated to each such Partner pursuant to Section 5.1 if the Regulatory Allocations (and the allocations under this Section 5.3) had not occurred. When making allocations pursuant to this Section 5.3, the Partnership shall take into account future Regulatory Allocations under Section 5.2(a) that, although not yet made, are likely to offset other Regulatory Allocations previously made under Section 5.2(d) or Section 5.2(e).

Section 5.4 Tax Allocations. For income tax purposes only, each item of income, gain, loss and deduction shall be allocated in the same manner as the corresponding items are allocated for Capital Account purposes; provided that in the case of any Asset the fair market value of which differs from its adjusted tax basis for U.S. federal income tax purposes, income, gain, loss and deduction with respect to such asset shall be allocated among the Partners solely for income tax purposes in accordance with the principles of Section 704(c) of the Code and the Treasury Regulations promulgated thereunder so as to take account of the difference between the Carrying Value and adjusted tax basis of such asset. Unless otherwise determined by the General Partner (subject to the Consent of the Management Representative (not to be unreasonably withheld, conditioned or delayed)), for purposes of applying the principles of Section 704(c) of the Code, the Partnership shall use the “traditional method” of Treasury Regulations section 1.704-3(b). Allocations pursuant to this Section 5.4 are solely for U.S. federal, state and local income tax purposes and shall not affect, or in any way be taken into account in computing, any Partner’s Capital Account or share of items of income, gain, loss and deduction.

Section 5.5 Compliance with Section 704(b) of the Code. The allocation provisions contained in this Article V are intended to comply with Section 704(b) of the Code and the Treasury Regulations promulgated thereunder, and shall be interpreted and applied in a manner consistent therewith.

Section 5.6 Consent of Partners. The allocation methods of items of income, gain, loss and deduction are hereby expressly consented to by each Partner as a condition of becoming a Partner.

Section 5.7 Change in Partnership Interest. If there is a change in any Partner’s Partnership Interest during any Fiscal Year, the principles of Section 706(d) of the Code shall apply in allocating Net Income and Net Loss and items thereof for such Fiscal Year to account for the variation. For purposes of applying Section 706(d) of the Code, the General Partner may adopt any method or convention permitted under applicable Treasury Regulations; provided, however, that in the event of a Transfer of Partnership Units solely between a transferor Partner and a transferee Partner such transferor Partner and transferee Partner shall be entitled to determine the allocation method and convention under Section 706(d) of the Code applicable as between such Partners with respect to any and all allocations under Section 706(d) of the Code that affect solely such transferor Partner and transferee Partner.

Section 5.8 Modification of Allocations. The allocations set forth in this Article V are intended to comply with certain requirements of the Treasury Regulations. Notwithstanding the other provisions of this Agreement (including Section 5.4), the General Partner shall be authorized to make, in its reasonable discretion, with the consent of the Management Representative (such consent not to be unreasonably withheld, conditioned or delayed) appropriate amendments to the allocations of Net Income and Net Loss (and to individual items of income, gain, loss, deduction and credit) pursuant to this Agreement as are required (i) in order to comply with Section 704 of the Code or applicable Treasury Regulations, (ii) to allocate properly Net Income and Net Loss (and individual items of income, gain, loss, deduction and credit) to those Partners who bear the economic burden or benefit associated therewith and/or (iii) to otherwise cause the Partners to achieve the economic objectives underlying this Agreement, in each case, as reasonably determined by the General Partner with the consent of the Management Representative (such consent not to be unreasonably withheld, conditioned or delayed). If there are any changes after the date of this Agreement in applicable tax law, regulations or interpretation, or any errors, ambiguities, inconsistencies or omissions in this Agreement with respect to allocations to be made to Capital Accounts which would, individually or in the aggregate, cause the Partners not to achieve in any material respect the economic objectives underlying this Agreement, the General Partner may in its reasonable discretion with the consent of the Management Representative (such consent not to be unreasonably withheld, conditioned or delayed) make appropriate adjustments to such allocations in order to achieve or approximate such economic objectives.

Section 5.9 Certain Actions. In no event shall the Partnership or the General Partner take or cause the Partnership (or any of the Partnership’s Subsidiaries) to take any action (or fail to take any action) or make, or cause the Partnership (or any of its Subsidiaries) to make, any determination (or fail to make any determination) with respect to tax matters or otherwise affecting the tax items of the Partnership (or any of its Subsidiaries) or of any Partner (including with respect to the method of allocation of income and losses to Capital Accounts or for tax purposes, any tax election, any method of tax accounting or any position on any tax return, in connection with any tax proceeding or otherwise) if such action or omission (a) could reasonably be expected to have a disproportionate and more than de minimis adverse effect on the holders of any class of Partnership Units as compared to any other class of Partnership Units, and (b) is not expressly required by the provisions of this Agreement. Notwithstanding the foregoing, nothing in this Section 5.9 shall be interpreted or applied so as to require the General Partner or the Partnership to take or cause the Partnership (or any of the Partnership’s Subsidiaries) to take any action (or fail to take any action) or make, or cause the Partnership (or any of its Subsidiaries) to make, any determination (or fail to make any determination) that the Partnership or General Partner reasonably determines would result in a violation of applicable law; provided, that, if an action or omission is required as a result of this sentence, the General Partner and the Partnership shall cooperate in good faith with the other Partners to mitigate any effect of such action or omission to the extent that such effect would otherwise be subject to the requirements of the first sentence of this Section 5.9.

ARTICLE VI

OPERATIONS

Section 6.1 Management.

(a) Subject to the terms and conditions of this Agreement, the General Partner shall have full, exclusive and complete discretion to manage and control the business and affairs of the Partnership, to make all decisions affecting the business and affairs of the Partnership and to do or cause to be done any and all acts, at the expense of the Partnership, as it deems necessary or appropriate to accomplish the purposes and direct the affairs of the Partnership. Subject to the terms and conditions of this Agreement, the General Partner shall have the exclusive power and authority to bind the Partnership, except and to the extent that such power is expressly delegated in writing to any other Person by the General

Partner, and such delegation shall not cause the General Partner to cease to be a Partner or the General Partner of the Partnership. Notwithstanding the foregoing, the Board of Directors (and any duly authorized committee thereof to which the Board of Directors may delegate such authority) shall have general oversight of the actions of the General Partner and actions or decisions of the Partnership or the General Partner which if taken by Super HoldCo would require the consent of or approval from the Board of Directors or a duly authorized committee thereof shall similarly require the consent of or approval from the Board of Directors or such duly authorized committee thereof if proposed to be taken by the Partnership. The General Partner shall be an agent of the Partnership’s business, and the actions of the General Partner taken in such capacity and in accordance with this Agreement shall bind the Partnership. The General Partner shall at all times be a Partner of the Partnership. The General Partner shall constitute a “general partner” under the Act. Except to the extent expressly delegated in writing by the General Partner, no Limited Partner (in such capacity) or Assignee (in such capacity) shall take part in the operations, management or control (within the meaning of the Act) of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership. The transaction of any such business by the General Partner, any of its Affiliates or any member, officer or employee of the General Partner, the Partnership or any of their Affiliates, in their capacity as such, shall not affect, impair or eliminate the limitations on the liability of the Limited Partners or Assignees under this Agreement. The General Partner may not be removed by the Partners, with or without cause, except with the consent of Super HoldCo.

(b) It is anticipated that the General Partner’s primary business activities shall be limited to the operation of the WW Entities. Subject to the foregoing, the other terms and conditions of this Agreement and any additional limitations contained in any constituent agreement(s) of any other WW Entity, the determination as to any of the following matters, made by or at the direction of the General Partner consistent with the Act and this Agreement, shall be final and conclusive and shall be binding upon the Partnership and every Limited Partner: (i) the amount of assets at any time available for distribution or the redemption of Partnership Common Units or Partnership Preferred Units; (ii) the amount and timing of any distribution; (iii) any determination to redeem A Tendered Units; (iv) the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); (v) the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Partnership; (vi) any matter relating to the acquisition, holding and disposition of any assets by the Partnership; or (vii) any other matter relating to the business and affairs of the Partnership or required or permitted by applicable law, this Agreement or otherwise to be determined by the General Partner.

(c) The General Partner may also, from time to time, appoint such officers and establish such management and/or advisory boards or committees of the Partnership as the General Partner deems necessary or advisable, each of which shall have such powers, authority and responsibilities as are delegated in writing by the General Partner from time to time (which shall be subject to all limitations thereon contained herein or in applicable law and in no event be greater than the powers, authority and responsibilities of the General Partner hereunder and under applicable law). Each such officer and/or board or committee member shall serve at the pleasure of the General Partner.

(d) Except as otherwise expressly provided in this Agreement or required by any non-waivable provision of the Act or other applicable law, no Partner (in such capacity) other than the General Partner shall (a) have any right to vote on or consent to any other matter, act, decision or document involving the Partnership or its business or (b) take part in the day-to-day management, or the operation or control, of the business and affairs of the Partnership. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement (including based on any consent, approval or consultation required by this Agreement, if applicable, as provided herein) or required by any non-waivable provision of the Act or other applicable law, the General Partner may cause the Partnership, without the consent or approval of any other Partner to enter into any of the following in one or a series of related transactions: (i) any merger or equivalent process, (ii) any acquisition, (iii) any consolidation, (iv) any sale, lease or other transfer or conveyance of assets, (v) any recapitalization, reclassification or reorganization of outstanding securities, (vi) any merger, sale, lease, spin-off, exchange, transfer or other disposition of a subsidiary, division or other business, (vii) any issuance of debt or equity securities (subject to any limitations expressly provided for herein) or (viii) any incurrence of indebtedness.

(e) No Partner (in such capacity) other than the General Partner shall take any action or commence any proceedings or petition a court for the liquidation of the Partnership, nor enter into any arrangement, reorganisation or insolvency proceedings in relation to the Partnership whether under the laws of the Cayman Islands or other applicable bankruptcy laws. Any such proceeding or petition filed by any other Partner (in such capacity), to the fullest extent permitted by applicable law, shall be deemed an unauthorized and bad faith filing and all parties to this Agreement shall use their best efforts to cause such petition to be dismissed.

(f) Subject to the rights of any Holder set forth in a Partnership Unit Designation and to the other terms and conditions of this Agreement (including Section 6.1(g)), the General Partner shall have the power, acting reasonably and in good faith, without the Consent of any of the Partners, to amend this Agreement, in a manner that would not, and would not reasonably be expected to, be disproportionately adverse (other than to a de minimis extent) to any of the Limited Partners, to the extent required to implement any of the following purposes:

(i) to add to the obligations of the General Partner or surrender any right or power granted to the General Partner or any Affiliate of the General Partner for the benefit of the Limited Partners;

(ii) to reflect the admission, substitution or withdrawal of Partners, the Transfer of any Partnership Interest or the termination of the Partnership, in each case, in accordance with this Agreement, and to amend the Register to reflect such admission, substitution, withdrawal or Transfer;

(iii) to cure any ambiguity or mistake or to correct or supplement any provision in this Agreement not inconsistent with law or with other provisions;

(iv) to satisfy any requirements, conditions or mandatory guidelines contained in any order, directive, opinion, ruling or regulation of a U.S. federal, state or foreign agency or contained in U.S. federal, state or foreign law;

(v) to reflect the issuance of additional Partnership Interests in accordance with Article III;

(vi) to set forth the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of any additional Partnership Units issued in accordance with and pursuant to Article III;

(vii) if the Partnership is the Surviving Partnership in any Change of Control Transaction or Termination Transaction, to modify Section 14.1 or any related definitions to provide the holders of interests in such Surviving Partnership rights that are consistent with Section 7.4(c)(ii)(6);

(viii) as a result of any Parent Entity or the Partnership adopting, modifying or terminating any share or unit incentive plan for the benefit of employees, directors or other business associates of any Parent Entity, the Partnership or any of their Affiliates to reflect a modification of this Agreement for the purpose of maintaining the economic equivalency of the Partnership Common Units or the Partnership Preferred Units and the applicable Common Shares or Preferred Shares; and

(ix) to reflect a modification of this Agreement that is necessary or appropriate to reflect and account for the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Partnership of activities permitted by the terms of Section 2.7, provided that such change does not adversely impact the economic equivalence of the Partnership Common Units or the Partnership Preferred Units and the applicable Common Shares or Preferred Shares.

(g) Notwithstanding Article XIII, this Agreement shall not be amended (by merger, consolidation, repeal, or otherwise) (other than an amendment pursuant to Section 4.6), and no action may be taken by the General Partner, without the consent of each Partner, if any, adversely affected thereby, including if such amendment or action would (i) convert a Limited Partner into a general partner of the Partnership (except as a result of the Limited Partner becoming the General Partner pursuant to Section 11.1), (ii) modify the limited liability of a Limited Partner or increase the obligation of a Limited Partner to make a Capital Contribution to the Partnership, (iii) adversely alter the rights of any Partner to receive the distributions to which such Partner is entitled pursuant to, or otherwise make any distribution that is inconsistent with, Article IV or Section 12.3(a)(iii), or alter the allocations specified in Article V (except, in any case, as permitted pursuant to Section 6.1(f)), (iv) alter or modify in a manner that adversely affects any Partner under Section 14.1 or Section 15.1, or amend or modify any related definitions (except for amendments to this Agreement or other actions that provide rights consistent with Section 7.4(c)(ii)(6)), (v) convert the Partnership into a corporation (other than in connection with a Change of Control Transaction or Termination Transaction, in each case, effected in accordance with this Agreement), (vi) limit any express consent, approval or consultation rights of the Management Representative hereunder, (vii) alter the restrictions on the General Partner’s authority set forth elsewhere in this Section 6.1 or (viii) amend this Section 6.1(g); provided, however, that, the Consent of any individual Partner adversely affected shall not be required under this Section 6.1(g) for any amendment or action that affects all Partners holding the same class or series of Partnership Units on a uniform or pro rata basis, if approved by a Majority in Interest of the Non-Super HoldCo Partners of such class or series. Any such amendment or action consented to by any Partner shall be effective as to that Partner, notwithstanding the absence of such Consent by any other Partner.

(h) Notwithstanding Section 6.1(g), the General Partner shall have the power, without the Consent of any of the Partners, to effect a split, subdivision or reverse split of any class of Partnership Units that is accompanied by a substantively identical split, subdivision or reverse split of the applicable equity securities of Super HoldCo.

(i) The General Partner, acting on behalf of the Partnership, may (in its sole discretion) accept the surrender by any Limited Partner of any Partnership Units whereupon such Partnership Units shall immediately be cancelled, upon such terms and conditions that the General Partner and such Limited Partner may determine.

Section 6.2 Compensation and Reimbursement.

(a) The General Partner shall not receive any fees from the Partnership for its services in administering the Partnership, except as otherwise provided herein.

(b) Subject to Section 6.2(c), the Partnership shall be liable for, and shall reimburse the General Partner, any Parent Entity, the Management Representative (in its capacity as such) and PIU Aggregator, as applicable, on a monthly basis, or such other basis as the General Partner may reasonably determine, for all sums expended in connection with the Partnership’s business, including (i) expenses relating to the ownership of interests in and management and operation of, or for the benefit of, the Partnership (including any fees, costs and expenses incurred by any Parent Entity in connection with the pursuit of an acquisition described in Section 4.9), (ii) compensation of officers and employees of the General Partner, any Parent Entity or the Partnership, including payments under future compensation plans of the General Partner, any Parent Entity or the Partnership that may provide for stock units, or phantom stock, pursuant to which employees of the General Partner, any Parent Entity or the Partnership will receive payments based upon dividends on or the value of shares of Capital Stock, (iii) director fees and expenses, (iv) all costs and expenses of Super HoldCo being a public company (as opposed to a private company), including costs of filings with the SEC, reports and other distributions to its stockholders, and (v) all organizational and operational expenses reasonably incurred by PIU Aggregator or its general partners (in such capacity) or any Parent Entity, including all payments, advances and other expenses in connection with any indemnity or similar obligation of PIU Aggregator or any Parent Entity; provided, however, that the amount of any reimbursement shall be reduced by any interest earned by the Parent Entities with respect to bank accounts or other instruments or accounts held by it on behalf of the Partnership that are permitted pursuant to Section 6.3. Such reimbursements shall be in addition to any reimbursement of the General Partner, the Parent Entities, the Management Representative (incurred in his capacity as the Management Representative) and PIU Aggregator as a result of indemnification pursuant to Section 6.6.

(c) To the extent practicable, Partnership expenses shall be billed directly to and paid by the Partnership.

Section 6.3 Outside Activities.

(a) No Parent Entity shall directly or indirectly enter into or conduct any business, other than (i) with respect to its capacity as the General Partner or a Limited Partner and the ownership of Partnership Interests, (ii) with respect to its capacity as the General Partner, the management of the business of the Partnership, (iii) with respect to Super HoldCo, its reporting obligations as a reporting company with a class (or classes) of securities registered under the Exchange Act, (iv) with respect to Super HoldCo, the offering, sale, syndication, private placement or public offering of stock, bonds, securities or other interests for the ultimate benefit of the Partnership or its assets or activities and in accordance with Section 3.3(e), (v) with respect to Super HoldCo, the maintenance of each of the other Parent Entities as legal entities, (vi) with respect to TWC MC, the maintenance of each of the Parent Entities (other than Super HoldCo) as legal entities, (vii) financing or refinancing of any type for the ultimate benefit of the Partnership or its assets or activities, (viii) a Section 4.9 Transaction or activities incident to a transaction described in Section 4.3(b), (ix) such activities as are incidental to any of the foregoing clauses (i)–(viii), (x) such other business as may be conducted with the consent of the Management Representative and (xi) business substantially equivalent to any of the foregoing clauses (i), (ii), (vii), (viii), (ix) or (x) with respect to any Surviving Partnership. Nothing contained herein shall be deemed to prohibit the General Partner from executing guarantees of Partnership Debt for which it would otherwise be liable in its capacity as General Partner. The General Partner and any Affiliates of the General Partner may acquire Partnership Interests and shall be entitled to exercise all rights of a Limited Partner relating to such Partnership Interests.

(b) Except as set forth in Section 6.3(a) (and subject to any agreements entered into pursuant to Section 6.4 and any other agreements entered into by a Limited Partner or any of its Affiliates with the General Partner), the Partnership or a Subsidiary (including any employment agreement), notwithstanding any duty otherwise existing at law or in equity, any Limited Partner (other than any Parent Entity) and any Assignee, officer, director, manager, managing member, partner, employee, agent, trustee,

Affiliate, member or stockholder of any Limited Partner shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities that are in direct or indirect competition with the Partnership or that are enhanced by the activities of the Partnership. Neither the Partnership nor any Partner shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner or Assignee that is not a Parent Entity. Subject to such agreements, none of the Limited Partners nor any other Person shall have any rights by virtue of this Agreement or the partnership relationship established hereby in any business ventures of any other Person (other than the Parent Entities, to the extent expressly provided herein), and such Person shall have no obligation pursuant to this Agreement, subject to Section 6.4 and any other agreements entered into by a Limited Partner or its Affiliates with the General Partner, the Partnership or a Subsidiary, to offer any interest in any such business ventures to the Partnership, any Limited Partner, or any such other Person, even if such opportunity is of a character that, if presented to the Partnership, any Limited Partner or such other Person, could be taken by such Person.

Section 6.4 Transactions with Affiliates.

(a) The Partnership may lend or contribute funds or other assets to Super HoldCo and its Subsidiaries or other Persons in which Super HoldCo has a direct or indirect equity investment, and such Persons may borrow funds from the Partnership, on terms and conditions no less favorable to the Partnership in the aggregate than would be available from unaffiliated third parties as determined by the General Partner (to the extent such lending, contribution or borrowing is not a Section 4.9 Transaction, subject to the Consent of the Management Representative (not to be unreasonably withheld, conditioned or delayed)). The foregoing authority shall not create any right or benefit in favor of any Partner or any other Person. It is expressly acknowledged and agreed by each Partner that Super HoldCo (directly or through any of the other Parent Entities) may (i) borrow funds from the Partnership in order to redeem or repurchase, at any time or from time to time, Common Shares, Preferred Shares or New Securities previously or hereafter issued by Super HoldCo, (ii) put to the Partnership, for cash, any Common Shares, Preferred Shares or New Securities that Super HoldCo may desire or be required to repurchase or redeem or (iii) borrow funds from the Partnership to acquire assets that will be contributed to the Partnership for Partnership Units.

(b) Except as provided in Section 6.3, the Partnership may transfer assets to joint ventures, limited liability companies, partnerships, corporations, business trusts or other business entities in which it is or thereby becomes a participant upon such terms and subject to such conditions consistent with this Agreement and applicable law.

(c) Super HoldCo may propose and adopt on behalf of the Partnership Employees benefit plans funded by the Partnership for the benefit of employees of the Partnership, any of the Parent Entities, Subsidiaries of the Partnership or any Affiliate of any of them in respect of services performed, directly or indirectly, for the benefit of any of the Parent Entities, the Partnership or any of the Partnership’s Subsidiaries.

Section 6.5 Liability of the General Partner and Management Representative.

(a) Subject to its obligations and duties as the General Partner set forth in this Agreement and applicable law, the General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its employees or agents. In addition to its duty to act in good faith as a matter of Cayman Island law, the General Partner shall, in its capacity as General Partner, and not in any other capacity, have the same fiduciary duties to the Partnership and the Limited Partners as a member of the board of directors of a Delaware corporation has to such corporation and its stockholders (which fiduciary duties shall be interpreted and applied in accordance with the laws of the State of Delaware). It is hereby acknowledged by the parties hereto that the General Partner will act, directly or indirectly, at the direction of Super HoldCo, and that the General Partner will owe fiduciary duties to Super HoldCo. The General Partner will use commercially reasonable and appropriate efforts and means, as determined in good faith by the General Partner, to minimize any conflict of interest between the Limited Partners, on the one hand, and the stockholders of Super HoldCo, on the other hand.

(b) In performing its duties under this Agreement and the Act, each of the General Partner and the Management Representative shall be entitled to rely on the provisions of this Agreement and on any information, opinion, report or statement, including any financial statement or other financial data or the records or books of account of the Partnership or any subsidiary of the Partnership, prepared or presented by an officer, employee or agent of Super HoldCo, the General Partner or the Partnership or any such subsidiary, or by a lawyer, certified public accountant, appraiser or other person engaged by Super HoldCo, the General Partner or the Partnership as to any matter within such person’s professional or expert competence, and any act taken or omitted to be taken in reliance upon any such information, opinion, report or statement as to matters that the General Partner or the Management Representative, as applicable, reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion. Each of the General Partner and the Management Representative shall be entitled to engage (at the expense of the Partnership) and rely on the advice of legal counsel, independent public accountants and other experts, including financial advisors, and any act of or failure to act by the General Partner or the Management Representative, as applicable, in reliance on such advice shall not subject the General Partner or the Management Representative, as applicable, to liability to the Partnership or any Partner. Each of the General Partner and the Management Representative may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties.

(c) Notwithstanding anything herein to the contrary, the Management Representative shall not have any personal liability whatsoever, to the Partnership or to the other Partners, for any action or omission taken in its capacity as the Management Representative or, to the fullest extent permitted by the Act, for the debts or liabilities of the Partnership or the Partnership’s obligations hereunder, except in the case of any action or omission determined by a final, non-appealable order of a court of competent jurisdiction or an arbitrator selected and acting in accordance with this Agreement to constitute willful misconduct, fraud or gross negligence. Without limitation of the foregoing, and except pursuant to any such express indemnity, no property or assets of the Management Representative shall be subject to levy, execution or other enforcement procedures for the satisfaction of any judgment (or other judicial process) in favor of any other Partner(s) and arising out of, or in connection with, this Agreement.

(d) No manager, member, director, officer, employee, agent or representative of the General Partner, no officer of the Partnership and no Management Representative shall be liable to the Partnership or any Partner for money damages by reason of their service as such; provided, however, that any such manager, member, director, officer, employee, agent or representative or the Management Representative shall not be exculpated from liability under this sentence for any action or omission determined by a final, non-appealable order of a court of competent jurisdiction or an arbitrator selected and acting in accordance with this Agreement to constitute willful misconduct, fraud or gross negligence.

(e) Any amendment, modification or repeal of this Section 6.5 or any provision hereof (by merger, consolidation, repeal or otherwise) shall be prospective only and shall not in any way affect the limitations on the liability of the General Partner, or the managers, members, directors, officers or agents of the General Partner, or officers of the Partnership, or the Management Representative to the Partnership and the Partners under this Section 6.5, as in effect immediately prior to such amendment, modification or repeal, with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

(f) The Management Representative shall have the right, with the reasonable approval of the General Partner, from time to time to delegate any of its powers, authority and responsibilities hereunder to such Persons as it may designate in writing. The Management Representative may, in all questions arising hereunder, rely on the advice of legal counsel, and, for anything done, omitted or suffered in good faith by the Management Representative based on such advice, the Management Representative shall not be liable to any Partner or the Partnership while acting in its capacity as Management Representative. All decisions and actions (including documents executed and delivered) by the Management Representative shall be binding upon the parties, and no person shall have the right to object, dissent, protest or otherwise contest the same, absent a knowing and intentional breach of this Agreement. The Management Representative may act solely in its capacity as such, without taking into account any other duties it has in any other capacity.

Section 6.6 Indemnification.

(a) The Partnership shall indemnify and hold harmless each Indemnitee (and such Person’s heirs, successors, assigns, executors and administrators) to the fullest extent permitted by applicable law (as it presently exists or may hereafter be amended) from and against any and all losses, claims, damages, liabilities, expenses (including reasonable attorney’s fees and other legal fees and expenses), judgments, fines, taxes, settlements and other amounts of any nature whatsoever, known or unknown, liquid or illiquid, that are reasonably incurred (collectively, “Liabilities”) arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, and whether formal or informal, including appeals (“Actions”), in which such Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of the fact that such Indemnitee is or was the General Partner, the Management Representative or an officer, manager or director of Super HoldCo, the Partnership or the General Partner. Notwithstanding the preceding sentence, the Partnership shall be required to indemnify an Indemnitee in connection with an Action (or part thereof) commenced by such Indemnitee only if the commencement of such Action (or part thereof) by the Indemnitee was authorized in advance by the General Partner or if such Action seeks enforcement of this Agreement. Further, notwithstanding the foregoing, the Management Representative (and, to the extent such status is attributable to an arrangement or relationship with the Management Representative, any other Indemnitee), solely in such capacity, shall not be entitled to any indemnification in respect of any Action or Liability to the extent principally arising from or in relation to any action or omission determined by a final, non-appealable order of a court of competent jurisdiction or an arbitrator selected and acting in accordance with this Agreement to constitute willful misconduct, fraud or gross negligence.

(b) Expenses incurred by an Indemnitee in defending any Action, subject to this Section 6.6, shall be advanced, upon request, by the Partnership prior to the final disposition of such Action upon receipt by the Partnership of a written commitment by or on behalf of the Indemnitee to repay such amount if it shall be determined that such Indemnitee is not entitled to be indemnified as authorized in this Section 6.6; provided that such undertaking shall be unsecured and interest free and shall be accepted without regard to an Indemnitee’s ability to repay amounts advanced and without regard to an Indemnitee’s entitlement to indemnification. For the avoidance of doubt, and consistent with the foregoing, to the extent any Indemnitee receives an advance or any other indemnity proceeds from the Partnership and is later determined not to have been entitled to indemnification with respect to the applicable Liability or Action, such Indemnitee shall be personally and unconditionally liable to the Partnership for the repayment of such amounts.

(c) Any indemnification obligations of the Partnership arising under this Section 6.6 shall be satisfied out of any Assets (including any amounts otherwise currently or subsequently distributable to any Partner(s)) only and the Limited Partners shall not have any personal liability on account thereof. The Partnership may purchase and maintain insurance on behalf of the Indemnitees against any liability asserted against them and incurred by them in such capacity, or arising out of their status as Indemnitees, whether or not the Partnership would have the power to indemnify them against such liability under this Section 6.6.

(d) The right to indemnification provided hereby shall not be exclusive of, and shall not affect, any other rights to which an Indemnitee or any other Person may be entitled under any agreement, pursuant to any vote of the Partners, as a matter of law or otherwise, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns, executors and administrators of the Indemnitee unless otherwise provided in a written agreement with such Indemnitee or in the writing pursuant to which such Indemnitee is indemnified.

(e) To the fullest extent permitted by applicable law, the Partnership shall purchase and maintain insurance, on behalf of any of the Indemnitees and such other Persons as the General Partner shall determine, against any Liability that may be asserted against or expenses that may be incurred by such Person in connection with the Partnership’s activities, regardless of whether the Partnership would have the power to indemnify such Person against such Liability under the provisions of this Agreement.

(f) To the fullest extent permitted by applicable law, any liabilities which an Indemnitee incurs as a result of acting on behalf of the Partnership, the Management Representative or the General Partner (whether as a fiduciary or otherwise) in connection with the operation, administration or maintenance of an employee benefit plan or any related trust or funding mechanism (whether such liabilities are in the form of excise taxes assessed by the IRS, penalties assessed by the U.S. Department of Labor, restitutions to such a plan or trust or other funding mechanism or to a participant or beneficiary of such plan, trust or other funding mechanism, or otherwise) shall be treated as liabilities or judgments or fines under this Section 6.6.

(g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 6.6 solely because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(h) The provisions of this Section 6.6 are for the benefit of the Indemnitees, their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons. Any amendment, modification or repeal of this Section 6.6 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the Partnership’s liability to any Indemnitee under this Section 6.6 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

ARTICLE VII

RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS

Section 7.1 Return of Capital. Except pursuant to Section 14.1 or rights of redemption set forth in any Partnership Unit Designation, no Limited Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent of distributions made pursuant to this Agreement or upon dissolution of the Partnership as provided herein. Except to the extent provided in Article IV, Article V or Section 12.3 or otherwise expressly provided in this Agreement or in any Partnership Unit Designation, no Limited Partner or Assignee shall have priority over any other Limited Partner or Assignee either as to the return of Capital Contributions or as to profits, losses or distributions.

Section 7.2 Rights of Limited Partners Relating to the Partnership.

(a) In addition to other rights provided by this Agreement or by the Act, the General Partner shall deliver to each Limited Partner a copy of any information mailed or otherwise delivered to all of the common stockholders of Super HoldCo contemporaneously with such mailing or other delivery (without duplication if such Limited Partner is also a common stockholder of Super HoldCo).

(b) The Partnership shall notify any Limited Partner that is a Qualifying Party, on request, of the then current Adjustment Factor or any change made to the Adjustment Factor.

Section 7.3 Partnership Right to Call Partnership Interests. Notwithstanding any other provision of this Agreement (and unless otherwise provided in a Profits Interest Award Agreement), (x) on and after the date on which the aggregate number of Partnership Common Units held by the Limited Partners (other than the Parent Entities) is less than 50,000 (equitably adjusted to reflect any reclassification, reorganization, recapitalization or other similar transaction) or (y) subject to the prior written consent of the Management Representative, the Partnership shall have the right, but not the obligation, from time to time and at any time to redeem all (but not less than all) outstanding Partnership Common Units (other than Partnership Common Units held by any of the Parent Entities) by treating all such Holders as having simultaneously delivered, as applicable, a Notice of Conversion pursuant to Section 15.1 (if a holder of Partnership Class PI Common Units) and a Notice of Redemption pursuant to Section 14.1 for all of the Partnership Common Units held by such Holder and by delivering written notice (at least ten (10) Business Days prior to the applicable Conversion and Redemption) that the Partnership has elected to exercise its rights under this Section 7.3; provided, that in order for the Partnership to cause the Conversion and Redemption of any Unvested Profits Interests pursuant to the foregoing, the vesting of such Unvested Profits Interests must be accelerated in full such that such Profits Interests constitute Vested Profits Interests immediately prior to the applicable Conversion. Such notice given by the General Partner to a Holder pursuant to this Section 7.3 shall be treated as if it were, as applicable, a Notice of Conversion and a Notice of Redemption delivered to the General Partner by such Holder. For purposes of this Section 7.3, (a) any Limited Partner (whether or not otherwise a Qualifying Party) may be treated as a Qualifying Party that is a Tendering Party and (b) Section 14.1 and Section 15.1 shall apply, in each case, mutatis mutandis. For purposes of calculating the aggregate number of Partnership Common Units held by the Limited Partners, (i) the Conversion of Vested Profits Interests shall be disregarded and (ii) the denominator shall be equitably adjusted to reflect any reclassification, reorganization, recapitalization or other similar transaction.

Section 7.4 Change of Control Transactions; Termination Transactions.

(a) Except as may be otherwise provided in a Profits Interest Award Agreement, subject to Section 7.4(c) and otherwise notwithstanding anything in this Agreement to the contrary, if at any time Super HoldCo engages in a Change of Control Transaction, the Partnership shall have the right, at the direction of Super HoldCo, to cause any and all outstanding Partnership Common Units (other than Partnership Common Units held by any of the Parent Entities) to participate in such Change of Control Transaction by delivering to each Limited Partner and Assignee (and not rescinding) a Change of Control Transaction Notice, pursuant to which the applicable Holders shall be treated as having delivered a Notice of Conversion (contingent upon the consummation of such Change of Control Transaction) pursuant to Section 15.1 for the amount of Partnership Common Units determined under this Section 7.4; provided, that in order for the Partnership to cause the participation of any Unvested Profits Interests pursuant to the foregoing, any service or similar time-based vesting of such Unvested Profits Interests shall be accelerated in full; provided, further, that no such acceleration shall apply to any performance-based vesting restrictions that are not otherwise satisfied as a result of the applicable transaction and in no case shall any acceleration be permitted under the preceding clause to the extent that it would be inconsistent with any forfeiture required under a “for cause termination,” “bad leaver” or similar provision of the applicable Equity Plan or Profits Interest Award Agreement. Such notice given by the General Partner to a Holder pursuant to this Section 7.4(a) shall be treated as if it were a Notice of Conversion delivered to the General Partner by such Holder. For purposes of this Section 7.4, notwithstanding anything to the contrary in this Agreement, “Trading Price” shall mean the price per Class A Share implied by the applicable Change of Control Transaction.

(b) Before the earlier to occur of (x) five (5) Business Days following the execution of, and (y) five (5) Business Days before the consummation of, any definitive agreement with respect to a Change of Control Transaction, Super HoldCo shall:

(i) provide the Limited Partners and Assignees written notice (a “Change of Control Transaction Notice”) of such Change of Control Transaction, which notice shall contain (A) the name and address of the third party purchaser, (B) the proposed purchase price, terms of payment and other material terms and conditions of such purchaser’s offer, together with a copy of any binding agreement with respect to such Change of Control Transaction and (C) notification of whether or not the Partnership will redeem such Limited Partner or Assignee’s Partnership Interests in connection with such Change of Control Transaction; and

(ii) promptly notify the Limited Partners and Assignees of all proposed changes to such material terms and keep the Limited Partners and Assignees reasonably informed as to all material terms relating to such sale or contribution, and promptly deliver to the Limited Partners and Assignees copies of all final material agreements relating thereto not already provided in according with this Section 7.4(b) or otherwise.

Super HoldCo shall provide the Limited Partners and Assignees written notice of the termination of a Change of Control Transaction within five (5) Business Days following such termination, which notice shall state that the Change of Control Transaction Notice served with respect to such Change of Control Transaction is rescinded.

(c) Notwithstanding anything in this Agreement to the contrary, neither the General Partner nor any Parent Entity (or the Board of Directors) shall engage in, or cause, permit, support or recommend in favor of, a Change of Control Transaction or a Termination Transaction, other than if the Management Representative consents in writing or either of the following clauses (i) or (ii) is satisfied:

(i) in connection with any such Change of Control Transaction or Termination Transaction:

(1) (I) each holder of Partnership Class A Common Units (if any, assuming the Conversion of all Profits Interests pursuant to Section 15.1 and giving effect to the Adjustment Factor, as applicable) will receive, and, if applicable, will have the same right to elect to receive, for each Partnership Class A Common Unit the greatest amount of cash, securities or other property paid to a holder of one Class A Share in consideration of one Class A Share in connection with such Change of Control Transaction or Termination Transaction or (II) if, in connection with any Change of Control Transaction, a purchase, tender or exchange offer shall have been made to and accepted by the holders of a majority of the outstanding Common Shares entitled to vote on such transaction under the terms of the Charter, each holder of Partnership Class A Common Units (if any, assuming the Conversion of all Profits Interests pursuant to Section 15.1 and giving effect to the Adjustment Factor, as applicable) will receive, and, if applicable, will have the same right to elect to receive, for each Partnership Class A Common Unit, the greatest amount of cash, securities or other property which such holder of Partnership Class A Common Units would have received had it exercised its right to Redemption pursuant to Article XIV and received Class A Shares in exchange for its Partnership Class A Common Units immediately prior to the expiration of such purchase, tender or exchange offer and had thereupon accepted such purchase, tender or exchange offer and then such Change of Control Transaction or Termination Transaction shall have been consummated;

(2) without the prior written consent of the Management Representative (not to be unreasonably withheld, conditioned or delayed), the effect of any such Change of Control Transaction or Termination Transaction shall not be adverse in any material respect to the holders of Partnership Common Units (other than the Parent Entities) (if any, assuming the Conversion of all Profits Interest pursuant to Section 15.1 and giving effect to the Adjustment Factor) relative to the effect such Change of Control Transaction or Termination Transaction would have had on such holders had all of their Partnership Common Units been acquired in a Tendered Unit Acquisition for Common Shares pursuant to Section 14.1 immediately prior to the consummation of the applicable transaction; and

(3) each holder of Partnership Class A Common Units (if any, assuming the Conversion of all Profits Interests pursuant to Section 15.1 and giving effect to the Adjustment Factor, as applicable) shall be permitted to participate in such Change of Control Transaction by delivery of a Contingent Notice and Super HoldCo will use its reasonable best efforts expeditiously and in good faith to ensure that such holders may participate in such Change of Control Transaction without the Redemption of such Partnership Class A Common Units (or, if so required, to ensure that any such Redemption shall be effective only upon, and shall be conditional upon, the closing of such Change of Control Transaction); or

(ii) If, following such Change of Control Transaction or Termination Transaction (and only if the Holders (other than the Parent Entities) that held Partnership Common Units immediately prior to the consummation of such Change of Control Transaction or Termination Transaction shall continue to own Partnership Common Units or substantially equivalent equity in the Surviving Partnership (as defined below)), all of the following conditions are met:

(1) substantially all of the assets directly or indirectly owned by the Partnership, the Surviving Partnership or any direct or indirect parent of the Surviving Partnership prior to the announcement of the Change of Control Transaction or Termination Transaction are, immediately after the Change of Control Transaction or Termination Transaction, owned directly or indirectly by the Partnership or another limited partnership or limited liability company which is the survivor of a merger, consolidation or combination of assets with the Partnership (in each case, the “Surviving Partnership”);

(2) the Holders (other than the Parent Entities) that held Partnership Common Units immediately prior to the consummation of such Change of Control Transaction or Termination Transaction own an economic interest in the Surviving Partnership that, based on the relative fair market value (as determined by the General Partner reasonably and in good faith, after reasonable consultation with the Management Representative) of the net assets of the Partnership and the other net assets of the Surviving Partnership immediately prior to the consummation of such transaction, is equivalent to the economic interest such Holders held in the Partnership immediately prior to the consummation of such transaction;

(3) the rights, preferences and privileges of such Holders with respect to the Surviving Partnership are at least as favorable in all material respects (and such rights, preferences and privileges with respect to the economic provisions are at least as favorable in all respects) as those of Holders holding Partnership Common Units immediately prior to the consummation of such transaction (it being understood and agreed that such rights shall include the right to redeem Partnership Common Units for common stock of the ultimate parent entity of the Surviving Partnership) and as those applicable to any other limited partners or non-managing members of the Surviving Partnership and no less favorable than those of stockholders of Super HoldCo;

(4) the liabilities and obligations of such Holders with respect to the Surviving Partnership are at least as favorable in all material respects (and such liabilities and obligations with respect to the economic provisions are at least as favorable in all respects) as and are in no event greater than those of Holders holding Partnership Common Units immediately prior to the consummation of such transaction and no less favorable in any material respect than those of stockholders of Super HoldCo;

(5) the Surviving Partnership is classified as a Partnership for U.S. federal tax purposes; and

(6) without the prior written consent of the Management Representative (not to be unreasonably withheld, conditioned or delayed), the effect of any such Change of Control Transaction or Termination Transaction shall not be adverse in any material respect to the holders of Partnership Common Units (other than the Parent Entities) (if any, assuming the Conversion of all Vested Profits Interests pursuant to Section 15.1 and giving effect to the Adjustment Factor) relative to the effect such Change of Control Transaction or Termination Transaction would have had on such holders had all of their Partnership Common Units been acquired in a Tendered Unit Acquisition for Common Shares pursuant to Section 14.1 immediately prior to the consummation of the applicable transaction.

Section 7.5 Limitation of Liability. Without limiting Section 6.5(a), none of Super HoldCo, the Management Representative nor any Limited Partner, in its capacity as such, shall have any duties or liability under this Agreement except as expressly provided in this Agreement (including, without limitation, Section 4.4 and Section 14.1 hereof) or under the Act. To the maximum extent permitted by law, none of Super HoldCo, the Management Representative nor any Limited Partner shall have any personal liability whatsoever to the Partnership, the other Partners or any other Persons for any action or omission taken in its capacity as a limited partner or the Management Representative or for the debts or liabilities of the Partnership or the Partnership’s obligations hereunder, except pursuant to any express indemnities given to the Partnership by Super HoldCo, the Management Representative or such Limited Partner pursuant to any other written instrument, and except for liabilities of Super HoldCo pursuant to Section 14.1 hereof. Without limitation of the foregoing, and except pursuant to any such express indemnity (and, in the case of Super HoldCo, pursuant to Section 14.1 hereof), no property or assets of Super HoldCo, the Management Representative or a Limited Partner, other than its interest in the Partnership, shall be subject to levy, execution or other enforcement procedures for the satisfaction of any judgment (or other judicial process) in favor of any other Partner(s) and arising out of, or in connection with, this Agreement. For the avoidance of doubt, this Section 7.5 shall not apply to the General Partner in its capacity as such.

Section 7.6 Certificates Evidencing Partnership Units. The General Partner may, at any time, determine that ownership of any class of Partnership Units shall be evidenced by a certificate in such form as the General Partner adopts from time to time, which certificate may be imprinted with a legend setting forth such restrictions placed on the Partnership Units as specified in this Agreement and such restrictions will be binding upon all holders of the certificate along with the terms and conditions set forth in this Agreement. If the General Partner elects to issue certificates to evidence any class of Partnership Units, the following provisions shall apply: (a) the certificate shall state that the Partnership is an exempted limited partnership formed under the laws of the Cayman Islands, the name of the Partner to whom such certificate is issued and that the certificate represents a “partnership interest,” within the meaning of Section 2 of the Act; (b) each certificate shall be signed by the General Partner of the Partnership by either manual, PDF, facsimile or electronic signature; (c) the certificates shall be numbered and registered in the Register as they are issued; (d) when certificates are presented to the Partnership with a request to register a transfer, if the transfer is permitted by this Agreement, the Partnership shall register the transfer or make the exchange on the Register or transfer books of the Partnership; provided, that any certificates presented or surrendered for registration of transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer in form satisfactory to the Partnership, duly executed by the holder thereof or his attorney duly authorized in writing; (e) before due presentment for registration of transfer of a certificate in compliance with and in accordance with this Agreement, the Partnership shall be entitled to treat the individual or entity in whose name any certificates issued by the Partnership stand on the books of the Partnership as the absolute owner of the Partnership Units evidenced thereby, and shall not be bound to recognize any equitable or other claim to, or interest in, such Partnership Units on the part of any other individual or entity; and (f) if any mutilated certificate is surrendered to the Partnership, or the Partnership receives evidence to its satisfaction of the destruction, loss or theft of any certificate, the Partnership shall issue a replacement certificate if the requirements of Section 8-405 of the Uniform Commercial Code are met. If required by the General Partner, an indemnity and/or the deposit of a bond in such form and in such sum, and with such surety or sureties as the General Partner may direct, must be supplied by the holder of such lost, destroyed or stolen certificate that is sufficient in the judgment of the General Partner to protect the Partnership from any loss that it may suffer if a certificate is replaced. The Partnership may charge for its expenses incurred in connection with replacing a certificate (if applicable).

Section 7.7 Class C Shares.

(a) Class C Issuances.

(i) With respect to each Profits Interest granted to a Person (other than any Parent Entity), subject to the terms and conditions of the Charter, Super HoldCo shall also grant the holder thereof one fully paid, non-assessable Class C Share. The number of Profits Interests shall correspond to the number of Class C Shares as adjusted pursuant to the Exchange Ratio (as defined in the Merger Agreement). Without limiting any Partner’s ability to effect a Redemption or Conversion and subject to the last sentence of this Section 7.7(a), no holder of Class C Shares shall be permitted to consummate a Transfer of Class C Shares other than as part of a concurrent Transfer of an equal number of Partnership Class A Common Units or Profits Interests made to the same transferee in compliance with this Agreement (for the avoidance of doubt, whether or not pursuant to a Permitted Transfer) or with the Consent of the General Partner. Any purported Transfer of Class C Shares not in accordance with the terms of this Section 7.7(a) shall, to the fullest extent permitted by law, be void ab initio.

(b) Concurrently with any Redemption or Tendered Unit Acquisition, a number of Class C Shares held by the applicable Partner equal to the number of Partnership Class A Common Units (or, if the applicable Partner holds a number of Class C Shares that is less than the number of Partnership Class A Common Units being Redeemed, all of the applicable Partner’s Class C Shares) Redeemed shall be automatically, without further action by such Partner, Parent Entity, the Board of Directors or the Partnership, redeemed and retired and resume the status of authorized and unissued Class C Shares, and all rights of the applicable Partner with respect to such shares, including the rights, if any, to receive notices and to vote, shall thereupon cease and terminate.

(c) The PIU Aggregator may, in its sole discretion, transfer to its limited partners all Class C Shares that are issued to the PIU Aggregator, which shares shall be subject to cancellation in accordance with Section 7.7(b) in the event the corresponding Partnership Class A Common Units associated therewith are Redeemed.

ARTICLE VIII

BOOKS AND RECORDS

Section 8.1 Books and Records. At all times during the continuance of the Partnership, the Partnership shall prepare and maintain separate books of account for the Partnership for financial reporting purposes, on an accrual basis, in accordance with United States generally accepted accounting principles, consistently applied. The Partnership shall keep at its principal office the following:

(a) a current list of the full name and the last known street address of each Partner;

(b) a copy of the Certificate and this Agreement and all amendments thereto; and

(c) copies of the Partnership’s United States federal, state and local income tax returns for the three most recent years.

Section 8.2 Inspection. The Partnership shall keep full and accurate books of account and other records of the Partnership, and copies of the books of account and other records of Super HoldCo, the PIU Aggregator and the Parent Entities, at its principal place of business. Subject to any confidentiality obligations to which such Limited Partners are subject, Limited Partners (personally or through an authorized representative) may, for purposes reasonably related to their respective Partnership Interests, examine and copy (at their own cost and expense) the books and records of the Partnership, Super HoldCo, the PIU Aggregator and the Parent Entities at all reasonable business hours upon reasonable prior notice.

ARTICLE IX

TAX MATTERS

Section 9.1 Treatment for Tax Purposes. The Partnership intends to be classified as a partnership for U.S. federal income tax purposes (and for state and local income tax purposes). Other than in connection with a Change of Control Transaction or Termination Transaction, the General Partner shall, for and on behalf of the Partnership, take all steps as may be reasonably required or advisable to maintain the Partnership’s classification as a partnership for U.S. federal income tax purposes.

Section 9.2 Tax Returns. The General Partner shall prepare or cause to be prepared the Partnership’s income tax returns using such methods of accounting as the General Partner deems necessary or appropriate as permitted by the Code and Treasury Regulations. Within ninety (90) days after the end of each taxable year (or as soon as reasonably practicable thereafter) the Partnership shall send to each Person that was a Partner at any time during such year copies of Schedule K-1 to Form 1065, “Partner’s Share of Income, Credits, Deductions, Etc.”, or any successor schedule or form, with respect to such Person. The Limited Partners shall promptly provide the General Partner with such information as may be reasonably requested by the General Partner from time to time in connection with the preparation of the Partnership’s tax returns. The General Partner shall deliver the Partnership’s income tax returns to the Management Representative reasonably in advance of filing such tax returns and will consider in good faith any reasonable comments from the Management Representative.

Section 9.3 Tax Elections. Except as otherwise provided herein, the General Partner shall determine whether and when to make or change any available election pursuant to the Code or any other tax law; provided, however, that the General Partner shall cause the Partnership to make the election under Section 754 of the Code. The General Partner shall have the right to seek to revoke any such election (including, with the consent of the Management Representative (not to be unreasonably withheld, conditioned or delayed), any election under Section 754 of the Code).

Section 9.4 Partnership Representative.

(a) For each taxable year of the Partnership, the General Partner shall be entitled to designate the “partnership representative” of the Partnership within the meaning of Section 6223 of the Code (the “Partnership Representative”). The General Partner is hereby authorized to take any actions necessary under the Revised Audit Rules or other guidance to effect such designation with respect to each taxable year of the Partnership (and the Partnership Representative is authorized to take any actions specified under the Revised Audit Rules or any applicable state statute or local law), and the Partnership shall comply with any requirements necessary to effect such designation. Each Partner hereby consents to such designations and agrees that upon the request of the Partnership Representative, such Partner will execute, certify, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents as may be necessary or appropriate to evidence such consent. The Partnership Representative shall keep the Management Representative reasonably informed of any material audit or proceeding asserting any tax liability related to the Partnership and the Partnership Representative shall only settle or compromise any such audit or proceeding subject to the Consent of the Management Representative (not to be unreasonably withheld, conditioned or delayed).

(b) The Partnership Representative shall use its commercially reasonable efforts to apply the rules and elections under the Revised Audit Rules in a manner that minimizes the likelihood that any Partner would bear any material tax, interest or penalties as a result of any audit or proceeding that is attributable to another Partner (other than a predecessor in interest). The Partnership Representative is hereby authorized to take any action reasonably required to cause the financial burden of any “imputed underpayment” (as determined under Section 6225 of the Code) and associated interest, adjustments to tax and penalties arising from a partnership-level adjustment that are imposed on the Partnership (an “Imputed Underpayment”) to be borne by the Partners to whom such Imputed Underpayment relates as reasonably determined by the Partnership Representative after consulting with the Partnership’s accountants or other advisers, taking into account any differences in the amount of taxes attributable to each Partner because of such Partner’s status, nationality or other characteristics, including such Partner’s actions or omissions, and each Partner hereby agrees to reasonably cooperate with the Partnership Representative in connection with such Imputed Underpayment, including by filing an amended tax return pursuant to Treasury Regulations section 301.6225-2(d)(2); provided, however, that any Holder of Partnership Class PI Common Units shall only be required to file any such amended tax return with the consent of the Management Representative (such consent not to be unreasonably withheld, conditioned or delayed); provided, further, that no Partner shall be required to file any such amended tax return in connection with any Imputed Underpayment that is de minimis as compared to the costs of preparing and filing such an amended tax return. For the avoidance of doubt, each Partner shall bear its own costs and expenses incurred in connection with making any amended tax filings or complying with the alternative procedure in Treasury Regulations section 301.6225-2(d)(2)(x). By executing this Agreement or a counterpart hereof, each Partner (i) expressly authorizes the Partnership Representative and the Partnership to take any and all actions that are reasonably necessary under applicable U.S. federal income tax law (as such law may be revised from time to time) to cause the Partnership to make the election set forth in Section 6226(a) of the Code if the Partnership Representative decides to make such election, and (ii) expressly agrees to take any action, and furnish the Partnership Representative with any information necessary, to give effect to such election. Each Partner hereby severally indemnifies and holds the Partnership, the General Partner and the Partnership Representative

harmless for such Partner’s respective portion of the financial burden of an Imputed Underpayment as provided in the foregoing sentences and in furtherance thereof, each Partner agrees (A) to pay such amount to the Partnership within fifteen (15) days following the Partnership’s request for payment (and any failure to pay such amount shall result in interest on such amount calculated at the prime rate plus two percent (2%)) and (B) that any amounts otherwise distributable to such Partner may be applied in satisfaction of such obligations. Except with the express written consent of the General Partner, each Partner shall be jointly and severally liable with their predecessors in interest, if any, for amounts owed hereunder in respect of any predecessor in interest to such Partner. No Partner shall file a notice with the IRS under Section 6222(c)(1)(B) of the Code in connection with such Partner’s intention to treat an item on such Partner’s U.S. federal income tax return in a manner that is inconsistent with the treatment of such item on the Partnership’s U.S. federal income tax return unless such Partner has, not less than thirty (30) days prior to the filing of such notice, provided the Partnership with a copy of the notice and thereafter in a timely manner provides such other information related thereto as the General Partner shall reasonably request.

(c) The Partnership Representative shall employ experienced tax counsel to represent the Partnership in connection with any audit or investigation of the Partnership by the IRS and in connection with all subsequent administrative and judicial proceedings arising out of such audit. The fees and expenses of such tax counsel, and all reasonable expenses incurred by the Partnership Representative in serving as the Partnership Representative, shall be Partnership expenses and shall be paid by the Partnership. Notwithstanding the foregoing, it shall be the responsibility of the General Partner and of each Limited Partner, at their expense, to employ tax counsel to represent their respective separate interests.

(d) If the Partnership Representative is required by law or regulation to incur fees and expenses in connection with tax matters not affecting all of the Partners, then the Partnership Representative shall, in its reasonable discretion, seek reimbursement from or charge such fees and expenses to the Capital Accounts of those Partners on whose behalf such fees and expenses were incurred.

(e) The provisions contained in this Section 9.4 shall survive the termination of the Partnership and, with respect to any Partner, the withdrawal of such Partner for as long a period of time as is necessary to resolve with the IRS any and all matters regarding the U.S. federal income taxation of the Partnership or the Partners. Super HoldCo shall cause the governing agreement (including a Limited Partnership Agreement or Limited Liability Company Agreement) of PIU Aggregator to contain provisions substantially similar to this Section 9.4, and shall cause the PIU Aggregator to take (or cause to be taken) or omit to take (or cause to be omitted to take) such actions thereunder as are necessary or advisable to give effect to this Section 9.4 or any decisions or actions taken by the Partnership Representative hereunder. This Section 9.4 shall apply mutatis mutandis to any Imputed Underpayment imposed with respect to a subsidiary of the Partnership, to the extent that the General Partner reasonably determines that the Partnership has or will economically bear any portion of such Imputed Underpayment.

ARTICLE X

PARTNER TRANSFERS AND WITHDRAWALS

Section 10.1 Transfer.

(a) To the fullest extent permitted by law, no part of the interest of a Partner in the Partnership shall be subject to the claims of any creditor, to any spouse for alimony or support, or to legal process, and may not be voluntarily or involuntarily alienated or encumbered except as may be specifically provided for in this Agreement.

(b) No Partnership Interest shall be Transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article X. Any Transfer or purported Transfer of a Partnership Interest not made in accordance with this Article X shall, to the fullest extent permitted by law, be null and void ab initio.

Section 10.2 Transfer of the Parent Entities’ Partnership Interests.

(a) Except as provided in Section 10.2(b), and subject to the rights of any Holder set forth in a Partnership Unit Designation, the Parent Entities may not Transfer all or any portion of their Partnership Interest without the consent of the Management Representative.

(b) Subject to compliance with the other provisions of this Article X, any Parent Entity other than the General Partner may Transfer all of its Partnership Interest at any time to any other Parent Entity or any Person that is, at the time of such Transfer, a direct or indirect wholly owned Subsidiary of Super HoldCo without the Consent of any Partner.

(c) It is a condition to any Transfer of the entire Partnership Interest of a sole General Partner otherwise permitted hereunder that (i) coincident or prior to such Transfer, the transferee is admitted as a General Partner pursuant to the Act and this Agreement; (ii) the transferee assumes by operation of law or express agreement all of the obligations of the transferor General Partner under this Agreement with respect to such Transferred Partnership Interest; and (iii) the transferee has executed such instruments as may be necessary to effectuate such admission (including any notification required under applicable Cayman Islands law) and to confirm the agreement of such transferee to be bound by all the terms and provisions of this Agreement applicable to the General Partner and the admission of such transferee as a General Partner.

Section 10.3 Limited Partners’ Rights to Transfer.

(a) General. Except for a Transfer that satisfies the below conditions or as set forth in a Profits Interest Award Agreement, no Holder may Transfer any Partnership Unit without the consent of the General Partner. Notwithstanding the foregoing, except as otherwise provided pursuant to Section 10.3(a)(i) or Section 10.3(c), any Holder (other than any Parent Entity) may, at any time, without the consent of the General Partner, Transfer all or any portion of its Partnership Units pursuant to a Permitted Transfer. Any Transfer by a Holder is subject to Section 10.4 and to satisfaction of the following conditions:

(i) Transfer of Unvested Profits Interests. Except as permitted by the Board of Directors or a committee thereof and except as may be provided in a Profits Interest Award Agreement, Unvested Profits Interests (together with the Class C Shares associated therewith), and any interest therein, may only be transferred or assigned by the Holder thereof by will or by the laws of descent and distribution or by instrument to an inter vivos or testamentary trust in which the Unvested Profits Interests are to be passed to beneficiaries upon the death of the trustor (settlor) or to a revocable trust, or by gift to “family member” as that term is defined in Rule 701 et seq. promulgated under the Exchange Act, and may not be made subject to execution, attachment or similar process. For the avoidance of doubt, the foregoing limitations on assignment and transfer apply to Unvested Profits Interests and, prior to the vesting thereof, the Class C Shares associated therewith, and pursuant to the foregoing sentence shall be understood to include, without limitation, a prohibition against any pledge, hypothecation, or other transfer, including any short position, any “put equivalent position” or any “call equivalent position” (in each case, as defined in Rule 16a-1 promulgated under the Exchange Act) except as may otherwise be approved by the Compensation Committee of the Board of Directors. The terms of an Unvested Profits Interest shall be binding upon the executor, administrator, successors and assigns of the Holder who is a party to this Agreement.

(ii) Transfer of Vested Profits Interests and Partnership Class A Common Units. All or any portion of the Partnership Class A Common Units and, except as may be provided in a Profits Interest Award Agreement, Vested Profits Interests (in each case, together with the Class C Shares associated therewith) may be Transferred by the holder thereof without the Consent of any Partner if such Transfer is not then restricted by the Profits Interest Award Agreement or the applicable restriction is waived in compliance with the Profits Interest Award Agreement.

(iii) Qualified Transferee. Except as may be provided in a Profits Interest Award Agreement, any Transfer of a Partnership Unit shall be made only to a Qualified Transferee.

(iv) Opinion of Counsel. Except as may be provided in a Profits Interest Award Agreement, the transferor shall deliver or cause to be delivered to the General Partner an opinion of legal counsel reasonably satisfactory to the General Partner to the effect that the proposed Transfer may be effected without registration under the Securities Act and will not otherwise violate the registration provisions of the Securities Act and the regulations promulgated thereunder or violate any state securities laws or regulations applicable to the Partnership or the Partnership Units Transferred; provided, however, that the General Partner may waive this condition upon the request of the transferor. The Partnership shall provide to the transferor such information as is reasonably requested by legal counsel to the transferor in connection with evaluating whether it can provide such opinion.

(v) Exception for Permitted Transfers. The conditions of Section 10.3(a)(ii) through Section 10.3(a)(iv) shall not apply in the case of a Permitted Transfer or a Transfer in accordance with Section 7.4 (in each case, together with the Class C Shares associated therewith).

It is a condition to any Transfer otherwise permitted hereunder that the transferee assumes by operation of law or express agreement all of the obligations of the transferor Limited Partner under this Agreement with respect to such Transferred Partnership Units, and no such Transfer (other than pursuant to a statutory merger or consolidation wherein all obligations and liabilities of the transferor are assumed by a successor corporation by operation of law) shall relieve the transferor of its obligations under this Agreement without the approval of the General Partner. Any transferee, whether or not admitted as a Substituted Limited Partner, shall take subject to the obligations of the transferor hereunder. Unless admitted as a Substituted Limited Partner, no transferee, whether by a voluntary Transfer, by operation of law or otherwise, shall have any rights hereunder, other than the rights of an Assignee as provided in Section 10.5.

(b) Incapacity. If a Limited Partner is subject to Incapacity, the executor, administrator, trustee, committee, guardian, conservator or receiver of such Limited Partner’s estate shall have all the rights of such Limited Partner, but not more rights than those enjoyed by such Limited Partner, for the purpose of settling or managing the estate, and such power as the Incapacitated Limited Partner possessed to Transfer all or any part of its interest in the Partnership. The Incapacity of a Limited Partner, in and of itself, shall not dissolve or terminate the Partnership.

(c) Publicly Traded Partnership; Adverse Tax Consequences. No Transfer by a Partner of its Partnership Units (including any acquisition of Partnership Units by any Parent Entity or any acquisition of Partnership Units by the Partnership, and including any Permitted Transfer) may be made to or by any Person if the General Partner reasonably determines that such Transfer either would cause the Partnership to be characterized as a “publicly traded partnership” or would materially increase the risk that the Partnership will be so characterized. For purposes of this Section 10.3(c), the phrase “publicly traded partnership” shall have the meanings set forth in Sections 7704(b) and 469(k) of the Code. The Partnership intends to satisfy the private placement safe harbor in Treasury Regulations Section 1.7704-1(h) and shall limit issuances of Partnership Units and limit Transfers of Partnership Units to satisfy the requirement in

Treasury Regulations Section 1.7704-1(h)(1)(ii). In furtherance of the foregoing, the total number of Partners other than Adam Neumann and his Permitted Transferees who are “partners” in the Partnership for purposes of Treasury Regulations Section 1.7704-1(h)(l)(ii) shall not exceed seventy-five (75) and Adam Neumann shall not be permitted to make any Transfer of all or a portion of his Partnership Units to any Transferee if immediately after a proposed Transfer, taking into consideration the anti-avoidance rule set forth in Treasury Regulations Section 1.7704-1(h)(3), Adam Neumann and all of his Transferees (for the avoidance of doubt, other than Super HoldCo and any other Parent Entity), in the aggregate, would represent more than fifteen (15) “partners” in the Partnership for purposes of Treasury Regulations Section 1.7704-1(h)(l)(ii). For purposes of the above calculations, (x) the PIU Aggregator and (y) any other entity that is a direct or indirect Partner in the Partnership that is a flow-through entity (within the meaning of Treasury Regulations Section 1.7704-1(h)(3)) fifty percent (50%) or more of the asset value of which consists of Partnership Units, in each case, shall be treated as representing a number of “partners” in the Partnership for purposes of Treasury Regulations Section 1.7704-1(h)(l)(ii) equal to the number of beneficial owners (within the meaning of Treasury Regulations Section 1.7704-1(h)(3)) of the PIU Aggregator or such other entity, as applicable.

Section 10.4 Substituted Limited Partners.

(a) No Limited Partner shall have the right to substitute a transferee other than a Permitted Transferee as a Limited Partner in its place. A transferee of the interest of a Limited Partner may be admitted as a Substituted Limited Partner only with the consent of the General Partner; provided, however, that (x) a Permitted Transferee shall be admitted as a Substituted Limited Partner pursuant to a Permitted Transfer without the consent of the General Partner, subject to compliance with the last sentence of this Section 10.4(a) and (y) the General Partner shall not withhold such consent if the Assignee complies with the last sentence of this Section 10.4(a). The failure or refusal by the General Partner to permit a transferee of any such interests to become a Substituted Limited Partner shall not give rise to any cause of action against the Partnership or the General Partner. Subject to the foregoing, an Assignee shall be admitted as a Substituted Limited Partner if and when it furnishes to the General Partner (i) evidence of acceptance, in form and substance reasonably satisfactory to the General Partner, of all the terms, conditions and applicable obligations of this Agreement, (ii) a counterpart signature page to this Agreement executed by such Assignee, (iii) Consent by Spouse, if applicable, and (iv) such other documents and instruments as the General Partner determines in good faith are reasonably required to effect such Assignee’s admission as a Substituted Limited Partner.

(b) Concurrently with, and as evidence of, the admission of a Substituted Limited Partner, the General Partner shall amend the Register and the books and records of the Partnership to reflect the name, address and number and type of Partnership Units of such Substituted Limited Partner and to eliminate or adjust, if necessary, the name, address and number and type of Partnership Units of the predecessor of such Substituted Limited Partner.

(c) A transferee who has been admitted as a Substituted Limited Partner in accordance with this Article X shall have all the rights and powers and be subject to all the restrictions and liabilities of a Limited Partner under this Agreement.

Section 10.5 Assignees. If the General Partner’s consent is required for the admission of any transferee under Section 10.3 as a Substituted Limited Partner, as described in Section 10.4, and the General Partner withholds such consent, such transferee shall be considered an Assignee for purposes of this Agreement. An Assignee shall be entitled to all the rights of an assignee of an exempted limited partnership interest under the Act, including the right to receive distributions from the Partnership and the share of Net Income, Net Losses and other items of income, gain, loss, deduction and credit of the Partnership attributable to the Partnership Units assigned to such transferee and the rights to Transfer the Partnership

Units provided in this Article X and shall be deemed to have all Conversion rights under Section 15.1 and to be a Qualifying Party for purposes of Section 14.1, but shall not be deemed to be a holder of Partnership Units for any other purpose under this Agreement, and shall not be entitled to effect a Consent or vote with respect to such Partnership Units on any matter presented to the Limited Partners for approval (such right to Consent or vote, to the extent provided in this Agreement or under the Act, fully remaining with the transferor Limited Partner). In the event that any such transferee desires to make a further assignment of any such Partnership Units, such transferee shall be subject to all the provisions of this Article X to the same extent and in the same manner as any Limited Partner desiring to make an assignment of Partnership Units.

Section 10.6 General Provisions.

(a) No Limited Partner may withdraw from the Partnership other than: (i) as a result of (A) a Transfer of all of such Limited Partner’s Partnership Interest in accordance with this Article X with respect to which the transferee(s) becomes a Substituted Limited Partner(s) or (B) a surrender all of such Limited Partner’s Partnership Units in accordance with Section 6.1(i); (ii) pursuant to a redemption (or acquisition by Super HoldCo (directly or through any other Parent Entity)) of all of its Partnership Interest pursuant to a Redemption or Tendered Unit Acquisition under Section 7.3 or Section 14.1 and/or pursuant to any Partnership Unit Designation; or (iii) as a result of the acquisition by the Partnership or Super HoldCo (directly or through any other Parent Entity) of all of such Limited Partner’s Partnership Interest, whether or not pursuant to Section 14.1(b).

(b) Any Limited Partner who shall (i) Transfer all of its Partnership Units in one or more Transfers (A) permitted pursuant to this Article X where such transferee was admitted as a Substituted Limited Partner, (B) pursuant to the exercise of its rights to effect a redemption of all of its Partnership Units pursuant to a Redemption or Tendered Unit Acquisition under Section 14.1 and/or pursuant to any Partnership Unit Designation or (C) to any Parent Entity whether or not pursuant to Section 14.1(b), or (ii) surrender all of its Partnership Units by way of one or more surrenders in accordance with Section 6.1(i), in case of each of (i) and (ii), shall cease to be a Limited Partner.

(c) All distributions attributable to such Partnership Unit with respect to which the Applicable Record Date is before the date of such Transfer, assignment, Redemption or Tendered Unit Acquisition shall be made to the transferor Partner or the Tendering Party (as the case may be) and, in the case of a Transfer other than a Redemption or Tendered Unit Acquisition, all distributions thereafter attributable to such Partnership Unit shall be made to the transferee.

(d) In addition to any other restrictions on Transfer herein contained and except as may be provided in a Profits Interest Award Agreement, in no event may any Transfer or assignment of a Partnership Interest by any Partner (including any acquisition of Partnership Units by a Parent Entity or any other acquisition of Partnership Units by the Partnership) be made (i) to any Person who lacks the legal right, power or capacity to own a Partnership Interest; (ii) in violation of applicable law; (iii) of any component portion of a Partnership Interest, such as the Capital Account, or rights to distributions, separate and apart from all other components of a Partnership Interest (other than in the case of the General Partner not approving such transferee as a Substituted Limited Partner); (iv) if the General Partner reasonably determines that such Transfer would create a material risk that the Partnership would become, with respect to any employee benefit plan subject to Title I of ERISA, a “party-in-interest” (as defined in ERISA Section 3(14)) or a “disqualified person” (as defined in Section 4975(c) of the Code); (v) if the General Partner reasonably determines, based on the advice of counsel, that such Transfer would create a material risk that any portion of the assets of the Partnership would constitute assets of any employee benefit plan pursuant to U.S. Department of Labor Regulations section 2510.3-101; (vi) if such Transfer is not exempt from registration pursuant to applicable U.S. federal and state securities laws; (vii) if the General Partner reasonably determines that such Transfer creates a material risk that the Partnership would become a reporting company under the Exchange Act; or (viii) if such Transfer subjects the Partnership to regulation under the U.S. Investment Company Act of 1940, the U.S. Investment Advisors Act of 1940 or ERISA, each as amended.

Section 10.7 PIU Aggregator.

(a) The governing agreement (including a Limited Partnership Agreement or Limited Liability Company Agreement) of PIU Aggregator shall contain transfer restrictions with respect to the equity interests of PIU Aggregator that are at least as restrictive as the transfer restrictions set forth in this Article X and such restrictions shall not be amended (by merger, consolidation, repeal or otherwise) without the Consent of the Non-Super HoldCo Partners. The provisions of this Agreement shall be applied with respect to the PIU Aggregator and the limited partners or members thereof in a manner that results in the equitable treatment thereof with regard to the rights and obligations of PIU Aggregator and the limited partners or members thereof. Solely for purposes of applying the Transfer provisions of this Agreement, including for the avoidance of doubt Section 10.3(c), the General Partners shall treat each owner of the PIU Aggregator as if it were a direct owner of the Partnership. Accordingly, (i) upon any grant of a series of equity interests to a limited partner or member of PIU Aggregator or a withdrawal by a limited partner or member from PIU Aggregator (or any other event that causes the cancellation, repurchase or failure to vest of any series of equity interests of PIU Aggregator) or (ii) upon the Transfer of Partnership Common Units by PIU Aggregator, PIU Aggregator shall, and the General Partner shall take all necessary actions or make other adjustments to cause the Partnership and PIU Aggregator as a Limited Partner to, replicate such actions at the level of the Partnership, including if a series of equity interests of PIU Aggregator are forfeited or cancelled, cancelling or forfeiting the corresponding Partnership Common Units held by PIU Aggregator.

(b) The General Partner shall be entitled to elect to cause all or any portion of the equity interests of PIU Aggregator to be redeemed in exchange for the Partnership Class PI Common Units that correspond to such equity interests, on such terms as may be reasonably determined by the General Partner in good faith. In connection with any such exchange, PIU Aggregator shall take or cause to be taken all actions requested by the General Partner in order to expeditiously consummate any exchange and any related transactions, including executing, acknowledging and delivering assignments and other documents and instruments as may be reasonably requested and otherwise cooperating with the General Partner, and making customary representations and warranties, including as to due approval and ownership free and clear of any liens and transfer of such equity interests. Additionally, in the event that the Partnership provides notice to PIU Aggregator that the Partnership desires PIU Aggregator to exercise its right to repurchase any equity interests of PIU Aggregator, then PIU Aggregator shall distribute a corresponding number of Partnership Class PI Common Units to the applicable partner or member in PIU Aggregator in exchange for the applicable equity interests of PIU Aggregator, whereupon the Partnership shall repurchase from such partner or member in PIU Aggregator such Partnership Class PI Common Units at an equivalent price per unit.

ARTICLE XI

ADMISSION OF PARTNERS

Section 11.1 Admission of Successor General Partner. A successor to all of the General Partner’s Partnership Interest pursuant to Section 10.2(a) and in compliance with Section 10.2(c) whom the General Partner has designated to become a successor General Partner shall be admitted to the Partnership as the General Partner, effective immediately upon the Transfer of such Partnership Interest to it (together with all of the General Partner’s other Partnership Interests). Upon any such Transfer and the admission of any such transferee as a successor General Partner in accordance with this Section 11.1, the transferor General Partner shall be relieved of its obligations under this Agreement and shall cease to be a general partner of the Partnership without any separate Consent of the Partners or the consent or approval of any other Person. Any such successor shall carry on the business of the Partnership without dissolution. In each case, the admission shall be subject to the successor General Partner executing and delivering to the Partnership an acceptance of all of the terms and conditions of this Agreement, together with an assumption of all of the obligations under this Agreement of the transferor General Partner in its capacity as such, and such other documents or instruments as may be required to effect the admission. In the event that the General Partner withdraws from the Partnership, or transfers its entire Partnership Interest, in violation of this Agreement, or otherwise dissolves or terminates or ceases to be the general partner of the Partnership, a Majority in Interest of the Partners shall elect to continue the Partnership by selecting a successor General Partner and shall promptly so elect a successor General Partner.

Section 11.2 Partners; Admission of Additional Limited Partners.

(a) Subject to Section 10.3(c), a Person (other than a then-existing Partner) who either (i) makes a Capital Contribution to the Partnership in exchange for Partnership Units or (ii) receives a Partnership Class PI Common Unit (other than pursuant to Article X), in either case in accordance with this Agreement shall be admitted to the Partnership as an Additional Limited Partner only upon furnishing to the General Partner (A) evidence of acceptance, in form and substance satisfactory to the General Partner, of all of the terms and conditions of this Agreement, including the power of attorney granted in Section 16.1, (B) a counterpart signature page to this Agreement executed by such Person, (C) Consent by Spouse, if applicable and (D) such other documents or instruments as may be required by the General Partner in order to effect such Person’s admission as an Additional Limited Partner. Concurrently with, and as evidence of, the admission of an Additional Limited Partner, the General Partner shall amend the Register and the books and records of the Partnership to reflect the name, address, number and type of Partnership Units of such Additional Limited Partner.

(b) Notwithstanding anything to the contrary in this Section 11.2, no Person shall be admitted as an Additional Limited Partner pursuant to this Article XI without the consent of the General Partner. The admission of any Person as an Additional Limited Partner shall become effective on the date upon which the name of such Person is recorded on the books and records of the Partnership, following the consent of the General Partner to such admission and the satisfaction of all the conditions set forth in Section 11.2(a).

(c) All distributions with respect to which the Applicable Record Date is before the date of such admission shall be made solely to Partners and Assignees other than the Additional Limited Partner, and all distributions thereafter shall be made to all the Partners and Assignees including such Additional Limited Partner.

(d) For the admission to the Partnership of any Partner, the General Partner shall take all steps necessary and appropriate under the Act to amend the Register and the books and records of the Partnership and, if necessary, to prepare as soon as practical an amendment of this Agreement and, if required by law, shall prepare and file an amendment to the Certificate of Limited Partnership.

Section 11.3 Limit on Number of Partners. Unless otherwise permitted by the General Partner, no Person shall be admitted to the Partnership as an Additional Limited Partner if the effect of such admission would be to cause the Partnership to have a number of Partners (including as Partners for this purpose those Persons indirectly owning an interest in the Partnership through another partnership, a limited liability company, a subchapter S corporation or a grantor trust) that would cause the Partnership to become a reporting company under the Exchange Act.

Section 11.4 Admission. A Person shall be admitted to the Partnership as a limited partner of the Partnership or a general partner of the Partnership only upon strict compliance, and not upon substantial compliance, with the requirements set forth in this Agreement for admission to the Partnership as a Limited Partner or a General Partner.

ARTICLE XII

TERMINATION, LIQUIDATION AND DISSOLUTION

Section 12.1 No Termination or Dissolution. The Partnership shall not be terminated by the admission of additional Partners in accordance with the terms of this Agreement. The Partnership may be terminated, liquidated and dissolved only pursuant to the provisions of this Article XII, and the Partners hereby irrevocably waive any and all other rights they may have to cause a termination of the Partnership or a sale or partition of any or all of the Partnership assets.

Section 12.2 Events Causing Termination. The Partnership shall commence winding up upon the occurrence of any of the following events (each, a “Liquidating Event”):

(a) the sale of all or substantially all of the Partnership’s assets;

(b) at any time there are no Limited Partners of the Partnership;

(c) an election to dissolve the Partnership made by the General Partner (subject to the Consent of the Non-Super HoldCo Partners except to the extent the Partnership shall be permitted to call Partnership Interests pursuant to Section 7.3); or

(d) where a winding up order has been made by a Person other than a WW Entity, upon the presentation of a petition for winding up.

Upon the occurrence of a Liquidating Event, the General Partner will file notice of the winding up of the Partnership with the Registrar, it being understood that the formal winding up of the Partnership shall not commence until this filing is made.

Section 12.3 Distribution upon Liquidation.

(a) Upon the termination of the Partnership pursuant to Section 12.2, unless the Partnership is continued pursuant to the Act, the General Partner (or, in the event that there is no remaining General Partner or the General Partner has dissolved, become Bankrupt or ceased to operate, any Person elected by a Majority in Interest of the Partners (the General Partner or such other Person being referred to herein as the “Liquidator”)) shall be responsible for overseeing the winding up and liquidation of the Partnership and shall take full account of the Partnership’s liabilities and property, and the Partnership property shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom (which may, to the extent determined by the General Partner, include shares of stock in Super HoldCo) shall be applied and distributed in the following order:

(i) First, to the satisfaction of all of the Partnership’s debts and liabilities to creditors including Partners who are creditors (other than with respect to liabilities owed to Partners in satisfaction of liabilities for distributions), whether by payment or the making of reasonable provision for payment thereof;

(ii) Second, to the satisfaction of all of the Partnership’s liabilities to the Partners in satisfaction of liabilities for distributions, whether by payment or the making of reasonable provision for payment thereof, as set forth in Section 4.1(b); and

(iii) Third, the balance, if any, to the Partners in accordance with Section 4.1(b) (taking into account the limitations in, and exceptions to, Section 4.1(b)).

The General Partner shall not receive any additional compensation for any services performed pursuant to this Article XII.

(b) Notwithstanding the provisions of Section 12.3(a) that require liquidation of the assets of the Partnership, but subject to the order of priorities set forth therein, if prior to or upon dissolution of the Partnership, the Liquidator determines that an immediate sale of part or all of the Partnership’s assets would be impractical or would cause undue loss to the Holders, the Liquidator may, in its sole and absolute discretion, defer for a reasonable time the liquidation of any assets except those necessary to satisfy liabilities of the Partnership (including to those Holders as creditors) and/or distribute to the Holders, in lieu of cash, as tenants in common and in accordance with the provisions of Section 12.3(a), undivided interests in such Assets as the Liquidator deems not suitable for liquidation. Any such distributions in kind shall be made only if, in the good faith judgment of the Liquidator, such distributions in kind are in the best interest of the Holders, and shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operation of such properties at such time. The Liquidator shall determine the fair market value of any property distributed in kind using such reasonable method of valuation as it may adopt. If the Partnership distributes property in kind that was contributed to the Partnership by a Partner (or deemed contributed by a Partner, for tax purposes, or received in a tax-deferred exchange for property contributed or so deemed contributed to the Partnership by a Partner), the Liquidator shall use commercially reasonable efforts to cause such property to be distributed to the Partner who contributed such property (or was deemed to contribute such property), to the extent that such Partner is otherwise entitled to receive such a distribution at such time in accordance with Section 4.1(b) and Section 4.1(c).

(c) In the sole and absolute discretion of the General Partner or the Liquidator, a pro rata portion of the distributions that would otherwise be made to the Holders pursuant to this Article XII may be:

(i) distributed to a trust established for the benefit of the General Partner and the Holders for the purpose of liquidating Assets, collecting amounts owed to the Partnership, and paying any contingent or unforeseen liabilities or obligations of the Partnership or of the General Partner arising out of or in connection with the Partnership and/or Partnership activities. The assets of any such trust shall be distributed to the Holders, from time to time, in the reasonable discretion of the General Partner, in the same proportions and amounts as would otherwise have been distributed to the Holders pursuant to this Agreement; or

(ii) withheld or escrowed to provide a reasonable reserve for Partnership liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Partnership, provided that such withheld or escrowed amounts shall be distributed to the Holders in the manner and order of priority set forth in Section 12.3(a) as soon as practicable.

Section 12.4 Rights of Holders. Except as otherwise provided in this Agreement and subject to the rights of any Holder set forth in a Partnership Unit Designation, (a) each Holder shall look solely to the assets of the Partnership for the return of its Capital Contribution, (b) no Holder shall have the right or power to demand or receive property other than cash from the Partnership and (c) no Holder shall have priority over any other Holder as to the return of its Capital Contributions, distributions or allocations.

Section 12.5 Dissolution. The Partnership shall dissolve when all of the assets of the Partnership, after payment of or due provision for all debts, liabilities and obligations of the Partnership, shall have been distributed to the holders of Partnership Units in the manner provided for in this Article XII, and the necessary notification in respect of the same has been filed with the Registrar as required by the Act.

Section 12.6 Reasonable Time for Winding Up. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Partnership and the liquidation of its assets pursuant to Section 12.3, in order to minimize any losses otherwise attendant upon such winding up, and the provisions of this Agreement shall remain in effect between and among the Partners during the period of liquidation.

ARTICLE XIII

PROCEDURES FOR ACTIONS AND CONSENTS

OF PARTNERS; AMENDMENTS; MEETINGS

Section 13.1 Actions and Consents of Partners. The actions requiring Consent of any Partner pursuant to this Agreement, or otherwise pursuant to applicable law, are subject to the procedures set forth in this Article XIII.

Section 13.2 Amendments. Except as otherwise required or permitted by this Agreement (including Section 6.1), amendments to this Agreement (by merger, consolidation, repeal, or otherwise) must be approved by the Consent of the General Partner, the Consent of the Partners and the Consent of the Non-Super HoldCo Partners, and may be proposed only by (a) the General Partner, (b) the Majority in Interest of the Non-Super HoldCo Partners or (c) the Management Representative. Following such proposal, the General Partner shall submit to the Partners any proposed amendment that, pursuant to the terms of this Agreement, requires the Consent of the Partners. The General Partner shall seek the Consent of the Partners entitled to vote thereon on any such proposed amendment in accordance with Section 13.3. Upon obtaining any such Consent, and/or any other Consent required by this Agreement, and without further action or execution by any other Person, including any Limited Partner, (i) any amendment to this Agreement may be implemented and reflected in a writing executed solely by the General Partner, and (ii) the Holders shall be deemed a party to and bound by such amendment of this Agreement. Within thirty (30) days after the effectiveness of any amendment to this Agreement that does not receive the Consent of all Partners, the General Partner shall deliver a copy of such amendment to all Partners that did not Consent to such amendment. For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, this Agreement may not be amended (by merger, consolidation, repeal, or otherwise) without the Consent of the General Partner.

Section 13.3 Procedures for Meetings and Actions of the Partners.

(a) Meetings of the Partners may be called only by the General Partner. The call shall state the nature of the business to be transacted. Notice of any such meeting shall be given to all Partners entitled to act at the meeting not less than ten (10) days nor more than ninety (90) days prior to the date of such meeting. Partners may vote in person or by proxy at such meeting. Unless approval by a different number or proportion of the Partners is required by this Agreement, or any Partnership Unit Designation, the affirmative vote of a Majority in Interest of the Partners shall be sufficient to approve such proposal at a meeting of the Partners. Whenever the Consent of any Partners is permitted or required under this Agreement, such Consent may be given at a meeting of Partners or in accordance with the procedure prescribed in Section 13.3(b).

(b) Any action requiring the Consent of any Partner or a group of Partners pursuant to this Agreement, or that is required or permitted to be taken at a meeting of the Partners may be taken without a meeting if a Consent in writing or by electronic transmission setting forth the action so taken or consented to is given by Partners whose affirmative vote would be sufficient to approve such action or provide such Consent at a meeting of the Partners. Such Consent may be in one instrument or in several instruments, and shall have the same force and effect as the affirmative vote of such Partners at a meeting of the Partners. Such Consent shall be filed with the General Partner. An action so taken shall be deemed to have been taken at a meeting held on the effective date so certified. For purposes of obtaining a Consent in writing or by electronic transmission, the General Partner may require a response within a reasonable specified time, but not less than fifteen (15) days of receipt of notice, and failure to respond in such time period shall constitute a Consent that is consistent with the General Partner’s recommendation with respect to the proposal; provided, however, that an action shall become effective at such time as requisite Consents are received even if prior to such specified time.

(c) Each Partner entitled to act at a meeting of Partners may authorize any Person or Persons to act for it by proxy on all matters in which a Partner is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Each proxy must be signed by the Partner or its attorney-in-fact. No proxy shall be valid after the expiration of eleven (11) months from the date thereof unless otherwise provided in the proxy (or there is receipt of a proxy authorizing a later date). Every proxy shall be revocable at the pleasure of the Partner executing it, such revocation to be effective upon the Partnership’s receipt of written notice of such revocation from the Partner executing such proxy, unless such proxy states that it is irrevocable and is coupled with an interest.

(d) The General Partner may set, in advance, a record date for the purpose of determining the Partners (i) entitled to Consent to any action, (ii) entitled to receive notice of or vote at any meeting of the Partners or (iii) in order to make a determination of Partners for any other proper purpose. Such date, in any case, shall not be prior to the close of business on the day the record date is fixed and shall be not more than ninety (90) days and, in the case of a meeting of the Partners, not less than ten (10) days, before the date on which the meeting is to be held. If no record date is fixed, the record date for the determination of Partners entitled to notice of or to vote at a meeting of the Partners shall be at the close of business on the day on which the notice of the meeting is sent, and the record date for any other determination of Partners shall be the effective date of such Partner action, distribution or other event. When a determination of the Partners entitled to vote at any meeting of the Partners has been made as provided in this Section 13.3(d), such determination shall apply to any adjournment thereof.

(e) Each meeting of Partners shall be conducted by the General Partner or such other Person as the General Partner may appoint pursuant to such rules for the conduct of the meeting as the General Partner or such other Person deems appropriate in its reasonable discretion. Without limitation, meetings of Partners may be conducted in the same manner as meetings of Super HoldCo’s stockholders and may be held at the same time as, and as part of, the meetings of Super HoldCo’s stockholders.

ARTICLE XIV

REDEMPTION RIGHTS

Section 14.1 Redemption Rights of Qualifying Parties.

(a) (i) A Qualifying Party shall have the right (subject to the terms and conditions set forth herein) to require the Partnership to redeem all or a portion of the Partnership Class A Common Units held by such Qualifying Party (including, for purposes of a contingent notice delivered pursuant to the last sentence of this Section 14.1(a)(i) (such contingent notice delivered pursuant to the last sentence of this Section 14.1(a)(i) or a contingent notice delivered pursuant to the last sentence of Section 15.1, as applicable, a “Contingent Notice”), any Partnership Class A Common Units issuable upon the Conversion of any Profits Interests that either (x) would become Vested Profits Interests upon the consummation of the contingent transaction specified in the applicable Contingent Notice or (y) are Vested Profits Interests) (Partnership Class A Common Units that have in fact been tendered for redemption pursuant to this Section 14.1 being hereafter referred to as “A Tendered Units”) in exchange for the A Cash Amount or A-to- A Shares Amount (subject to Section 14.1(c), at the election of the Partnership) payable on the Specified Redemption Date (in each case, a “Redemption”). Any Redemption shall be exercised pursuant to a Notice of Redemption delivered to the General Partner on any trading day of an established securities exchange by the Qualifying Party when exercising the Redemption right (the “Tendering Party”). Any Notice of Redemption may be made contingent on (with the Specified Redemption Date occurring subject to, and immediately prior to) the consummation of (x) a Change of Control Transaction, (y) a tender or exchange offer conducted by Super HoldCo or any of its Subsidiaries (or any tender or exchange offer by a third party that Super HoldCo or any of its Subsidiaries (or the Board of Directors) recommends that Super HoldCo’s stockholders accept) or (z) a registered offering for which the applicable Qualifying Party would have “piggyback” registration rights following a Tendered Unit Acquisition, in which case, for purposes of such Tendered Unit Acquisition, notwithstanding anything to the contrary in this Agreement, “Trading Price” shall mean the price per Class A Share implied by the applicable Change of Control Transaction, tender or exchange offer or offering, as applicable.

(ii) The Partnership shall effect a Redemption with respect to a Notice of Redemption from a Tendering Party no later than immediately following the close of business on the sixth (6th) Business Day following receipt of such Notice of Redemption (such sixth (6th) Business Day, the “Specified Redemption Date”). Notwithstanding the foregoing, the Partnership shall not be obligated to effect a Redemption to the extent Super HoldCo exercises its purchase rights pursuant to and in accordance with Section 14.1(b).

(iii) In the event of a Redemption, any applicable A Cash Amount shall be delivered by wire transfer of immediately available funds promptly, and in any event no later than the Specified Redemption Date.

(b) (i) Notwithstanding the provisions of Section 14.1(a) hereof but subject to Section 14.3, at or before the Cut-Off Time, Super HoldCo may, in accordance with this Section 14.1(b), elect to acquire (any such acquisition, a “Tendered Unit Acquisition”) some or all (the percentage of A Tendered Units with respect to which such election is made being referred to as the “Acquired Percentage”) of the A Tendered Units from the Tendering Party (in lieu of a Redemption of the Acquired Percentage of the A Tendered Units) by so notifying the applicable Tendering Party in writing no later than the Cut-Off Time. Subject to Section 14.3, if (x) Super HoldCo has not notified the applicable Tendering Party on or prior to the Cut-Off Time of its election to effect a Tendered Unit Acquisition or (y) Super HoldCo notifies the applicable Tendering Party in writing (at the direction, and with the approval, of the Redemption Committee) on or prior to the Cut-Off Time that it declines to exercise its purchase rights pursuant to this Section 14.1(b), then, in each case of clauses (x) and (y), Super HoldCo shall be deemed to have declined to exercise its purchase rights pursuant to this Section 14.1(b) (a “Declination”) unless the applicable Tendering Party otherwise agrees.

(ii) Subject to Section 14.3, in the case of a Tendered Unit Acquisition:

(1) as soon as reasonably practicable (and in any event, no later than the Specified Redemption Date), the Tendering Party shall sell such number of the A Tendered Units to Super HoldCo in exchange for either (A) a number of Class A Shares equal to the product of the A-to- A Shares Amount and the Acquired Percentage, provided, that no fraction of a Class A Share will be issued pursuant to this provision, but in lieu thereof each Tendering Party that would otherwise be entitled to a fraction of a Class A Share shall in lieu of such fractional share, be paid an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of such fraction multiplied by the Trading Price, or (B) at the direction, and with the approval, of the Redemption Committee, cash in an amount equal to the product of the A Cash Amount and the Acquired Percentage as determined in the sole and absolute discretion of Super HoldCo in accordance with this Section 14.1(b) and calculated based on the portion of A Tendered Units being acquired in a manner consistent with clause (A) compared to clause (B) of this Section 14.1(b)(ii)(1) and, in any case, notified to the Tendering Party no later than the Cut-Off Time; and

(2) unless Super HoldCo does not consummate the applicable Tendered Unit Acquisition on or prior to the Specified Redemption Date, (A) the Tendering Party shall no longer have the right to cause the Partnership to effect a Redemption of the applicable portion of such A Tendered Units and (B) upon notice to the Tendering Party by Super HoldCo, given at or before the Cut-Off Time, that Super HoldCo has elected to acquire some or all of the A Tendered Units pursuant to this Section 14.1(b), the obligation of the Partnership to effect a Redemption of the A Tendered Units which Super HoldCo will acquire as set forth in such notice relates shall not accrue or arise;

(iii) If Super HoldCo elects to acquire the A Tendered Units for Class A Shares, then a number of Class A Shares equal to the product of the Acquired Percentage and the A-to- A Shares Amount, if applicable, shall be delivered by Super HoldCo as duly authorized, validly issued, fully paid and non-assessable Class A Shares, free of any pledge, lien, encumbrance or restriction, other than restrictions provided in the Charter, the Securities Act and relevant state securities or “blue sky” laws as soon as reasonably practicable (and in any event, no later than the Specified Redemption Date), provided, that no fraction of a Class A Share will be delivered pursuant to this provision, but in lieu thereof Super HoldCo shall deliver in lieu of such fractional share an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of such fraction multiplied by the Trading Price. If Super HoldCo elects to acquire all or any portion of A Tendered Units for cash, then cash equal to the product of the Acquired Percentage (appropriately adjusted in the case of an acquisition for both Class A Shares and cash) and the A Cash Amount shall be delivered by wire transfer of immediately available funds as soon as reasonably practicable (and in any event, no later than on the Specified Redemption Date).

(iv) None of any Tendering Party whose A Tendered Units are acquired by Super HoldCo pursuant to this Section 14.1(b), any Partner, any Assignee or any other interested Person shall have any right under this Article XIV to require or cause Super HoldCo to register, qualify or list any Class A Shares owned or held by such Person, whether or not such Class A Shares are issued pursuant to this Section 14.1(b), with the SEC, with any state securities commissioner, department or agency, under the Securities Act or the Exchange Act or with any stock exchange; provided, however, that this limitation shall not be in derogation of any registration or similar rights granted pursuant to any other written agreement between Super HoldCo and any such Person, including this Agreement.

(v) Notwithstanding any delay in the delivery of any Class A Shares, the Tendering Party shall be deemed the owner of such Class A Shares for all purposes, as of no later than the Specified Redemption Date. Class A Shares issued upon a Tendered Unit Acquisition by Super HoldCo pursuant to this Section 14.1(b) may contain such legends regarding restrictions under the Securities Act and applicable state securities laws as Super HoldCo in good faith determines to be necessary or advisable in order to ensure compliance with such laws.

(c) Subject to Section 14.3, in the event of a Declination, the Partnership may elect to raise amounts for the payment of any applicable A Cash Amount or A-to-A Shares Amount (i) by requiring that Super HoldCo or its Subsidiaries contribute to the Partnership Class A Shares or cash, as applicable, from any sources available to Super HoldCo or its Subsidiaries or (ii) from any other sources available to the Partnership; provided, however, that, in the event of a Declination described in clause (x) of Section 14.1(b)(i), unless the Redemption Committee has otherwise directed and approved the payment of cash for the applicable A Tendered Units, the Partnership shall require that Super HoldCo or its Subsidiaries contribute to the Partnership Class A Shares, and shall redeem the applicable Tendered Units pursuant to Section 14.1(a)(i) in exchange for the A-to- A Shares Amount. If the A Cash Amount is not paid on or before the Specified Redemption Date (whether by the Partnership or by Super HoldCo in the event of a Tendered Unit Acquisition), interest shall accrue with respect to the A Cash Amount from the day after the Specified Redemption Date to and including the date on which the A Cash Amount is paid at a rate equal to the applicable U.S. federal short-term rate as published monthly by the IRS plus a margin of 5.00%, compounding monthly, the amount of which interest shall be paid to the Tendering Party in cash simultaneously with the payment of the A Cash Amount. Notwithstanding anything to the contrary herein, a Tendering Party may withdraw or amend its Notice of Redemption, in whole or in part, at any time prior to 4:00 p.m. New York, New York time, on the trading day immediately prior to the Specified Redemption Date by giving written notice to the General Partner specifying: (A) the number of withdrawn Partnership Class A Common Units to the extent known; (B) the number of Partnership Class A Common Units as to which the Notice of Redemption remains in effect, if any, to the extent known; and (C) if the Tendering Party so determines, a new Specified Redemption Date or any other new or revised information permitted in a Notice of Redemption, which such notice may similarly be withdrawn or amended, in whole or in part, at any time prior to 4:00 p.m. New York, New York time, on the trading day immediately prior to the Specified Redemption Date specified in such notice; provided, that a Notice of Redemption shall be irrevocable if Super HoldCo has (x) delivered notice to the Tendering Party in accordance with this Agreement that it has elected to acquire all A Tendered Units, with the approval of the Redemption Committee, for cash, or (y) has actually delivered notice to the Tendering Party of its Declination and the Partnership has irrevocably notified the Tendering Party that it is settling in cash, unless (I) the Tendering Party shall not receive such cash on the Specified Redemption Date (at which point the Notice of Redemption shall again be revocable by the Tendering Party, which remedy shall not be exclusive and shall be cumulative with any other remedy available to the Tendering Party) or (II) the price per Class A Share implied by the hypothetical distribution contemplated by clause (i)(IV) of the definition of “Exchange Factor” is less than the Trading Price.

(d) Notwithstanding anything herein to the contrary, with respect to any Redemption (or any tender of Partnership Class A Common Units for Redemption if the A Tendered Units are acquired by Super HoldCo (directly or through any of its Subsidiaries) pursuant to Section 14.1(b) hereof) pursuant to this Section 14.1:

(i) If (A) a Tendering Party surrenders A Tendered Units during the period after the Applicable Record Date with respect to a distribution payable to Holders of Partnership Common Units, and before the record date established by Super HoldCo for a dividend to its stockholders of some or all of its portion of such Partnership distribution, and (B) Super HoldCo elects to acquire (directly or through any of its Subsidiaries) any of such A Tendered Units in exchange for Class A Shares pursuant to Section 14.1(b), then such Tendering Party shall pay to Super HoldCo (or a Subsidiary of Super HoldCo designated by Super HoldCo), promptly following its receipt of such dividend from Super HoldCo, an amount in cash equal to such dividend from Super HoldCo in respect of the Class A Shares in exchange for which Super HoldCo acquired such

A Tendered Units. If (A) a Tendering Party surrenders A Tendered Units during the period prior to the Applicable Record Date with respect to a distribution payable to Holders of Partnership Common Units, and after the record date established by Super HoldCo for a dividend to its stockholders of some or all of its portion of such Partnership distribution, and (B) Super HoldCo elects to acquire (directly or through any of its Subsidiaries) any of such A Tendered Units in exchange for Class A Shares pursuant to Section 14.1(b), then Super HoldCo shall pay to the Tendering Party on the Specified Redemption Date an amount in cash equal to the Partnership distribution paid or payable in respect of such A Tendered Units to be acquired in exchange for Class A Shares.

(ii) The consummation of such Redemption (or an acquisition of A Tendered Units by Super HoldCo (directly or through any of its Subsidiaries) pursuant to Section 14.1(b) hereof, as the case may be) may be subject to the expiration or termination of the applicable waiting period, if any, under the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

(iii) The Tendering Party shall continue to own (subject, in the case of an Assignee, to the provisions of Section 10.5) all Partnership Common Units subject to any Redemption, and be treated as a Limited Partner or an Assignee, as applicable, with respect to such Partnership Common Units for all purposes of this Agreement, until such A Tendered Units are either paid for by the Partnership pursuant to Section 14.1(a) or transferred to Super HoldCo (or a Subsidiary of Super HoldCo designated by Super HoldCo) and paid for by the issuance of Class A Shares or payment of cash pursuant to Section 14.1(b). Until a Specified Redemption Date and an acquisition of the A Tendered Units by Super HoldCo (directly or through any of its Subsidiaries) for Class A Shares pursuant to Section 14.1(b) hereof, the Tendering Party shall have no rights as a stockholder of Super HoldCo with respect to the Class A Shares issuable in connection with such acquisition.

(e) Each of the Partnership and Super HoldCo (directly or through any of its Subsidiaries) shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable upon a Redemption such amounts as may be required to be deducted or withheld therefrom under the Code or any provision of applicable law, and to the extent deduction and withholding is required, such deduction and withholding may be taken in Class A Shares. To the extent that amounts are so withheld and paid over to the appropriate taxing authority (or, if taken in Class A Shares, cash in the amount of the fair market value of such shares is paid over to the appropriate taxing authority), such amounts will be treated for purposes of this Agreement as having been paid to the Tendering Party.

(f) Super HoldCo shall at all times reserve and keep available out of its authorized but unissued Class A Shares, solely for the purpose of issuance upon a Redemption, the maximum number of shares of Class A Shares as shall be issuable upon Redemption of all outstanding Partnership Class A Common Units issuable upon the Conversion of all outstanding Partnership Class PI Common Units. If any Class A Shares require registration with or approval of any governmental entity under any U.S. federal or state law before such shares may be issued upon a Redemption, Super HoldCo shall use reasonable efforts to cause the issuance of such Class A Shares to be duly registered or approved, as the case may be. Super HoldCo covenants that all Class A Shares issued upon a Redemption will, upon issuance, be validly issued, fully paid and non-assessable.

(g) Unless otherwise required by applicable law, the parties hereto acknowledge and agree that any Redemption shall be treated as a direct exchange between Super HoldCo and the applicable Partner for U.S. federal and applicable state and local income tax purposes. The parties hereto intend to treat any Redemption consummated hereunder as a taxable sale of the A Tendered Units by the applicable Partner to Super HoldCo for U.S. federal and applicable state and local income tax purposes and no party hereto shall take a position inconsistent with such intended tax treatment on any tax return, amendment thereof or any other communication with a taxing authority, in each case unless otherwise required by a “determination” within the meaning of Section 1313 of the Code.

Section 14.2 Certain Adjustments. To the extent not reflected in an adjustment to the Adjustment Factor, if there is any reclassification, reorganization, recapitalization or other similar transaction in which any equity security of Super HoldCo is converted or changed or exchanged into or for another security, securities or other property (including any subdivision (by any split, distribution or dividend or otherwise) or combination (by reverse split or otherwise) or distribution thereon), then upon any subsequent exchange, a Tendering Party shall be entitled to receive the amount of such security, securities or other property that such Tendering Party would have received if such exchange had occurred immediately prior to the effective date of such reclassification, reorganization, recapitalization or other similar transaction, taking into account any adjustment as a result of any subdivision (by any split, distribution or dividend, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse split, reclassification, recapitalization or otherwise) of, or distribution on, such security, securities or other property that occurs after the effective time of such reclassification, reorganization, recapitalization or other similar transaction. For the avoidance of doubt, if there is any reclassification, reorganization, recapitalization or other similar transaction in which any equity securities of Super HoldCo are converted or changed or exchanged into or for another security, securities or other property, this Section 14.2 shall continue to be applicable, mutatis mutandis, with respect to such security or other property. Except with the prior written consent of the Management Representative, unless otherwise expressly permitted by this Agreement, the Partnership shall not engage in any subdivision (by any unit split, unit dividend or distribution, reclassification, reorganization, recapitalization or otherwise), or combination (by reverse unit split, reclassification, reorganization, recapitalization or otherwise) or other similar transaction, or otherwise take any related action or omit to take any related action, that would or would reasonably be expected to disproportionately and adversely impact the rights, privileges, preferences or obligations of the Partnership Class PI Common Units or the Partnership Class A Common Units relative to any other Partnership Interest or the rights, privileges, preferences or obligations of any Limited Partner in its capacity as a holder of any class of Partnership Common Units relative to any other Limited Partner in its capacity as a holder of the same class of Partnership Common Units.

Section 14.3 Coordination and Cooperation; Cash Election. From time to time, if a Qualifying Party in good faith believes that it may deliver a Notice of Redemption, then such Qualifying Party may request in writing that Super HoldCo advise it in advance in writing of its decision as to whether (and the manner in which) Super HoldCo will elect to exercise its rights pursuant to Section 14.1(b) (and, if it will so elect, whether it will do so in accordance with clause (A) or (B) of Section 14.1(b)(ii)(1)) (an “Advance Super HoldCo Election”). The Advance Super HoldCo Election shall include a certification that any such determination was made at the direction, and with the approval, of the Redemption Committee. Any Advance Super HoldCo Election shall be binding upon Super HoldCo with respect to any Notice of Redemption delivered in the ten (10) Business Day period following Super HoldCo’s delivery of such Advance Super HoldCo Election to the applicable Qualifying Party. If Super HoldCo does not deliver, within ten (10) Business Days of its receipt of such Qualifying Party’s request, an Advance Super HoldCo Election (at the direction, and with the approval, of the Redemption Committee) indicating that it will not elect to effect a Tendered Unit Acquisition or that it will elect to effect a Tendered Unit Acquisition and will effect such Tendered Unit Acquisition for cash, then (i) Super HoldCo shall forfeit the right to effect a Tendered Unit Acquisition for cash (in whole or in part, other than cash in lieu of fractional shares), (ii) the Partnership shall forfeit the right to effect a Redemption and (iii) Super HoldCo shall be obligated to effect a Tendered Unit Acquisition for Class A Shares, in each case of clauses (i) through (iii), for the time period set forth above unless otherwise agreed by the applicable Qualifying Party. Notwithstanding the provisions of Section 14.1 or the other provisions of this Section 14.3, to the extent the A Tendered Units are Ineligible Cash Election Class A Units, (x) neither Super HoldCo nor the Partnership may elect to acquire such

Ineligible Cash Election Class A Units for cash (other than in respect of fractional shares), (y) Super HoldCo shall ensure that the Redemption Committee does not, and is not authorized to, elect or otherwise direct or approve the payment of cash for Ineligible Cash Election Class A Units (other than in respect of fractional shares) and (z) in furtherance of the foregoing, (1) if Super HoldCo does not effect a Declination with respect to the Ineligible Cash Election Class A Units then Super HoldCo shall be deemed to have elected to acquire such Ineligible Cash Election Class A Units for Class A Shares in accordance with this Agreement and (2) if Super HoldCo effects a Declination with respect to the Ineligible Cash Election Class A Units then the Partnership shall be deemed to have elected to acquire such Ineligible Cash Election Class A Units for Class A Shares in accordance with this Agreement.

ARTICLE XV

PARTNERSHIP CLASS PI COMMON UNIT CONVERSION

Section 15.1 Conversion Mechanics and Notice. At any time, upon written notice to the General Partner in accordance with Section 16.9 and the final sentence in the definition of “Trading Price,” any holder of Vested Profits Interests (including, in the case of a Contingent Notice, any Profits Interests that would become Vested Profits Interests upon the consummation of the contingent transaction specified in such Contingent Notice) may elect to convert (in each case, a “Conversion”) all or a portion of such Vested Profits Interests into the number of nonassessable Partnership Class A Common Units equal to the product of (a) the number of Vested Profits Interests to be converted, multiplied by (b) the Exchange Factor as of the date of such Conversion. Before any holder of Vested Profits Interests shall be entitled to convert any such Vested Profits Interests, such holder shall give written notice substantially in the form of Exhibit D attached hereto (a “Notice of Conversion”), to the General Partner in accordance with Section 16.9 and the final sentence in the definition of “Trading Price,” of the election to convert the same and shall state therein the name of such holder. Such conversion shall be deemed to have occurred immediately prior to the close of business on the date of delivery of the applicable Notice of Conversion, and such holder shall be treated for all purposes as the record holder or holders of such Partnership Class A Common Units as of the close of business on such date. The Partnership shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Vested Profits Interests, a document evidencing the number of Partnership Class A Common Units to which such holder shall be entitled as aforesaid and such holder shall, as soon as practicable thereafter, surrender any documents evidencing such Vested Profits Interests to be converted, duly endorsed, at the principal office of the Partnership. Each Vested Profits Interest that is converted pursuant to this Section 15.1 shall be retired by the Partnership and shall not be available for reissuance. For the avoidance of doubt, a holder of Vested Profits Interests may simultaneously deliver a Notice of Conversion pursuant to this Section and a Notice of Redemption with respect to the Partnership Class A Common Units issuable upon the applicable Conversion. Any Notice of Conversion may be made contingent on (and effective immediately prior to) the consummation of a Change of Control Transaction, a tender or exchange offer conducted by Super HoldCo or any of its Subsidiaries (or any tender or exchange offer by a third party that Super HoldCo or any of its Subsidiaries (or the Board of Directors) recommends that Super HoldCo’s stockholders accept) or a registered offering for which the applicable holder of Vested Profits Interests would have “piggyback” registration rights following a Conversion and Tendered Unit Acquisition, in which case, for purposes of such Conversion, notwithstanding anything to the contrary in this Agreement, “Trading Price” shall mean the price per Class A Share implied by the applicable Change of Control Transaction, tender offer or offering, as applicable.

ARTICLE XVI

MISCELLANEOUS

Section 16.1 Partnership Counsel. THE PARTNERSHIP, THE GENERAL PARTNER AND EACH OF THE OTHER WW ENTITIES MAY BE REPRESENTED BY THE SAME COUNSEL. THE ATTORNEYS, ACCOUNTANTS AND OTHER EXPERTS WHO PERFORM SERVICES FOR THE PARTNERSHIP MAY ALSO PERFORM SERVICES FOR SUPER HOLDCO AND EACH OF THE OTHER WW ENTITIES AND AFFILIATES THEREOF. THE GENERAL PARTNER MAY, WITHOUT THE CONSENT OF THE NON-SUPER HOLDCO PARTNERS, EXECUTE ON BEHALF OF THE PARTNERSHIP ANY CONSENT TO THE REPRESENTATION OF THE PARTNERSHIP THAT COUNSEL MAY REQUEST PURSUANT TO THE NEW YORK RULES OF PROFESSIONAL CONDUCT OR SIMILAR RULES IN ANY OTHER JURISDICTION. THE PARTNERSHIP HAS INITIALLY SELECTED SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP AND MAPLES AND CALDER (EACH, A “PARTNERSHIP COUNSEL”) AS LEGAL COUNSEL TO THE PARTNERSHIP. EACH HOLDER ACKNOWLEDGES THAT NEITHER PARTNERSHIP COUNSEL REPRESENTS ANY HOLDER IN ITS CAPACITY AS SUCH IN THE ABSENCE OF A CLEAR AND EXPLICIT WRITTEN AGREEMENT TO SUCH EFFECT BETWEEN SUCH HOLDER AND SUCH PARTNERSHIP COUNSEL (AND THEN ONLY TO THE EXTENT SPECIALLY SET FORTH IN SUCH AGREEMENT), AND THAT IN ABSENCE OF ANY SUCH AGREEMENT NEITHER PARTNERSHIP COUNSEL SHALL OWE ANY DUTIES TO ANY HOLDER. EACH HOLDER FURTHER ACKNOWLEDGES THAT, WHETHER OR NOT EITHER PARTNERSHIP COUNSEL HAS IN THE PAST REPRESENTED OR IS CURRENTLY REPRESENTING SUCH HOLDER WITH RESPECT TO OTHER MATTERS, SUCH PARTNERSHIP COUNSEL HAS NOT REPRESENTED THE INTERESTS OF ANY HOLDER IN THE PREPARATION AND/OR NEGOTIATION OF THIS AGREEMENT.

Section 16.2 Damages not an Adequate Remedy. Without prejudice to any other rights or remedies that the General Partner may have, each Partner and the Management Representative hereby acknowledges and agrees that damages alone would not be an adequate remedy for any breach of the terms of this Agreement by such party. Accordingly, the General Partner shall be entitled to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of the terms of this Agreement.

Section 16.3 Governing Law and Consent to Jurisdiction. This Agreement and the legal relations among the parties shall be governed by, and construed and enforced in accordance with, the laws of the Cayman Islands, without regard to its conflict of laws rules.

Section 16.4 Arbitration. Any unresolved controversy or claim arising out of or relating to this Agreement, except as (a) otherwise provided in this Agreement, or (b) any such controversies or claims arising out of either party’s intellectual property rights for which a provisional remedy or equitable relief is sought, shall be submitted to arbitration by one arbitrator mutually agreed upon by the parties, and if no agreement can be reached within thirty (30) days after names of potential arbitrators have been proposed by the American Arbitration Association (the “AAA”), then by one arbitrator having reasonable experience in corporate finance transactions of the type provided for in this Agreement and who is chosen by the AAA. The arbitration shall take place in the State of Delaware, County of New Castle, in accordance with the AAA rules then in effect, and judgment upon any award rendered in such arbitration will be binding and may be entered in any court having jurisdiction thereof. There shall be limited discovery prior to the arbitration hearing as follows: (i) exchange of witness lists and copies of documentary evidence and documents relating to or arising out of the issues to be arbitrated; (ii) depositions of all party witnesses; and (iii) such other depositions as may be allowed by the arbitrators upon a showing of good cause. Depositions shall be conducted in accordance with this Section 16.4, the arbitrator shall be required to provide in writing to the parties the basis for the award or order of such arbitrator, and a court reporter shall record all hearings, with such record constituting the official transcript of such proceedings. The prevailing party shall be entitled to reasonable attorney’s fees, costs, and necessary disbursements in addition to any other relief to which such party may be entitled.

Section 16.5 Accounting and Fiscal Year. Subject to Section 448 of the Code, the books of the Partnership shall be kept on such method of accounting for tax and financial reporting purposes as may be determined by the General Partner. The fiscal year of the Partnership (the “Fiscal Year”) shall be the calendar year, or, in the case of the first and last Fiscal Years of the Partnership, the fraction thereof commencing on the First Restatement Date of this Agreement or ending on the date on which the winding up of the Partnership is completed, as the case may be, unless otherwise determined by the General Partner and permitted under the Code.

Section 16.6 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE PARTNERSHIP UNITS OR THE SUBJECT MATTER HEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF ANY TRANSACTION CONTEMPLATED BY THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO, AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

Section 16.7 Entire Agreement. This Agreement, together with any side letter or similar agreements entered into and incorporated herein pursuant to Section 16.16, constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and fully supersedes any and all prior or contemporaneous agreements or understandings between the parties hereto pertaining to the subject matter hereof, including the Original Agreement, the July 15, 2019 Agreement and the October 30, 2019 Agreement. For the avoidance of doubt, this Agreement shall not supersede the governing agreement (including a Limited Partnership Agreement or Limited Liability Company Agreement) of PIU Aggregator, the Amended and Restated Registration Rights Agreement, dated as of October 30, 2019, by and among Super HoldCo and the stockholders party thereto or, except as provided therein, any Profits Interests Award Agreement. Nothing contained in this Agreement shall limit, restrict, inhibit, derogate or waive any right that any individual that is a Limited Partner has in any other capacity, including as a stockholder of Super HoldCo.

Section 16.8 Further Assurances. Each of the parties hereto does hereby covenant and agree on behalf of itself, its successors and its assigns, without further consideration, to prepare, execute, acknowledge, file, record, publish and deliver such other instruments, documents and statements, and to take such other action as may be required by law or reasonably necessary to effectively carry out the purposes of this Agreement.

Section 16.9 Notices. Any notice, consent, payment, demand or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be (a) delivered personally to the Person or to an officer of the Person to whom the same is directed, (b) sent by facsimile, overnight mail or registered or certified mail, return receipt requested, postage prepaid, or (c) sent by e-mail, in each case addressed as follows: if to the Partnership or the General Partner, to it at the principal place of business of Super HoldCo c/o its General Counsel or to such other address as the Partnership may from time to time specify by notice to the Partners, with a copy to Skadden, Arps, Slate, Meagher & Flom

LLP, 500 Boylston Street, Boston, Massachusetts 02116, E-mail: graham.robinson@skadden.com, laura.knoll@skadden.com, sonia.nijjar@skadden.com, Attn: Graham Robinson, Laura Knoll and Sonia K. Nijjar; if to the Management Representative, to the Partnership in accordance with the foregoing, with a copy to Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, NY 10019, E-mail: rschumer@paulweiss.com, ajdeckelbaum@paulweiss.com, mvogel@paulweiss.com, Attn: Robert B. Schumer, Ariel J. Deckelbaum and Michael Vogel; and if to any Limited Partner, to such Limited Partner at the address set forth in the records of the Partnership. Any such notice shall be deemed to be delivered, given and received for all purposes as of: (i) the date so delivered, if delivered personally, (ii) upon electronic or written confirmation of receipt, if sent by facsimile or e-mail (provided, that the Partnership shall in each case deliver confirmation of receipt of such notice on the same day as such notice is received by the Partnership, unless such notice is received by the Partnership after business hours, in which case confirmation shall be delivered as of the opening of business on the next Business Day of the Partnership; provided, further, that if such confirmation is not received on the date of delivery, such notice shall nevertheless be deemed to be delivered, given and received on the date of delivery if (A) other than in the case of a Notice of Conversion or Notice of Redemption, notice is effected on the next Business Day by alternative means permitted by this Section 16.9 or (B) in the case of a Notice of Conversion or Notice of Redemption, such confirmation is received by the party giving notice (for the avoidance of doubt, subject to the final sentence in the definition of “Trading Price”)), or (iii) on the date of receipt or refusal indicated on the return receipt, if sent by registered or certified mail, return receipt requested, postage and charges prepaid and properly addressed. Sections 8 and 19 of the Electronic Transactions Law (2008 Revision) of the Cayman Islands shall not apply.

Section 16.10 Construction. This Agreement shall be construed as if all parties hereto prepared this Agreement.

Section 16.11 Binding Effect. Except as otherwise expressly provided herein, this Agreement shall be binding on and inure to the benefit of the Partners, their heirs, executors, administrators, successors and all other Persons hereafter holding, having or receiving an interest in the Partnership, whether as Assignees, Substituted Limited Partners or otherwise. The Management Representative shall be an express third party beneficiary under, and have the right to enforce, this Agreement.

Section 16.12 Severability. In the event that any provision of this Agreement, as applied to any party or to any circumstance, shall be adjudged by a court to be void, unenforceable or inoperative as a matter of law, then the same shall in no way affect any other provision in this Agreement, the application of such provision in any other circumstance or with respect to any other party, or the validity or enforceability of the Agreement as a whole.

Section 16.13 Consent to Use of Name. Each Partner hereby consents to the use and inclusion of its name in the Register and the Partnership’s books and records hereto and any and all other notices or communications required or permitted to be given by the General Partner to any other WW Entity or any member(s) thereof.

Section 16.14 Consent by Spouse. Each Limited Partner who is a natural person and is married (and not formally separated with an agreed-upon division of assets) and may be subject to the community property laws of any jurisdiction shall deliver a duly executed consent by her or his spouse, in the form prescribed in Exhibit E attached hereto (“Consent by Spouse”), and at the time of execution of this Agreement. Each such Limited Partner shall also have such Consent by Spouse executed by any spouse married to him or her at any time subsequent thereto while such natural person is a Limited Partner. Each Limited Partner agrees and acknowledges that compliance with the requirements of this Section 16.14 by each other Limited Partner constitutes an essential part of the consideration for his or her execution of this Agreement.

Section 16.15 Counterparts. This Agreement may be executed in any number of multiple counterparts, each of which shall be deemed to be an original copy and all of which shall constitute one agreement, binding on all parties hereto.

Section 16.16 Other Agreements. Notwithstanding any other provision of this Agreement (including Section 13.2), it is hereby acknowledged and agreed that the General Partner on its own behalf and on behalf of the Partnership shall have the power and authority, upon the approval of the Compensation Committee of the Board of Directors, to enter into any side letter or similar agreement (including any Profits Interest Award Agreement) to or with a Limited Partner that has the effect of establishing rights or otherwise benefiting such Limited Partner (in its capacity as a Limited Partner) in a manner more favorable in a material respect to such Limited Partner than the rights and benefits established under, or otherwise altering or supplementing the terms of, this Agreement.

Section 16.17 Survival and Third Party Rights. The provisions of Section 6.6 and Article XVI (and any other provisions herein necessary for the effectiveness of the foregoing sections) shall survive the termination of the Partnership. Subject to the last sentence of Section 16.11, a Person who is not a party to this Agreement may not, in its own right or otherwise, enforce any term of this Agreement except that each Indemnitee (or any other person who is not a party to this Agreement) may enforce any right afforded to them hereunder subject to and in accordance with the provisions of the Contracts (Rights of Third Parties) Law, 2014, as amended, modified, re-enacted or replaced. Notwithstanding any other term of this Agreement, except as expressly provided in the first sentence of Section 13.2, the consent of any Person who is not a party to this Agreement is not required for any amendment to, or variation, release, rescission or termination of this Agreement.

Section 16.18 Anti-Money Laundering Representations and Undertakings. Each Partner acknowledges that it has read the representations and undertakings contained on Exhibit F attached hereto and hereby confirms they are true and correct.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been executed as a deed on the date first written above.

THE WE COMPANY MC LLC		THE WE COMPANY MANAGEMENT LLC

By:	/s/ Jared DeMatteis	By:	/s/ Jared DeMatteis
	Name: Jared DeMatteis Title: General Counsel		Name: Jared DeMatteis Title: General Counsel

THE WE COMPANY PI LP

EUCLID WW HOLDINGS INC.		BY: THE WE COMPANY MC LLC, ITS GENERAL PARTNER

By:	/s/ Jared DeMatteis	By:	/s/ Jared DeMatteis
	Name: Jared DeMatteis Title: General Counsel		Name: Jared DeMatteis Title: General Counsel

[Signature Page to Third A&R Agreement of Exempted Limited Partnership of The We Company Management Holdings L.P.]

And, in it is capacity as the parent company of TWC MC and not as a Partner in the Partnership:

WEWORK INC.

By:	/s/ Jared DeMatteis
Name: Jared DeMatteis Title: General Counsel

[Signature Page to Third A&R Agreement of Exempted Limited Partnership of The We Company Management Holdings L.P.]

EXHIBIT A

NOTICE OF REDEMPTION

The We Company Management Holdings L.P.

[●]

[●]

[●]

The undersigned Limited Partner or Assignee hereby (subject to Article XIV of the Agreement (as defined below)) tenders, for Redemption, Partnership Class A Common Units or Vested Profits Interests in The We Company Management Holdings L.P. in accordance with the terms of the Third Amended and Restated Agreement of Exempted Limited Partnership of The We Company Management Holdings L.P., dated on October 20, 2021 (the “Agreement”), and the Redemption rights referred to therein in Section 14.1(a). All capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Agreement. The undersigned Limited Partner or Assignee:

(a)    undertakes to surrender such Partnership Common Units (if in certificated form) at the closing of the Redemption;

(b)    directs that a wire transfer of immediately available funds equal to the A Cash Amount (if applicable), deliverable upon the closing of such Redemption be delivered to the address or bank account, as applicable, specified below;

(c)    represents, warrants, certifies and agrees that: (i) the undersigned Limited Partner or Assignee is a Qualifying Party; (ii) the undersigned Limited Partner or Assignee has, and at the closing of the Redemption will have, good title to such Partnership Common Units; (iii) the undersigned Limited Partner or Assignee has, and at the closing of the Redemption will have, the full right, power and authority to tender and surrender such Partnership Common Units as provided herein; (iv) the undersigned Limited Partner or Assignee, and the tender and surrender of such Partnership Common Units for Redemption as provided herein complies with all conditions and requirements for redemption of Partnership Common Units set forth in the Agreement; and (v) the undersigned Limited Partner or Assignee has obtained the consent or approval of all persons and entities, if any, having the right to consent to or approve such tender and surrender;

(d)    acknowledges that the undersigned will continue to own such Partnership Common Units unless and until either (1) such Partnership Common Units are acquired by Super HoldCo (directly or through any of its Subsidiaries) pursuant to Section 14.1(b) of the Agreement or (2) such redemption transaction closes[; and

(e)    delivers this notice contingent on the consummation of                     ].

Dated:

A-1

Name of Limited Partner or Assignee

Signature of Limited Partner or Assignee

Street Address

City, State and Zip Code

Social security or identifying number

Signature Medallion Guaranteed by*

Issue shares in the name of (if applicable)

Bank Account Details:

*	Required unless waived by the General Partner or Transfer Agent.

A-2

EXHIBIT B

ADDRESS OF DOMICILE OR PRINCIPAL PLACE OF BUSINESS

[Redacted]

[***]

B-1

EXHIBIT C

CAPITAL ACCOUNTS

[Redacted]

[***]

C-1

EXHIBIT D

NOTICE OF CONVERSION

The We Company Management Holdings L.P.

[●]

[●]

[●]

The undersigned Limited Partner or Assignee hereby (subject to Article XV of the Agreement (as defined below)) tenders, for Conversion, Vested Profits Interests in The We Company Management Holdings L.P. in accordance with the terms of the Third Amended and Restated Agreement of Exempted Limited Partnership of The We Company Management Holdings L.P., dated on October 20, 2021 (the “Agreement”), and the Conversion rights referred to therein in Article XV. All capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Agreement. The undersigned Limited Partner or Assignee:

(a)    undertakes to surrender such Vested Profits Interests at the closing of the Conversion and to furnish to the Partnership the documentation, instruments and information required under Article XV of the Agreement;

(b)    requests that the Partnership provide a document evidencing the number of Partnership Class A Common Units to which such holder shall be entitled pursuant to the Conversion;

(c)    represents, warrants, certifies and agrees that: (i) the undersigned Limited Partner or Assignee is a Qualifying Party; (ii) the undersigned Limited Partner or Assignee has, and at the closing of the Conversion will have, good title to such Vested Profits Interests; (iii) the undersigned Limited Partner or Assignee has, and at the closing of the Conversion will have, the full right, power and authority to tender and surrender such Vested Profits Interests as provided herein; (iv) the undersigned Limited Partner or Assignee, and the tender and surrender of such Vested Profits Interests for Conversion as provided herein complies with all conditions and requirements for conversion of Vested Profits Interests set forth in Article XV of the Agreement; and (v) the undersigned Limited Partner or Assignee has obtained the consent or approval of all persons and entities, if any, having the right to consent to or approve such tender and surrender;

(d)    acknowledges that the undersigned will continue to own such Vested Profits Interests unless and until such conversion transaction closes[; and

(e)    delivers this notice contingent on the consummation of                                 ].

Dated:

D-1

EXHIBIT E

CONSENT BY SPOUSE

I acknowledge that I have read the Third Amended and Restated Agreement of Exempted Limited Partnership (the “Partnership Agreement”) of The We Company Management Holdings L.P. (the “Partnership”), dated on October 20, 2021, and that I know its contents. I am aware that by its provisions, my spouse agrees to sell, convert, dispose of, or otherwise transfer his or her interest in the Partnership, including any property or other interest that I have or acquire therein, under certain circumstances. I hereby consent to such sale, conversion, disposition or other transfer; and approve of the provisions of the Partnership Agreement and any action hereafter taken by my spouse thereunder with respect to his or her interest, and I agree to be bound thereby.

I further agree that in the event of my death or a dissolution of marriage or legal separation, my spouse shall have the absolute right to have my interest, if any, in the Partnership set apart to him or her, whether through a will, a trust, a property settlement agreement or by decree of court, or otherwise, and that if he or she be required by the terms of such will, trust, settlement or decree, or otherwise, to compensate me for said interest, that the price shall be an amount equal to its appraised value as determined by a reputable accounting firm, investment bank or other qualified appraiser selected by me and my spouse (or if we cannot agree on an appraiser within five (5) Business Days, such appraiser as is selected by the Partnership), payable in cash or on such other terms as may be agreed upon by me and my spouse.

This consent, including its existence, validity, construction, and operating effect, and the rights of each of the parties hereto, shall be governed by and construed in accordance with the laws of the [●]* without regard to otherwise governing principles of choice of law or conflicts of law.

Dated:

Name:

*	Insert jurisdiction of residence of Partner and Spouse.

E-1

EXHIBIT F

ANTI-MONEY LAUNDERING REPRESENTATIONS AND UNDERTAKINGS

Each Partner hereby makes the following representations, warranties and covenants as of the date of this Agreement, and for so long as each such Partner holds any Partnership Interest thereafter:

(a)    The acceptance of this Agreement, together with the appropriate remittance, will not breach any applicable money laundering or related rules or regulations, including any statutes, rules, regulations or guidance pertaining to prohibitions on money laundering or terrorist financing in effect under the laws of the United States that are in effect at the time this Agreement is submitted to the Partnership, including but not limited to the Bank Secrecy Act, as amended by the USA PATRIOT Act of 2001, and the Bank Secrecy Act’s implementing regulations, or that becomes effective at any future time (the “AML Laws”) or the Sanctions Laws (as defined below).

(b)    The monies used to fund the Partner’s acquisition of an interest in the Partnership, and the monies that have been or will be used to make Capital Contributions are, and will be, from legitimate sources in connection with the Partner’s regular business activities, and have not been, and will not in any case be, derived from or related to any activity that would be illegal or constitute the proceeds of criminal conduct or criminal property in any Relevant Jurisdiction (“Illegal Activity”). In addition, the proceeds from the Partner’s investment in the Partnership will not be used to finance, or in furtherance of, any Illegal Activities. To the best of the Partner’s knowledge, the funds for the Partner’s acquisition of the Partnership Interest do not originate from, nor will they be routed through, an account maintained at a shell bank[1] and/or a bank organized or chartered under the laws of a Non-Cooperative Jurisdiction.[2] “Relevant Jurisdiction” means the United States, the Cayman Islands, and the Partner’s place of organization and/or principal place of business.

(c)    No contribution or payment, in and of itself, by any Partner to the Partnership will cause the Partnership or its Affiliates to be in violation of any applicable AML Laws or Sanctions Laws.

(d)    Neither a Partner nor any person or entity owned or controlled by or owning or controlling the Partner (excluding, in the event the Partner or any person or entity controlled by or controlling the Partner is a public company traded on a recognized securities exchange, such persons or entities that are shareholders of the Partner or any person or entity controlled by or controlling the Partner), or any Person for whom the Partner is acting for or on behalf of in connection with this Agreement is:

(i)    on OFAC’s List of Specially Designated Nationals and Blocked Persons or any other list of sanctioned persons or entities maintained by the United States, the European Union, the United Kingdom (including as the latter are extended to the Cayman Islands by Statutory Instrument) or the respective governmental institutions and agencies of any of the foregoing, including OFAC, the United States Department of State, and Her Majesty’s Treasury (each, a “Sanctions Authority”);

(ii)    located, organized, or resident in a country or territory in relation to which country-wide or territory-wide sanctions have been imposed by a Sanctions Authority (including, as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine), a jurisdiction designated by the United States Department of the Treasury as warranting special measures due to money laundering concerns, or a Non-Cooperative Jurisdiction;

[1]

A “shell bank” means any institution that accepts currency for deposit and that (a) has no physical presence in the jurisdiction in which it is incorporated or in which it is operating, as the case may be, and (b) is unaffiliated with a regulated financial group that is subject to consolidated supervision.

[2]

A “Non-Cooperative Jurisdiction” is any foreign country or territory that is designated as non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization, such as the Financial Action Task Force.

(iii)    otherwise the target of any sanction, embargo, regulation, law, or other restrictive measure promulgated by a Sanctions Authority (such sanctions, regulations, embargoes, laws, or restrictive measures, together with any supplement or amendment thereto, the “Sanctions Laws”);

(iv)    a shell bank.

(e)    (i) To the best of the Partner’s knowledge, none of (A) the Partner; (B) any beneficial owner of the Partner; (C) any Person controlling or controlled by the Partner; (D) if the Partner is a privately held entity, any Person having a beneficial interest in the Partner; or (E) any Person for whom the Partner is acting as agent or nominee in connection with this investment is a Politically Exposed Person[3], or a family member[4] or close associate[5] of a Politically Exposed Person as such terms are defined in the footnotes below; or (ii) to the extent that any party in (A)-(E) is a Politically Exposed Person, the Partner has disclosed that fact to the General Partner and the Partnership and agrees to promptly obtain and provide all information regarding such Person as the General Partner and/or the Partnership may request, including as may be required to comply with the AML Laws. The General Partner reserves the right to decline the acquisition of the Partnership Interest, where any party in (A)-(E) is a Politically Exposed Person, or a family member or close associate of a Politically Exposed Person.

(f)    The Partners understand that the Partnership (and/or its Affiliates) may be subject to certain legal requirements that require verification of the source of funds paid to the Partnership by the Partners, as well as the Partners’ identity and that of any associated persons. The Partners agree that they will provide such materials as may from time to time be reasonably requested by the Partnership or the General Partner for such purposes. In addition, the Partners agree to provide to the Partnership and its Affiliates any additional information regarding itself and any person or entity controlled by or controlling the Partner (excluding, in the event the Partner or any person or entity controlled by or controlling the Partner is a public company traded on a recognized securities exchange, such persons or entities that are shareholders of the Partner or any person or entity controlled by or controlling the Partner), that may be deemed necessary to ensure compliance with all applicable AML Laws and Sanctions Laws. The Partnership may take such actions as the General Partner may reasonably determine if this information is not provided or on the basis of information that is provided.

(g)    All evidence of identity and related information concerning each Partner and any person controlling or controlled by the Partner (excluding, in the event the Partner or any person or entity controlled by or controlling the Partner is a public company traded on a recognized securities exchange, such persons or entities that are shareholders of the Partner or any person or entity controlled by or controlling the Partner), provided to the Partnership is and will be true, accurate and complete.

(h)    The General Partner may segregate and/or redeem a Partner’s investment in the Partnership, prohibit future investments or capital contributions, or take other appropriate action if the General

[3]

A “Politically Exposed Person” means: (a) a person who is or has been entrusted with prominent public functions by any country, for example a Head of State or of government, a senior politician, a senior government, judicial or military official, a senior executive of a state owned corporation, or an important political party official; or (b) a person who is or has been entrusted with a prominent function by an international organization like a member of senior management, such as a director, a deputy director or a member of the board or equivalent function.

[4]	“Family member” includes the spouse, parent, sibling, child and in-laws of a Politically Exposed Person.
[5]

A “close associate” means any natural person who is known to hold the ownership or control of a legal instrument or person jointly with a Politically Exposed Person, who maintains some other kind of close business or personal relationship with a Politically Exposed Person, or who holds the ownership or control of a legal instrument or person which is known to have been established to the benefit of a Politically Exposed Person.

Partner determines that the continued participation of any Partner could materially adversely affect the Partnership or if the action is necessary in order for the Partnership to comply with applicable laws, regulations, orders, directives or special measures, including AML Laws or Sanctions Laws. The Partners further understand that the Partnership and the General Partner (and any of their Affiliates) may release confidential information about each such Partner and, if applicable, any of its direct or indirect beneficial owners, to proper authorities if, in their sole and absolute discretion, they determine that such release is in the interest of any of the foregoing in light of applicable laws and regulations. The General Partner will take such steps as it determines are necessary to comply with applicable laws, regulations, orders, directives and special measures.

(i)    Each Partner will promptly notify the Partnership and the General Partner if any of the representations in this section cease to be true and accurate.

ANNEX A

THE WE COMPANY MANAGEMENT HOLDINGS L.P.

PARTNERSHIP UNIT DESIGNATION

OF

PARTNERSHIP PREFERRED UNITS

[***]

Annex A-1